P.T. INTERNATIONAL NICKEL INDONESIA

Agreement on Modification and Extension of
1968 Contract of Work Dated January 15, 1996

Contract of Work Dated as of July 27, 1968

Memorandum of Understanding Dated January 15, 1996
Relating to Agreement on Modification and Extension of
1968 Contract of Work Dated January 15, 1996

TABLE OF CONTENTS

Agreement on Modification and Extension of 1968 Contract of Work Dated January 15, 1996	[1]
Contract of Work Dated as of July 27, 1968	[54]
Memorandum of Understanding Dated January 15, 1996 Relating to Agreement on Modification and Extension of 1968 Contract of Work Dated January 15, 1996	[85]

CONTRACT OF WORK

(Agreement on Modification and Extension of 1968 Contract of Work)

BETWEEN

THE GOVERNMENT OF THE REPUBLIC OF INDONESIA

AND

P.T. INTERNATIONAL NICKEL INDONESIA

[CONFORMED COPY]

THIS AGREEMENT ON MODIFICATION AND EXTENSION OF THE CONTRACT OF WORK 1968 dated January 15th, 1996 (the “Agreement”) by and between the GOVERNMENT OF THE REPUBLIC OF INDONESIA, as represented by the Minister of Mines and Energy (the “Government”), and P.T. INTERNATIONAL NICKEL INDONESIA (the “Company”)

WITNESSETH THAT:

     The Company has agreed to undertake a staged expansion program as more fully set forth in Article 3 of this Agreement; and

     Inco Limited, the owner of 58.19% of the shares of the Common Stock of the Company, supports such staged expansion program by the Company; and

     The Government, through the continuation and expansion of the operations of the Company, is desirous of creating growth centers for regional development, creating more employment opportunities, encouraging and developing local business and ensuring that skills, know-how and technology are transferred to Indonesian nationals; and

     The Government, through the operations of the Company, desires to maintain the position of Indonesia as a leading producer of nickel in order to fulfill domestic demand, increase exports of nickel and value-add to Indonesia by means of the Mineral deposits of Indonesia; and

     The Government and the Company recognize that the Contract Area is located in a remote area for the purposes of Income Tax Law 1994;

     The magnitude and timing of the Company’s planned additional investment require that the term of the Contract of Work of the Company dated as of July 27, 1968 be extended beyond its termination date of March 31, 2008 for the maximum period permitted by the laws of Indonesia; and

     In consideration of the planned additional investment by the Company, the Government has agreed with effect from and after the Effective Date, to extend the existing Contract of Work of the Company such that, except as otherwise set forth in this Agreement and in the Memorandum of Understanding, its existing terms will remain in full force and effect until March 31, 2008 and that from and after April 1, 2008, the existing terms of the Contract of Work will be superseded by the terms of this Agreement, except as provided in the Memorandum of Understanding, all in accordance with Article 26 hereof;

     NOW THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set out to be performed and kept by the parties hereto, and intending to be legally bound hereby, it is stipulated and agreed among the parties hereto as follows:

ARTICLE 1

DEFINITIONS

     Except as otherwise specifically set forth herein, the terms set forth below shall have the meanings therein set forth wherever the same shall appear in this Agreement.

1.	“l968 COW” means the Contract of Work dated as of July 27, 1968 between the Government and the Company.

2.	“Affiliate” of any Person means any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by, or is under common Control with, such Person.

3.	“Associated Minerals” with respect to a particular Mineral means Minerals which geologically occur together with, and are inseparable by Mining from, such Mineral.

4.	“Beneficial Use” means any use of the Environment or any clement or segment of the Environment that is conducive to the public benefit, welfare, safety or health and which requires protection from the effects of Waste discharges, emissions and deposits.

5.	“Contract Area” shall have the meaning set forth in Annex “A” hereto, as such Contract Area may be reduced further by relinquishments voluntarily undertaken by the Company, it being recognized that the Company achieved the stage of commercial production under the 1968 COW on April 1, 1978.

6.	“Contract Properties”, with respect to any Mining Area, means, for the purpose of Article 18, the property of the Company in Indonesia which is located in such Mining Area or any Project Area related to such Mining Area.

7.	“Control” (including the terms ‘Controlled by’ and ‘under common Control with’ and ‘Controls’) means the direct or indirect ownership of more than 50% of the issued and outstanding voting shares of a corporation or, in the case of a partnership, joint venture or other unincorporated association, of more than 50% of the voting securities of such entity.

8.	“Department”, unless the context otherwise indicates, means that Government agency charged with the administration of the Indonesian Mining laws and regulations.

9.	“Effective Date” means December 29, 1995.

10.	“Enterprise” means the Company and all of those rights it currently has, and will have, to engage in any and all activities of the Company, including the expansions contemplated in Article 3 of this Agreement, including all Exploration, evaluation, development, construction, Mining, operating, Processing, selling and marketing activities with respect to the Contract Area and any Project Area related thereto, and Products therefrom.

11.	“Environment” means physical factors of the surroundings of human beings, including land, water, atmosphere, climate, sound, odors, and tastes and biological factors of animals and plants and the social factors of aesthetics.

12.	“Expatriate Individuals” or “Expatriates” means individuals who are non-Indonesian nationals.

13.	“Exploration” means the search for Minerals using geological, geophysical and geochemical methods, including the use of air reconnaissance, boreholes, test pits, trenches, surface or underground headings, drifts or tunnels in order to locate the presence of economic Mineral deposits and to determine their nature, shape and grade, and “Explore” has a corresponding meaning.

14.	“Generally Accepted Accounting Principles” means generally accepted accounting principles accepted in Indonesia, which, in the Company’s case, conform in all material respects with accounting principles generally accepted in the United States of America.

15.	“Government” means the government of the Republic of Indonesia, its Ministers, Ministries, Departments, Agencies, and Instrumentalities and all Regional, Provincial and District authorities thereof.

16.	“Hydro Decree” shall mean the Agreement effective as of February 27, 1975 between the Company and the Government entitled “Lampiran Surat Keputusan Menteri Pekerjaan Umum don Tenaga Listrik No. 48/KPTS/1975” pursuant to which the Government granted the Company the priority right to construct and further develop hydroelectric facilities on the Larona River.

17.	“Memorandum of Understanding” means the Memorandum of Understanding dated January 15th, 1996 between the Government and the Company which sets forth their mutual understanding concerning certain technical and transitional tax matters concerning this Agreement and the 1968 COW.

18.	“Minerals” means all inorganic natural deposits and natural accumulations containing chemical elements of all kinds, either in elemental form or in association or chemical combination with other metallic or non-metallic elements.

19.	“Mining” means recovery activities aimed at the economic exploitation of one or more identified deposits of Minerals, and “Mine” has a corresponding meaning.

20.	“Mining Area” means that portion or portions of the Contract Area as to which Mining operations are undertaken by the Company in order to supply the Company’s Processing facilities at Soroako and any other locations in the Provinces of South Sulawesi, Central Sulawesi and South East Sulawesi.

21.	“Minister”, unless the context otherwise indicates, means that person who is acting at any given time as the Minister of the Department of Mines and Energy.

22.	“Original Shareholders” shall mean each of the following shareholders of the Company, each of whom is a founding shareholder of the Company, including their successors and assigns, if and so long as the applicable shareholder is a non-resident of Indonesia and does not maintain a permanent establishment therein: Inco Limited; Sumitomo Metal Mining Co., Ltd.; Shimura Kako Company, Ltd.; Tokyo Nickel Company, Ltd.; Mitsui & Co. Ltd.; Nissho-Iwai Co., Ltd.; and Sumitomo Corporation.

23.	“Person” means any individual, partnership, or corporation, wherever organized or incorporated, and all other judicially distinct entities and associations, whether or not incorporated.

24.	“Pollution” means any direct or indirect alteration of the Environment by the discharge, emission or deposit of Wastes so as to materially and adversely affect any Beneficial Use or to cause a condition which is, in any significant degree, hazardous or potentially hazardous to public health, safety or welfare, or to animals, birds, wildlife, fish, plants or aquatic life, and “Pollute” has a corresponding meaning, pursuant to Article 1 Law No. 4 1982, regarding the Regulation of Environmental Management.

25.	“Processing” means the treatment, including, but not limited to, the drying and smelting, or, if applicable, refining of Minerals after they have been Mined to produce a marketable Product, and “Process” has a corresponding meaning.

26.	“Products” means all ores, Minerals, concentrates, precipitates and metals, including, if applicable, refined products, obtained as a result of Mining or Processing, after deducting any quantities thereof which are lost, discarded, destroyed or used in research, testing, Mining, Processing or transportation.

27.	“Project Area” means, with respect to any Mining Area, an area outside the Contract Area and heretofore designated as a Project Area or any such area hereafter designated as a Project Area and delineated in a feasibility study report for Mining development by the Company as necessary or desirable for Processing facilities or other infrastructure facilities related to such Mining development.

28.	“Proprietary Information” shall mean the exclusive know-how, trade secrets, proprietary technology, proprietary financial data and sales and marketing data and other confidential data and reports disclosure of which, in the opinion of the Company, its contractors or Affiliates, would have an adverse economic impact on any of their respective activities or which could cause such exclusive knowhow, trade secrets, proprietary technology, proprietary financial data and sales and marketing data and other confidential data and reports to become part of the public domain.

29.	“Rupiah” or “Rp.” means the legal currency of the Republic of Indonesia.

30.	“US”, “$” or “United States Dollars” means the legal currency of the United States of America.

31.	“Waste” includes any matter, whether liquid, solid or gaseous, including radioactive material, and which is discharged, emitted or deposited in the Environment in such volume, consistency or manner as to cause a material and adverse alteration of the Environment.

ARTICLE 2

CONTINUATION OF THE COMPANY AS SOLE CONTRACTOR
OF THE GOVERNMENT IN THE CONTRACT AREA

1.	Continuation of Appointment.

     The appointment of the Company as the sole contractor of the Government in the Contract Area and any related Project Area pursuant to the 1968 COW is hereby continued and extended for the term ending thirty years from the Effective Date, as such term may be further extended pursuant to the terms of Article 26 of this Agreement.

     a) Appointment.

     Under such appointment the Company shall continue to be the sole contractor to the Government to conduct all the operations hereinafter described for the term hereof in and in relation to the Contract Area, including the search for and discovery of nickel and Associated Minerals by all appropriate means, and the Exploration, evaluation, development, Mining, Processing, storage and transportation thereof by all means in and outside of Indonesia, and the marketing of such Minerals in and outside Indonesia, and to perform all related activities appropriate to further such operations, and all other operations and activities specified in this Agreement or appropriate for the discharge of the Company’s obligations hereunder; provided, however, that the Company shall not deal with hydrocarbons or radioactive Minerals in any way without first consulting the Minister.

b)	Responsibility.

     The Company accepts the rights and obligations to conduct operations in accordance with the terms of this Agreement and to conduct all such operations in a good technical manner in accordance with good international mining engineering standards. The Company will have control and management of all of its activities under this Agreement and will have full responsibility therefor and assume all risks thereof in accordance with the terms and conditions of this Agreement. Without in any way detracting from the Company’s responsibilities and obligations hereunder, the Company may engage registered sub-contractors, whether or not Affiliates of the Company, for the execution of such phases of its operations as the Company deems appropriate.

c)	Cooperation.

     The Government and all its agencies will cooperate fully with the Company and will grant it all necessary rights and will take such other action as may be desirable to achieve the mutual objectives of this Agreement. Subject to the provisions of this

Agreement, the Government hereby assigns to the Company all rights, powers, authorizations and privileges which are necessary or convenient in order to enable the Company to carry out its operations hereunder, which rights, powers, authorizations and privileges are more fully described in Article 2(1)(d) of this Agreement.

d)	Specific Rights.

     Without limiting the generality of Article 2(1)(c) of this Agreement, the Company shall have the exclusive rights

     (i) To Mine, Process, store, transport and sell all nickel and nickelcontaining Mineralization in any form and all Associated Minerals located in, on and beneath the surface of the Contract Area, except for hydrocarbons and radioactive Minerals which shall remain subject to applicable laws and regulations in effect from time to time.

     (ii) To apply on a priority basis for the right to Mine, Process, store, transport and sell any and all other Mineralization which the Company may encounter in the Contract Area in the course of its work under this Agreement, on terms to be agreed upon with the Government.

     (iii) To enter the Contract Area for the purposes of this Agreement, to make all drill holes, test pits and other excavations, and to take and remove, without royalty or other charge, samples for assays and for metallurgical, pilot plant and laboratory research purposes, including bulk samples; provided that any such bulk samples which shall be exported and which shall have economic value shall be subject to applicable royalties.

e)	Relinquishments

     Except as set forth in Article 16 of this Agreement, nothing in this Agreement or the 1968 COW shall require the Company further to relinquish any part of the Contract Area.

f)	Licenses.

     The Company is hereby granted all necessary licenses and permits to construct and operate the Enterprise, including the expansions and other operations contemplated in Article 3 of this Agreement, in accordance with such reasonable safety regulations relating to design, construction and operation as may be in force and of general applicability in Indonesia as from time to time in effect.

2.	Extension of Rights Under Hydro Decree; Priority Development of Larona River.

     Upon the Effective Date, all of the rights and obligations of the Company under the Hydro Decree shall be extended pursuant to their terms to, and including, the Termination Date and the Hydro Decree, as so extended, shall be deemed to be amended and applicable to, and to authorize the Company to undertake and construct the hydroelectric facilities contemplated by, all subsequent expansions of the Company’s production capacity, including but not limited to those contemplated by Article 3 of this Agreement. Nothing in this Agreement or the 1968 COW shall limit or restrict the priority accorded to the Company in Article 1(3) of the Hydro Decree to develop hydroelectric power generation and transmission facilities on the Larona River for the Enterprise. The Government, as stipulated in the letter of the Director General for Electricity and Energy Development No. 9156/40/600.3/94 dated September 12, 1994, has stated its agreement in principle to the Company’s plan to increase the existing capacity of its hydroelectric power generation and transmission facilities on the Larona River pursuant to the Company’s undertakings as generally set forth in Article 3 of this Agreement upon completion by the Company of necessary documentation and permits.

ARTICLE 3

UNDERTAKINGS BY THE COMPANY

1.	Expansion in Indonesia.

     The Company undertakes that, commencing on the Effective Date, it will put in place a program designed to increase its annual production capacity of nickel in matte from the Company’s current capacity of 100 million pounds per annum to between 220 and 230 million pounds per annum. Such program will be carried on in stages as follows:

a)	First Stage.

     The first stage of such program shall consist of the construction of a fourth line for the production of nickel in matte at Soroako or its vicinity together with the “optimization” of the Company’s existing operating facilities at Soroako and the construction of one or more additional power facilities on the Larona River. The capital cost of the first stage is currently estimated to be in the order of US $500 million. The Company estimates that this expansion would increase its production capacity for nickel in matte by about 50 million pounds per annum. The Company’s current schedule calls for completion of the first stage expansion not later than the end of the year 2000 and the Company has commissioned initial engineering for such expansion. Upon the completion of such engineering, the Company undertakes to submit to the Department for its review a report on such first stage expansion setting forth, among other matters deemed relevant by the Company, detailed capital cost estimates for the expansion, anticipated increased production capacity resulting from the expansion and the estimated expansion completion date. In furtherance of the Government’s undertaking in Article 28(6), the Department may object to such report within three months of the date of its receipt thereof and not thereafter. In the event of an objection to such report by the Department, the Department shall notify the Company of such objection and the Department and the Company shall consult in a good faith attempt to remove the cause for such objection. If, after a period of three months from the notification of such objection, there has been no resolution of the matter, then either party may proceed to resolve the matter in accordance with the arbitration provisions of Paragraph (1) of Article 17 of this Agreement.

b)	Second Stage.

     The second stage shall consist of the construction of two additional production plants in the coastal areas of the Company’s Contract Area: one at Pomalaa and the other at Bahudopi. Each such plant would have a production capacity of about 35 to 40 million pounds annually and each would require an investment in the order of US $500 million.

     Based on current projections, the first plant would be in operation by about 2005 and the second plant by about 2010. Completion of either such expansion will be dependent upon the Company’s determination that such expansion is technically and economically feasible and the Government and the Company agree that further extensions or renewals of this Agreement may be necessary if such expansions are to be technically and economically feasible. The Company undertakes, upon the completion of engineering relating to each such expansion, to submit to the Department for its review a report on any expansion with which the Company plans to proceed setting forth, among other matters deemed relevant by the Company, detailed capital cost estimates for such expansion, anticipated increased production capacity resulting from such expansion and the estimated expansion completion date; In furtherance of the Government’s undertaking in Article 28(6) of this Agreement, the Department may object to such report within three months of the date of its receipt thereof and not thereafter. In the event of an objection to such report by the Department, the Department shall notify the Company of such objection and the Department and the Company shall consult in a good faith attempt to remove the cause for such objection. If, after a period of three months from the notification of such objection, there has been no resolution of the matter, then either party may proceed to resolve the matter in accordance with the arbitration provisions of Paragraph (1) of Article 17 of this Agreement.

c)	Completion of Expansion Set Forth in Article 3(1)(a).

     The Company shall use its best efforts, subject to the provisions of Article 15 of this Agreement, to complete the expansion referred to in Article 3(1)(a) of this Agreement. If, in the Company’s opinion, it shall require additional time to complete such expansion, whether because of technical or engineering requirements, nickel market conditions, the availability of financing or otherwise, the Company may request the Department to extend the relevant time period for completion of such expansion and the Department shall give sympathetic consideration to such request. In furtherance of the Government’s undertaking in Article 28(6), the Department may object to such request within three months of the date of its receipt thereof and not thereafter. In the event of an objection to such request by the Department, the Department shall notify the Company of such objection and the Department and the Company shall consult in a good faith attempt to remove the cause for such objection. If, after a period of three months from the notification of such objection, there has been no resolution of the matter, then either party may proceed to resolve the matter in accordance with the arbitration provisions of Paragraph (1) of Article 17 of this Agreement, it being understood and agreed that such arbitration shall take into account the factors set forth above upon which the Company’s request was based.

d)	Completion of Expansions Set Forth in Article 3(1)(b).

     The Company shall use its best efforts, subject to the provisions of Article 15 of this Agreement, and to the extent technically and economically feasible, to complete the expansions referred to in Article 3(1)(b) of this Agreement. If, in the Company’s opinion, it shall require additional time to complete either expansion, whether because of technical or engineering requirements, nickel market conditions, the availability of financing or otherwise, the Company may request the Department to extend the relevant time period for completion of the expansion concerned or to discontinue any such expansion and the Department shall give sympathetic consideration to such request. In furtherance of the Government’s undertaking in Article 28(6) of this Agreement, the Department may object to such request within three months of the date of its receipt thereof and not thereafter. In the event of an objection to such request by the Department, the Department shall notify the Company of such objection and the Department and the Company shall consult in a good faith attempt to remove the cause for such objection. If, after a period of three months from the notification of such objection, there has been no resolution of the matter, then either party may proceed to resolve the matter in accordance with Paragraph (1) of Article 17 of this Agreement, it being understood and agreed that such arbitration shall take into account the factors set forth above upon which the Company’s request was based.

2.	Additional Value-Adding in Indonesia.

     In accordance with the request of the Government, the Company has reviewed the possibilities for the further refining of Indonesian source nickel within the Contract Area in connection with its undertakings in Article 3(1)(b) of this Agreement and has outlined to the Government the advantages afforded to Indonesia and the Company from the Company’s current production and sale of nickel in matte. The Company undertakes that, as it considers such expansions and the installation of such facilities as contemplated by its undertakings in Article 3(1)(b) of this Agreement, it will also consider, subject to technical and economic feasibility, and will periodically report to the Government on, the possibilities for production by the Company, from such expansions and such facility installations, of more refined nickel or other higher-value nickel Products, such as ferro nickel, over the term of this Agreement. In carrying out such periodic reviews, and in determining the technical and financial feasibility of any of such possibilities, the Company may take into account:

     (i) the Company’s then-existing and contemplated financial, mineral, technical and other resources and constraints;

     (ii) then-existing refining capacity, both with regard to its Affiliates and nonAffiliates;

     (iii) the prospects for access to various markets for the Company’s Products; and

     (iv) the demand for more refined nickel Products or other higher-value nickel Products within Indonesia, all with a view to further value-adding in Indonesia over the term of this Agreement.

3.	Joint Ventures.

     With regard to the further development of Indonesian source nickel within the Contract Area in connection with its undertakings in Article 3(1)(b) of this Agreement, the Company undertakes to consider opportunities which may become available to it to enter into joint ventures with the Government and/or others for such development; provided that:

     (i) such joint venture must be technically and economically feasible and otherwise acceptable to the Government and the Company;

     (ii) worldwide nickel market and other relevant conditions must, in the Company’s view, warrant any such venture;

     (iii) nothing in this Agreement shall be construed so as to deprive the Company of the right to Control any such venture;

     (iv) the availability of any such opportunity shall not deprive the Company of the ability to develop such opportunity on its own; and

     (v) each potential joint venture partner must be reasonably acceptable in all respects (including but not limited to its financial strength and technical expertise) to the Government and the Company.

4.	Regional Development Programs.

     After the Effective Date, the Company shall undertake staged regional development programs in the Provinces of Southeast Sulawesi and Central Sulawesi as follows:

a)	Southeast Sulawesi.

     In anticipation of the future development of the Pomalaa deposits, the Company will undertake a pre-feasibility study to define and quantify the hydroelectric potential of local rivers in the Province of Southeast Sulawesi. The Company will also seek to develop local project roads (which shall be available for use by the public) and site services, including community support programs in the areas of health, education and agriculture in local communities as an adjunct to such development. The Company currently estimates that the overall cost of the staged regional development programs as outlined herein in Southeast Sulawesi could approximate US $3 million.

b)	Central Sulawesi.

     In anticipation of the future development of the Bahudopi deposits, the Company will seek to construct on 80 km gravel road in the Province of Central Sulawesi connecting Soroako and Bahudopi. Such road will be available for use by the public. The Company also expects to establish a regional office in Bahudopi. The Company will also seek to develop infrastructure necessary to support this regional development, including community support programs in the areas of health, education and agriculture. The

Company currently estimates that the overall cost of the staged regional development programs as outlined herein in Central Sulawesi could approximate US $3 million.

c)	South Sulawesi

     With regard to the mining project in the Soroako area and its surroundings, the Company will continue and increase its on-going contribution programs to the community and the Regional Government of South Sulawesi.

ARTICLE 4

CONDUCT OF OPERATIONS

     The Company accepts the rights and obligations to conduct its operations and activities in accordance with the terms of this Agreement. The Company shall conduct all such operations and activities in accordance with such international Mining and engineering standards and practices as are economically and technically feasible, and in accordance with modern and accepted scientific and technical principles. In accordance with such standards, the Company undertakes to use appropriate modern and effective techniques, materials and methods designed to achieve minimum wastage and maximum safety as provided in the applicable laws and regulations of Indonesia from time to time in effect.

ARTICLE 5

REPORTING REQUIREMENTS

1.	Monthly Reports.

     The Company shall furnish to the Government a monthly report which shall describe the location of its operations during each month and a brief description of the work in progress at the end of each such month and of the work contemplated during the following month.

2.	Quarterly Reports.

     The Company shall furnish to the Government a quarterly report with respect to the Contract Area and each Project Area with regard to the progress of its operations therein, which report shall describe in reasonable detail the Mining activities carried on therein, including the number of workmen employed therein as of the end of the applicable quarter and a description of the work in progress at the end of such quarter and of the work contemplated during the ensuing quarter.

3.	Annual Reports.

     The Company shall furnish to the Government an annual report with respect to the Contract Area and each Project Area which shall:

     a) describe in reasonable detail the Mining activities carried on therein during the year;

     b) include for the applicable year the total volume of ores, kind-by-kind, broken down between volumes Mined, volumes transported from the Mines and their corresponding destination, volumes stockpiled at the Mines or elsewhere in Indonesia, volumes sold or committed for export, volumes actually shipped from Indonesia (with information as to purchaser, destination and terms of sale) and, if known to the Company after diligent enquiry, volumes Processed within Indonesia; and

     c) include work accomplished and work in progress at the end of the year in question with respect to all of the installations and facilities related thereto, together with a full description of all work planned for the ensuing year with respect to such installations and facilities, including a detailed report of all material investments actually made or committed during the year in question and all investment committed for the ensuing year or years.

4.	Due Date of Reports; Number of Copies.

     Monthly reports shall be submitted in eightfold within two weeks after the end of the month in question. Quarterly reports shall be submitted in eightfold within thirty days after the end of the quarter in question. Annual reports shall be submitted in eightfold within ninety (90) days after the end of the year in question. The Company shall also submit to the Department all financial and periodic reports which it is required as a public company to file with BAPEPAM at the same time such reports are filed with BAPEPAM. Copies of such reports shall also be submitted to each Provincial and Regional Government concerned.

5.	Confidentiality.

     The Government shall treat as proprietary and confidential and shall protect and withhold from public disclosure all Proprietary Information; provided, however, that data belonging to the public domain (because of having been published by a Person other than the Government in generally accessible literature or because of their mainly scientific rather than commercial value, such as geological and geophysical data) and data which has been published pursuant to laws and regulations of Indonesia shall not be subject to the foregoing restrictions; provided further that the term “data” as used in this Paragraph shall include (without limitation) any and all documents, maps, plans, worksheets and other technical data and information, as well as data and information concerning financial and commercial matters .

     In furtherance of the above, Proprietary Information submitted by the Company, its contractors or Affiliates as contained in data or reports submitted by the Company to the Department or the Government pursuant to the provisions of this Agreement shall only be used by the Government in relation to the administration of this Agreement and shall not be disclosed by the Government to third parties without the prior written consent of the Company. Such Proprietary Information shall remain the sole property of the Company, its contractors or Affiliates, as the case may be.

ARTICLE 6

OPERATING CONTROL AND SUBSEQUENT EXPANSIONS

     The Company shall have full and effective control and management of all matters relating to the operation of the Enterprise and the production and marketing and sale of its Products, and the Company is hereby granted in respect thereof all necessary licenses and permits to construct and operate in accordance with such reasonable safety regulations relating to design, construction, and operation as may be in force and of general applicability in Indonesia from time to time in effect, including, but not limited to, all matters pertaining to the expansions, modifications, improvements and replacements referred to below. After notification to the Department and without prejudice to the Government’s rights under Article 12 of this Agreement, the Company may make such expansions, modifications, improvements and replacements of the Enterprise’s facilities, and may add new facilities, as the Company shall consider necessary for the operation of the Enterprise or to provide any services or to carry on activities ancillary or incidental to the Enterprise. All such expansions, modifications, improvements, replacements and additions shall be considered part of the Enterprise.

ARTICLE 7

MARKETING

1.	Exports.

     The Company has the unqualified right and license to export such of its Products as it, in its sole discretion, shall elect to produce and export, and which are obtained from its operations under this Agreement. Without in any way prejudicing the Company’s basic right and license to export its Products, such export will be subject to the export laws and regulations of Indonesia from time to time in effect. The Company shall use its reasonable best efforts, without prejudice to its obligations under its existing long-term and other sales contracts, to fulfill the requirements of the domestic market for its Products in parallel with the Company’s committed export sales agreements with regard to sales of its Products. Nothing in this Paragraph shall require the Company, without its prior agreement, to construct additional facilities in Indonesia or to change the nature or method of production of its Products.

2.	Export Duties and Taxes.

     The Company has the right to export and sell all Products obtained from its operations under this Agreement subject to such duties, levies and taxes as may be imposed by the laws and regulations of the Republic of Indonesia, at such rates as shall be in effect on the Effective Date and for the duration of this Agreement, without any restrictions or limitation and its customers have the right to take such Products out of the country, except that the Company may not export ore without the consent of the Government.

3.	Terms of Sales.

     The Company shall sell its Products in accordance with generally accepted international business practices, at the best prices and on the best terms that the Company is able to obtain in the circumstances prevailing, but without prejudice to the terms of its existing sales agreements, and subject to world nickel market conditions and prices and such other conditions as it shall deem necessary or appropriate.

4.	Long-Term Sales Contracts.

     To the extent deemed necessary by the Company to enhance its geographic or Product markets or to secure financing, or otherwise, for the Enterprise or to comply with its obligations to lenders, the Company shall have the right to enter into long-term contracts for the sale of its Products hereunder subject to its reasonable best efforts undertaking to endeavor to fulfill domestic requirements for its Products as set forth in Paragraph (1) of this Article.

5.	Sales to Affiliates.

     The Company shall have the right to enter into sales contracts for its Products with its Affiliates. The Company shall submit to the Government any proposed contract of sale to an Affiliate for approval. If it does so, and the Government approves the contract or fails to respond within three months of such submission, the contract shall be deemed eligible for purposes hereof. The contract shall be made only at prices based on or equivalent to arm’s length sales and substantially in accordance with such terms and conditions under which such commitments would have been made had the parties not been Affiliates with due allowance for normal selling discount and commissions. If requested by the Department, the Company shall submit to the Department evidence of the correctness of the figures used by the Company in computing the prices, determining the metals content and analyzing materials shipped under such contracts, as well as copies of the applicable sales contracts themselves.

6.	Settlement of Disputes as to Affiliate Pricing.

     In the event the Government believes any figures related to sales to Affiliates and used by the Company in computing its revenues are substantially not in accordance with the provisions of Paragraphs (3) and (5) of this Article, the Government may within twelve months after the calendar quarter in which such Products are sold, but not thereafter, so advise the Company in writing. The Company shall submit evidence of the correctness of such figures within forty-five days after receipt of such advice. Within forty-five days after receipt of such evidence, the Government may give notice to the Company in writing if it is still not satisfied with the correctness of such figures and, within ten days after receipt of such notice by the Company, a Committee, consisting of one representative of or appointed by the Government and one representative of or appointed by the Company, shall be constituted to review the issue. The Committee shall meet as soon as convenient at a mutually agreeable place in Indonesia and if the members of the Committee do not reach agreement within twenty days after their appointment or such longer period as the Government and the Company may mutually agree, the representatives shall appoint a third member of the Committee, who shall be a person of international standing in jurisprudence and shall be familiar with the international Mineral industry. The Committee, after reviewing all the evidence, shall determine whether the figures used by the Company or any other figures are in accordance with Paragraphs (3) and (5) of this Article. The decision of two members of the Committee shall be binding upon the parties. Failure of two representatives to appoint a third member of the Committee shall require the issue to be submitted to arbitration or conciliation pursuant to Paragraph (1) of Article 17 of this Agreement. Within ninety days after the issue has been finally decided pursuant to this Paragraph, an appropriate retroactive adjustment shall be made in conformity with the Committee’s decision. The Company and the Government each shall pay the expenses of its own member on the Committee and one half of all other expenses of the Committee’s proceedings, including the fees and expenses of the third member.

ARTICLE 8

IMPORT AND RE-EXPORT FACILITIES

1.	General.

     The Company and its registered subcontractors may import into Indonesia capital goods, including equipment, machinery (including spare parts), vehicles (except for sedan cars and station wagons), aircraft, vessels, other means of transport; non-capital goods; and raw materials, including consumables (including safety equipment, chemicals, fuel oil and explosives), in each case being items needed for use in the Exploration, Mining, Processing, construction, production and supporting activities of the Company, including but not limited to the Company’s undertakings set forth in Article 3 of this Agreement;

2.	Import Duties.

     Subject to Paragraph (4) of this Article, imports by the Company of the following shall be exempt from all customs and import duties and/or levies, except for value added tax and sales tax on luxury goods (collectively, “Import Duties”) to the extent set forth below:

     a) Imports of capital and non-capital goods referred to in Paragraph (1) of this Article shall be exempt from all Import Duties until December 31, 2015;

     b) Imports of raw materials, including but not limited to sulphur, coke, carbon, and electro-paste, to the extent such raw materials shall be used directly in the manufacture or processing of Products for export, shall be exempt from all Import Duties for the duration of this Agreement.

     c) It is understood and agreed that if, at any time during the term of this Agreement, the Government shall implement any law, regulation or policy which shall impose lower Import Duties than those in effect on the Effective Date or which shall extend the duration of applicable import exemptions or expand the classes of imports which shall be eligible for such exemptions, the Company shall automatically be entitled to the benefit of such law, regulation or policy without the need for application to, or further confirmation by, the Government.

3.	Sub-Contractors.

     The provisions of this Article shall also be applicable to Persons engaged as registered sub-contractors of the Company to carry on work or perform services with respect to the

Company and to any equipment directly used to support the operations of the Company or any such sub-contractor, such as laboratory or computer equipment.

4.	Goods Manufactured In Indonesia.

     The exemption from Import Duties as referred to in Paragraph (2) of this Article shall apply only to the extent that such imported goods are not produced or manufactured in Indonesia or that locally produced and manufactured products are not available on a competitive time, cost (including credit terms), quantity or quality basis; provided that, for the purpose of comparing the costs of imports and the cost of goods manufactured or produced in Indonesia, Import Duties as provided for in this Agreement shall be applied to the cost of such imports. No Import Duties referred to in this Article shall be levied or collected without prior consultation and agreement between the Government and the Company as to the basis for any such levy or collection.

5.	Equipment Intended For Re-Export.

     Any equipment (which must be clearly identified) and unconsumed material imported by the Company or registered sub-contractors of the Company for the exclusive purpose of providing services to the Company and intended to be re-exported will be exempt from Import Duties. If such equipment and material shall not have been re-exported by the time for re-export (as established at the time of import), the Company or the sub-contractors of the Company, as the case may be, shall, unless such re-export time has been extended or exempted for reasons acceptable to the Government, pay Import Duties not paid upon entry. The Company shall be responsible for proper implementation of its subcontractors’ obligations under this Article.

6.	Re-Sales of Imported Goods.

     Any item imported by the Company or its registered sub-contractors pursuant to this Article and no longer needed for the operating activities of the Company may be sold outside Indonesia and re-exported free from export taxes and other customs duties (excluding capital gains tax) and from VAT after compliance with the laws and regulations which are in effect from time to time and of general application in Indonesia. No imported item shall be sold domestically or used otherwise than in connection with the Company except in compliance with the laws and regulations of general application in Indonesia which are from time to time in effect. The Company shall be responsible for the proper implementation of its sub-contractors’ obligations under this Article 8.

7.	Government Support In Remote Areas.

     In view of the fact that goods and services will have to be imported from abroad and that various parts of the Contract Area are remote, for all practical purposes from presently existing sea ports and other ports of entry (other than the Company’s seaport at Malili) for customs purposes, the Government will consider establishing other sea ports or ports of entry and the requisite customs offices thereat as the Company shall reasonably request from time to time; in consideration thereof, each such customs office so established of the request of the Company shall be furnished and maintained by the Company at its expense and according to the laws and regulations of Indonesia from time to time in effect.

8.	List of Equipment and Material To Be Imported.

     The Company shall submit to the Government, not later than November 15 of each year, a list of equipment and material to be imported by the Company and by its sub-contractors as referred to in Paragraph (3) of this Article 8 during the next calendar year to enable the Government to review the various items to be imported for the Company. Notwithstanding the foregoing, the Company may request (stating the cause) the Government to amend the list of equipment and material as required during the year.

9.	General Import Restrictions.

     Except as otherwise specifically provided in this Article or in Article 9, the Company shall duly observe the import restrictions and prohibitions and rules and procedures of general application in the Republic of Indonesia from time to time in effect.

10.	Continued Effectiveness of 1968 COW.

     Nothing in this Article shall be construed to alter or amend the provisions of Article 14 of the 1968 COW, which provisions shall remain in full force and effect to and including March 31, 2008.

ARTICLE 9

TAXES AND OTHER FINANCIAL OBLIGATIONS OF THE COMPANY

     The parties hereto understand and agree that, from and after the Effective Date, to and including the Year ending March 31, 2008, the Company shall continue to pay taxes and fulfill its other tax liabilities to the Government as provided in the 1968 COW, except as otherwise specifically set forth in this Agreement and in the Memorandum of Understanding. Commencing on and after the Year commencing April 1, 2008, and for the then-remaining duration of this Agreement, the Company shall pay taxes and fulfill its other tax liabilities to the Government as provided in this Agreement and in the Memorandum of Understanding. The taxes to be paid and the obligations to be fulfilled by the Company pursuant to this Agreement are as follows:

(i)	Deadrent in respect of the Contract Area;

(ii)	Royalties in respect of the Company’s production of Minerals;

(iii)	Income taxes in respect of income received or accrued by the Company;

(iv)	Personal income tax (PPh. Article 21 of Income Tax Law 1994);

(v)	Tax withheld by the Company in respect of the payment of dividends, interest (including payments in respect of loan guarantees), rents, royalties, insurance premiums paid directly or indirectly to insurance companies who are not residents of Indonesia, and other payments related to the utilization of property, remuneration for technical and management services, as well as on any other services;

(vi)	Value Added Tax (PPN) on taxable goods and services and Sales Tax on Luxury Goods (Ppn BM) on luxury goods;

(vii)	Stamp duty on documents;

(viii)	Import duty on goods imported into Indonesia;

(ix)	Land and Building Tax (PBB) in respect of:

a) the Contract Area; and

b) the utilization of land and buildings in the area where the Company constructs facilities for its Mining operations;

(x)	Levies, taxes, charges end duties imposed by any Government in Indonesia which have been approved by the central Government;

(xi)	General administrative fees and charges for facilities or services rendered and special rights granted by the Government to the extent that such fees and charges have been approved by the central Government; and

(xii)	Tax on the transfer of ownership of motorized vehicles and ships in Indonesia.

     The Company shall not be subject to any other taxes, duties, levies, contributions, charges or fees now or hereafter levied or imposed or approved by the Government other than those provided for in this Article and elsewhere in this Agreement.

1.	Deadrent in respect of the Contract Area.

     From and after April 1, 2008, the Company shall pay, in Rupiah or in such other currencies as may be mutually agreed, an annual amount of money as deadrent to be measured by the number of hectares included in the Contract Area, calculated on January 1st and July 1st of each Year, such payments to be made in advance and in two installments each payable within thirty (30) days after the said dates, during the term of this Agreement and payable at the rate stipulated in Annex “C” attached hereto.

2.	Royalties in respect of the Company’s Production of Minerals.

     a) From and after April 1, 2008, the Company shall pay royalties in respect of the Mineral content of Products (as defined in Annex “D” and detailed in Annex “E”) derived from the Contract Area, to the extent that any Mineral in such Products shall be a Mineral for which value, according to general practice, is paid to the Company by a buyer.

     Royalties shall be paid in Rupiah or in such other currency as may be mutually agreed and shall be paid on or before the last day of the calendar month following the end of the immediately preceding calendar quarter. Each payment shall be accompanied by a statement in reasonable detail showing the basis of computation of royalties due in respect of shipments or sales made during the immediately preceding calendar quarter.

     Royalties will be computed from the rates specified in Annex “D” as follows:

     (i) the tonnage or quantity by weight used in the computation shall be that quantity delivered for export shipment or for domestic sale. The quantity by weight of each Mineral subject to royalty shall be properly determined by internationally accepted assay methods.

     (ii) The Government shall, upon written request by the Company, specify the royalty tariff in column 6 of Annex “D” for those Minerals for which no tariff reference is given.

     b) From and after April 1, 2008, royalties shall be payable annually with regard to any industrial Minerals derived from the Enterprise and used for the Company’s construction purposes such as, but not limited to, roads, bridges, railways, port facilities, airports, community buildings, housing or any other infrastructure used in relation to the Enterprise, at rates no higher than the rates established for such Minerals as in effect on the Effective Date. Industrial Minerals used by the Company for environmental management, reclamation or regional development shall be exempt from any such royalty.

     c) Royalties shall be calculated and paid pursuant to Article 11 (c) of the 1968 COW for all Products shipped by the Company prior to April l, 2008. Royalties shall be calculated and paid pursuant to this Article 9(2) and Annex “D” of this Agreement for all Products shipped by the Company on or after April 1, 2008.

     d) The Company undertakes that any Mining, Processing or treatment of ore prior to domestic sale or export shipment by the Company shall be conducted in accordance with such then-prevailing generally accepted international standards as are then economically and technically feasible, and, in accordance with such standards, the Company undertakes to use all reasonable efforts to optimize the Mining recovery of ore from proven reserves and metallurgical recovery from such ore, provided it is then economically and technically feasible to do so. Nothing in this Agreement, however, shall require the Company to construct additional infrastructure or to change the manner in which its Products are produced without the consent of the Company.

     e) If, in the reasonable opinion of the Government, the Company is failing without good cause to recover Minerals at the recovery rate commensurate with then-prevailing international Mining standards, the Government may give notice in writing to the Company. Within three (3) months of the receipt of such notice, the Company shall in its discretion either:

     (i) Commence work to improve its Mining method, treatment and/or Processing facilities to the reasonable satisfaction of the Government, provided that the Company shall in no event be obliged to conduct mining, processing or treatment activities otherwise than as provided in Paragraph (2)(d) of this Article; or

     (ii) Submit to the Government evidence in support of its performance in accordance with Paragraph (2)(d) of this Article. In the event that the Government remains unsatisfied with the Company’s performance in Mining ore from its proven reserves and recovering Minerals from the ore, the Government shall have the right to commission independent technical studies to determine a fair average recovery rate therefor, taking into account the nature of the Company’s proven reserves, the ore concerned and the economic and technical feasibility of achieving increased recovery by the Company, in accordance with Paragraph (2)(d) of this Article. Such studies shall be carried out by at least three (3) internationally recognized consultants appointed by the Company and agreed to by the Government. The Government and the Company shall have the right to prepare submissions to such consultants. If a majority of such consultants finds that, based upon internationally accepted Mining standards, the performance of the Company’s operations is not satisfactory in any material respect, then the cost of the consultants’ studies shall be borne by the Company. If it is found that the performance of the Company’s obligations is satisfactory in all material respects based upon internationally accepted Mining standards, then the cost of the consultants’ studies shall be borne by the Government. If following the completion of such studies, the Company fails within a reasonable period to achieve the recovery rate indicated by a majority of such studies, the Government shall have the right, if the Company is not then observing its undertaking in Paragraph (2)(d) of this Article, to increase the royalty applicable to the Minerals covered by such studies and delivered for export shipment or domestic sale in proportion to the extent that the recovery of such Minerals by the Company falls short of the fair average rate indicated by such studies; provided that, should such average recovery rate again rise to that indicated by such studies, then the Company shall have the right promptly to receive from the Government a corresponding reduction in the royalty applicable to such Minerals. At no time shall the payment of such increased royalty free the Company from the obligation to observe its undertaking in Paragraph (2)(d) of this Article.

3.	Income taxes in respect of income received or accrued by the Company.

a)	Pursuant to Article 33A of Income Tax law 1994,

     (i) Prior to the Year commencing April 1, 2008, the rate of income tax applicable to the Company shall be as stipulated in Article 11 of the 1968 COW, except as otherwise set forth in the Memorandum of Understanding.

     (ii) For the Year commencing April 1, 2008 and for the then-remaining term of this Agreement, the rate of income tax applicable to the Company shall be 30% or such lower rates as may come into effect from time to time during such period under Article 17 of Income Tax Law 1994 or any amendments thereto.

     b) For the purposes of the calculation of Net Taxable Income under this Agreement, the rules for computation of corporate income tax as provided for in Annex “F” attached to and made part of this Agreement shall apply.

     It is understood and agreed that the calculation of the tax payments to be made, if any, by the Company in any Year shall be made in United States Dollars based upon the Net Taxable Income of the Company as expressed in United States Dollars. Except as otherwise stipulated in this Agreement, the rules as provided in Income Tax Law 1994 shall apply.

     c) Monthly installments of income tax payable by the Company shall be calculated based upon the Net Taxable Income of the Company during the preceding Year after taking into account carried forward tax losses and other prepaid and withholding taxes, all in accordance with Article 25 of Income Tax Law 1994.

4.	Personal income tax (Pph. Article 21 of Income Tax Law 1994).

     From and after January 1, 1996, the Company shall withhold and remit income tax in accordance with Article 21 of Income Tax Law 1994 in respect of:

     a) Payments for salaries and wages, and taxable employee benefits, including severance pay and pension benefits provided, to employees or former employees of the Company according to Article 21 of Income Tax Law 1994.

     b) Expatriate Individuals who are employed or engaged by the Company and who are present in Indonesia for less than 183 days in any twelve month period through deduction (withholding tax) by the Company, based on Article 26 of Income Tax Law 1994, at a rate of 20% of personal income derived by them arising out of services rendered to the Company in Indonesia.

     c) Expatriate Individuals who are employed or engaged by the Company and who are present in Indonesia for more than 183 days in any twelve month period, through deduction (withholding tax) by the Company based on Article 21 of Income Tax law 1994, subject to applicable regulations relating to employee remuneration in effect on the Effective Date.

     d) Benefits in kind provided by the Company to employees and registered contractors of the Company and their subcontractors working in the Contract Area or any Project Area as set forth in Paragraph 3(c) of Annex “F” shall not be subject to personal income or withholding tax and shall be deductible by the Company in determining its Net Taxable Income.

     e) Nothing in this Paragraph (4) shall alter or amend the Company’s obligations prior to January 1, 1996 to withhold personal income tax in accordance with the terms of the 1968 COW.

5.        Withholding taxes on dividends, interest, rents, royalties, insurance premiums paid directly or indirectly to insurance companies who are not residents of Indonesia, and other payments related to the utilization of property and compensation paid for services, including technical and management services, performed for the benefit of the Company.

     From and offer January 1, 1996, except as otherwise specifically set forth herein, and in accordance with Income Tax Law 1994, the Company shall withhold and remit to the

Government income taxes at rates not to exceed those specified in this Article, or at such lower rates as may be applicable as a result of any applicable double taxation treaty, on the following:

     a) Dividends, except that the payments of dividends by the Company in respect of shares of P.T. Inco owned by the Original Shareholders shall be subject to withholding tax as follows:

     (i) Payments to the Original Shareholders of dividends declared on or after the Effective Date to and including March 31, 2008 shall be exempt from withholding tax;

     (ii) Payments to the Original Shareholders of dividends declared between April 1, 2008 to and including April 1, 2010 (being a period of twenty-four months) in an aggregate amount not to exceed the amount of the Company’s retained earnings as reported on the Company’s balance sheet as at March 31, 2008 shall be exempt from withholding tax (it being understood and agreed that the amount of dividends to be so exempt from withholding tax shall be deemed to be paid on a “first in — first out basis”, i.e., each dividend declared on and after April 1, 2008 and before April 1, 2010 shall be deemed to have been paid out of the Company’s retained earnings as of March 31, 2008 until such time as the aggregate amount of such dividends shall equal the amount of such retained earnings); and

     (iii) Payments to the Original Shareholders of dividends (x) during the period set forth in subparagraph (ii) above in excess of the aggregate amount of retained earnings referred to therein and (y) declared on and after April 1, 2008 shall be subject to withholding tax at the rate of 7.5%.

     b) Interest, including payments in respect of loan guarantees, in whatever form, to non-resident taxpayers, except as set forth in the Memorandum of Understanding.

     c) Rents and royalties related to the utilization of property.

     d) Compensation paid for services, including technical and management services performed for the benefit of the Company.

     e) Insurance premiums paid directly or indirectly by the Company to insurance companies who are not residents of Indonesia, except to the extent that such payments are exempt from withholding tax pursuant to any applicable double taxation treaty.

     f) The rates of withholding shall be:

     (i) Fifteen percent (15%) in the case of payments of interest, payments in respect of loan guarantees, rents and other income related to the use of property and royalties, to resident taxpayers in accordance with Article 23 of Income Tax Law 1994;

     (ii) Fifteen percent (15%) in the case of payments of dividends to resident taxpayers except as otherwise exempt as provided in Article 4(3)(f) of Income Tax Law 1994;

     (iii) Except as set forth in sub-paragraph 5(a) of this Article and in the Memorandum of Understanding, twenty percent (20%), or such other lower rate as may be applicable as a result of any applicable double taxation treaty, in the case of payments of dividends, interest, payments in respect of loan guarantees, rents and other income related to the use of property and royalties, to non-resident taxpayers who do not have a permanent establishment in Indonesia;

     (iv) The rates set forth in Article 23 of Income Tax Law 1994 in the case of payments to resident taxpayers or permanent establishments in Indonesia, for services, including technical, management and other services referred to in Article 23, performed by them for the benefit of the Company;

     (v) In the case of all services, including technical, management and other services, performed for the benefit of the Company by non-residents of Indonesia:

     (A) if such non-resident resides in a jurisdiction which does not have in effect a double taxation treaty with the Republic of Indonesia, the rate of withholding tax shall be 20%; or

     (B) if such non-resident resides in a jurisdiction which has in effect a double taxation treaty with the Republic of Indonesia and such nonresident does not have a permanent establishment in Indonesia, such treaty shall govern the appropriate tax treatment; and

     (vi) The rates set forth in the applicable regulations under Income Tax Law 1994 in respect of insurance premiums paid directly or indirectly by the Company to insurance companies who are not residents of Indonesia and who are not exempt from withholding tax pursuant to an applicable double taxation treaty.

6.        Value Added Tax and Tax on Sales of Luxury Goods in accordance with Value Added Tax Law 1994.

     The Company shall:

a) From and after January 1, 1996

     (i) continue the registration of its business as a Taxable Entrepreneur;

     (ii) as a Taxable Entrepreneur, collect and remit Value Added Tax (“VAT”) for the sale of Products inside Indonesia (“Output Tax”) as a taxable firm with a rate of 10% or such other lower rate as may be applicable pursuant to Value Added Tax law 1994;

     (iii) continue to collect and remit VAT and/or sales tax on luxury goods at the rate of 10% (or such lower rate as may be in effect pursuant to Value Added Tax law 1994) in respect of purchases of taxable goods and services (including services performed by subcontractors of the Company) inside Indonesia;

     (iv) collect and remit VAT at the rate of 10% (or such lower rate as may be in effect pursuant to Value Added Tax Law 1994) in respect of purchases of taxable services (including services performed by subcontractors of the Company) outside Indonesia; and

     (v) collect and remit VAT in respect of the sale of Products outside Indonesia at the applicable rate as set forth in the Value Added Tax Law 1994. Such rate is, and for the duration of this Agreement shall be, zero percent (0%).

     b) From and after April 1, 2008

     (i) continue to collect and remit VAT in respect of the sale of Products outside Indonesia at the applicable rate as set forth in the Value Added Tax Law 1994. Such rate is, and for the duration of this Agreement shall be, zero percent (0%); and

     (ii) collect and remit VAT and/or sales tax on luxury goods at the rate of 10% (or such lower rate as may be in effect pursuant to Value Added Tax Law 1994) in respect of purchases of taxable goods outside Indonesia.

     VAT paid on taxable goods or taxable services (“Input Tax”) may be credited against Output Tax in accordance with the provisions of the Value Added Tax Law 1994. In the event that the Input Tax is greater than the Output Tax for any tax period, any payment of Input Tax otherwise required may be offset and reduced by the amount of the required Output Tax for the following tax period or a refund in the amount of such excess may be requested by the Company. Any such refund shall be paid within one month, at the latest, from the date of the authorization for refund of the overpaid amount of VAT. Refunds delayed beyond such date shall bear interest at rates applicable from time to time.

7.	Stamp duty on legal documents.

     From and after January 1, 1996, the Company will be subject to Stamp Duty in accordance with the provisions stated in Law No. 13, 1985 regarding Stamp Duty as in effect on the Effective Date.

8.	Import duty on goods imported into Indonesia.

     The Company’s obligations to pay duty on goods imported into Indonesia shall be as set forth in Article 8 of this Agreement.

9.	Land and Building Tax (PBB) in accordance with PBB Law 1994.

     From and after April 1, 2008, the Company shall pay in semi-annual installments Land and Building Tax (PBB), in Rupiah or in such other currencies as may be mutually agreed, as follows, except that for the taxable Year beginning April 1, 2008, the amount of land and building tax to be paid shall be equal to 75% of the amount of land and building tax that would otherwise have been payable for calendar year 2008.

     a) The Land and Building Tax to be paid in each Year shall be composed of (i) a land tax; (ii) a buildings tax; and (iii) a mining tax.

     b) The land tax to be paid in each Year shall be equal to the rate of the deadrent referred to in Paragraph (1) of this Article 9 multiplied by the number of hectares included in the Contract Area less the sum of the number of hectares occupied by (i) Taxable Buildings; (ii) land/water areas and floor space and types of buildings used by the Company which are open to the public and for which PBB shall be levied from the relevant parties and not from the Company; and (iii) tax objects exempt from taxation pursuant to Article 3 of PBB Law 1994. The term “Taxable Buildings” shall be limited to buildings, including residential housing, owned by the Company and the land underlying such buildings.

     c) The buildings tax to be paid in each Year shall be calculated as follows: 0.5% x 30% x the Fair Value of Taxable Buildings. The “Fair Value” of Taxable Buildings in any Year shall consist of the sum of (i) the replacement cost of Taxable Buildings in and continuing in service, and the value of the underlying land, for all of such Year as determined on the basis of appraisals conducted at least every three Years by, in the Company’s discretion, an independent appraiser selected and paid for by the Company or by the Department of Taxation and, in each case, reported to, and subject to review by, the Department of Taxation; and (ii) the replacement test of any Taxable Buildings placed in service subsequent to the Company’s payment of buildings tax for the most recent prior Year, as determined by the Company’s capital expenditures in respect of the construction thereof. The tax object of the buildings tax component of Land and Buildings Tax is defined in Article 2 of PBB Law 1994.

     d) The mining tax to be paid in each Year shall be calculated as follows: 0.5% x 30% x the Company’s gross proceeds referred to in Paragraph 11 (a) of Annex “F” of this Agreement in the prior Year from sales of its Products.

10.        From and after April 1, 2008, the Company shall pay levies, taxes, charges and duties which have been imposed by any local Government in Indonesia having jurisdiction over the Company and which have been approved by the central Government and which are at rates no higher than the levies, taxes, charges and duties prevailing on the Effective Date; and which are calculated in a manner no more onerous to the Company than that prevailing on the Effective Date. In imposing such taxes, the Government agrees that such taxes, if imposed, shall be imposed upon all other Mining companies within its jurisdiction upon the same terms and conditions without discrimination against or differentiation among any one or more of such Mining companies.

11.        From and after April 1, 2008, except as otherwise provided in this Agreement, the Company shall pay general administrative fees and charges for facilities or services rendered and special rights granted by any Government to the extent that such fees and charges have been approved by the central Government; are at rates no higher than the fees and charges prevailing on the Effective Date; and are calculated in a manner no more onerous to the Company than that prevailing on the Effective Date. In imposing such fees and charges, the Government agrees that such fees and charges, if imposed, shall be imposed upon all other Mining companies within its jurisdiction upon the same terms and conditions without discrimination against or differentiation among any one or more of such Mining companies.

12.	Tax on the transfer of ownership rights.

     From and after April 1, 2008, the Company shall pay tax on the transfer of ownership rights for:

     a) Wheeled, motorized vehicles travelling on public roads (such tax to be levied by the Government with which such vehicles are registered) at rates set forth in the relevant Government regulations in effect on the Effective Date. Motor vehicles for use off public roads shall not be subject to such taxes and duties.

     b) Ships or other marine transportation vessels working in Indonesia, at rates levied on the Effective Date by the Directorate General of Sea Communication, Ministry of Communication where such ships or vessels are registered.

13.	Tax Compliance.

     Tax compliance by the Company in connection with its tax obligations, such as filing tax returns, making tax payments and filing tax reports, and the Company’s rights regarding taxation, including but not limited to, filing objections to amounts of tax, obtaining refunds and tax credits, are set forth in the provisions of Law No. 6 of 1983, as amended by Law No. 9, 1994, concerning General Tax Provisions and Procedures; the Income Tax Law 1994; the Value Added Tax Law 1994; PBB Law 1994; Law No. 13, 1985 on Stamp Duty and all of their implementing regulations as in effect on the Effective Date. The Company shall compute and pay all payments of income tax in United States Dollars and shall maintain its records and books of account in English.

ARTICLE 10

RECORDS, INSPECTION AND WORK PROGRAM

1.	Maintenance of Books and Records.

     The Company shall maintain in Indonesia technical, financial and tax records relating to its operations hereunder which are comparable in detail and type to those being maintained on the Effective Date with respect to its current operations in Indonesia. The Company is authorized to keep and maintain its books and records in English and in United States Dollars.

2.	Audit; Retention of Records.

     The Government and its authorized representatives shall have the right to review and audit such financial statements and tax returns within ten years after the end of the latest period covered thereby. The failure by the Government to make a claim for additional payment on account of deadrent, royalties, tax or any other payments to the Government within such ten year period shall preclude any such claim by the Government thereafter. The Company shall be obliged to retain books and records relating to its operations for a period of ten years.

3.	Government Right of Inspection.

     Upon reasonable prior written notice to the Company, the Government and its authorized representatives may enter the Contract Area and any other place of business of the Company to inspect the Company’s operations during regular business hours. The Company shall render any reasonably necessary assistance, without unreasonable cost to itself, to enable such representatives to inspect technical, financial and tax records relating to the Company’s operations and, subject to the provisions of Article 5(5), shall make available to such representatives such information as such representatives may reasonably request. The representatives shall conduct such inspections at their own risk and shall avoid interference with normal operations of the Company.

4.	Submission of Plans.

     The Company shall submit to the Department no later than 6 (six) weeks prior to the commencing of its financial year its work program, budget plan, sales contracts and marketing/sales plan for the following year in sufficient detail to permit the Department to review such physical, financial and marketing/sales program and determine whether they are in accordance with the Company’s obligations under this Agreement.

5.	Submission of Reports.

     The Company shall also furnish to the Department the reports celled for by Article 5 of this Agreement and shall, subject to the provisions of Article 5(5) of this Agreement, make available to the Government such other information of whatever kind relative to the Enterprise and not otherwise being delivered to the Government or the Department as the Government may reasonably and in writing from the Department request, which is, or with the exercise of reasonable efforts by the Company would be, within the control of the Company in order that the Government may be fully apprised of the Company’s Exploration and exploitation activities.

6.	Use of English and United States Dollars; Confidentiality.

     All information mentioned in Paragraph (5) of this Article furnished to the Department may be in English and all financial data shall be recorded and stated in United States Dollars. All such information shall (except with the written consent of the Company) be treated by all Persons in the service of the Government as confidential in accordance with Article 5(5) of this Agreement, but the Government shall nevertheless be entitled at any time to make use of any information received from the Company at any time for the purpose of preparing and publishing aggregated returns and general reports on the extent of ore prospecting or ore Mining operations in Indonesia and for the purpose of any arbitration or litigation between the Government and the Company.

7.	Records To Be Maintained In Indonesia.

     The Company shall maintain original records and reports relating to its activities and operations under this Agreement, including documents relating to financial and commercial transactions with independent parties and Affiliates of the Company, in Indonesia.

8.	Records of Subcontractors.

     The Company shall require its registered sub-contractors, to the extent that such sub-contractors are acting for or on the Company’s behalf with respect to the Company’s obligations, activities and operations under this Agreement, to keep all financial statements, records, data and information necessary to enable the Company to observe the provisions of this Article.

ARTICLE 11

CURRENCY EXCHANGE

1.	General.

     Foreign exchange generated or obtained by the Company from sales or otherwise which is in excess of amounts remitted on a current basis for Rupiah expenditures in Indonesia may be received and held abroad by the Company in United States Dollars or in other freely convertible currencies. Foreign exchange so generated may be used by the Company at any time to meet foreign currency requirements of the Company, including repayment of capital investments, both debt and equity; to pay interest and dividends; to pay contractors; to pay management costs and fees, including reasonable overhead expenses; to pay salaries, wages and other expenses of foreign and domestic personnel of the Company, of its Affiliates and of its contractors; to make loans to its Affiliates or to other Persons selected by it; to meet any other foreign currency requirements it may from time to time have; or otherwise to be placed on deposit to the account of the Company.

2.	PMA Accounts.

     All investment remittances into Indonesia for the purpose of any expenditures to be made in Indonesia (including but not limited to equity capital and loan capital) shall be deposited into a foreign investment account (a “PMA Account”) established at one or more foreign exchange banks in Indonesia. All such investment remittances shall be used in accordance with the investment regulations in effect on the Effective Date applicable to foreign investment law companies established under the Foreign Investment Law, Law No. l of 1967, as amended by Law No. 11 of 1970. The conversion or sale of foreign exchange originating from PMA Accounts shall be done with foreign exchange banks.

3.	No Exchange Controls.

     The Company has the right to transfer and hold abroad, in any freely convertible currencies, funds in any FMA Account or received by the Company in Rupiah in respect of the following items, provided that such transfers are effected in accordance with the laws and regulations in effect on the Effective Date and at prevailing market rates of exchange generally applicable to commercial transactions, including but not limited to:

     a) Retained earnings of the Company;

     b) Repayment of loan principal and interest thereon, including fees, commissions and other expenses, insofar as such loan is a part of the Company’s capital investment which has been approved by the Government;

     c) Allowance for depreciation of capital assets generally applicable to foreign investment companies established under the Foreign Investment Law, Law No. 1 of 1967, as amended by Law No. 11 of 1970;

     d) Proceeds from any sales of Company shares or Company assets undertaken by the Company or its shareholders;

     e) Expenses, including salaries, for Expatriates employed by the Company and their families and for the training of Indonesian personnel abroad;

     f) Debts of the Company denominated in foreign currency, including debts owed to contractors and sellers of equipment and raw materials, commissions, and obligations of the Company in respect of equipment and other lease obligations;

     g) Technical and management assistance fees for services rendered outside of Indonesia;

     h) License fees;

     i) Agency commissions payable to third parties abroad;

     j) Payments to foreign suppliers of the Company to the extent that the Company’s purchases of foreign goods and services, including management and related services, are, in the view of the Company, reasonably necessary for the operation of the Company or the Enterprise;

     k) Repatriation of capital on the liquidation of the Company;

     l) Judgments payable by the Company outside of Indonesia or in a currency other than Rupiah;

     m) Repatriation of any compensation payable to the Company pursuant to Article 18; and

     n) Any other foreign exchange facilities provided from time to time to foreign investment companies established under the Foreign Investment Law, Law No. 1 of 1967, as amended by Law No. 11 of 1970 or provided by any other regulations adopted pursuant thereto or by any other laws and regulations.

4.	Proceeds of Sales of Products.

     The proceeds of sales of Products may be used as the Company sees fit. Without prejudice to the foregoing rights of the Company, the Company agrees that, with regard to the proceeds of the Company’s export sales, it shall comply with the laws and regulations from time to time in effect in Indonesia.

5.	Payments Abroad.

     The Company in the exercise and performance of its rights and obligations set forth in this Agreement shall be authorized to pay abroad, in any currency it may desire, without conversion into Rupiah, for the goods and services it may require and to defray abroad, in any freely convertible currencies it may desire, or for any other expenses incurred for its operations under this Agreement.

6.	Rights of Expatriates.

     All Expatriates of the Company or of any of its Affiliates in any capacity shall have the right to freely retain or dispose of any of their funds or assets outside Indonesia and shall be entitled to transfer into Indonesia such foreign currencies as may be required for their needs.

7.	Equal Treatment With Other Mining Companies.

     In respect of other matters of foreign currency arising in any way out of or in connection with this Agreement, the Company shall receive treatment no less favorable to the Company than that accorded to any other Mining company carrying on operations in Indonesia.

8.	Compliance With Law.

     Subject to the foregoing Paragraphs of this Article, the Company shall comply with all financial reporting and approval requirements applicable to foreign investment law companies established under the Foreign Investment Law, Law No. 1 of 1967, as amended by Law No. 11 of 1970 or other prevailing law and regulations from time to time in effect in Indonesia.

ARTICLE 12

SPECIAL RIGHTS OF THE GOVERNMENT

1.        Required Government Approvals; Recognition of Company’s Status As A Public Company

     The Company agrees that it will not without the Government’s prior approval:

     a) amend the Articles of Association of the Company in any material respect;

     b) change the basic nature of the business of the Company;

     c) voluntarily liquidate or wind up the Company;

     d) merge or consolidate the Company with any other company; or

     e) pledge or otherwise use as security the Minerals in the Contract Area, except as set forth in Article 25 of this Agreement.

     Notwithstanding the foregoing in this Paragraph (1), the Government recognizes and understands that the Company is a public company regulated by BAPEPAM and the Indonesian stock exchanges and accordingly undertakes to exercise its special rights hereunder in such a manner as not to conflict with regulations promulgated by such agencies or with the rights of shareholders of the Company granted by virtue thereof.

2.	Government Right With Regard To Company Plans and Designs.

     Subject to the provisions of Article 3, the Government reserves the right to disapprove plans and designs relating to construction, operation, expansion, modification and replacement of facilities of the Enterprise in the Contract Area which may disproportionately and unreasonably damage the surrounding Environment or, without prejudice to the Company’s rights under Paragraph (1) of Article 2 of this Agreement, limit its further development potential or significantly disrupt the socio-political stability of the area or be materially adverse to the interests of national security. Such approval shall not be unreasonably withheld or delayed, it being understood and agreed that the Government may object to such plans and designs within three months after the submission thereof and not thereafter. In the event of an objection to such plans and reports by the Department, the Department shall notify the Company of such objection and the Department and the Company shall consult in a good faith attempt to remove the cause for such objection. If, after a period of three months from the notification of such objection, there has been no resolution of the matter, then either party may proceed to resolve the matter in accordance with the arbitration provisions of Article 17 Paragraph (1) of this Agreement.

3.	Government Rights to Enter Contract Area.

     The Government shall have the right of access to the Contract Area as provided in Article 10 Paragraph (3) of this Agreement.

ARTICLE 13

EMPLOYMENT AND TRAINING OF INDONESIAN NATIONALS

1.	Employment of Indonesians.

     The Company shall continue to employ Indonesian personnel, giving preference to local residents, to the maximum extent practicable consistent with efficient management and operating practices, subject to the laws and regulations of Indonesia from time to time in effect. Nothing in this Article shall limit the discretion of the Company, based upon its own judgment of its own management and operational needs, to hire or discharge employees or otherwise to act in respect of its own employment needs and policies.

2.	Company Rights Of Discharge and Discipline.

     The Company shall not be restricted in its assignment or discharge of personnel; provided, however, that subject to the foregoing requirements the terms and conditions of such assignment and discharge or disciplining of personnel shall be carried out in compliance with the laws and regulations of the Republic of Indonesia which are from time to time in effect.

3.	Indonesians In Management.

     The Company shall continue to seek to provide direct Indonesian participation in the Enterprise through the inclusion of Indonesian nationals in the management of the Company. The Company will also train Indonesian nationals to occupy other responsible positions.

4.	Training Program For Indonesians.

     The Company shall continue to conduct a comprehensive training program for Indonesian personnel in Indonesia and in other countries and shall carry out such program for training and education in order to meet the requirement for various classifications of full time employment for its operations in Indonesia. The Company will also assist in educational development in line with the Government’s program in the form of scholarships and other financial or other forms of assistance directly to educational institutions in Indonesia.

5.	Company Right To Use Expatriates.

     The Company and its registered sub-contractors may bring into Indonesia such Expatriate individuals as in the Company’s judgment are necessary or appropriate to carry out efficiently the operations of the Company hereunder; provided however, that the Department may make known to the Company, and the Company shall duly observe, objections based on grounds of national security or foreign policy of the Government. At the Company’s request (which shall be accompanied by information concerning the education, experience and other qualifications of the individuals concerned) and in compliance with the laws and regulations of Indonesia from time to time in effect, the Government will facilitate the issuance of all necessary permits, visas and such other permits as may be required. In this connection, the Company shall periodically submit its manpower requirement plans, manpower reports, training programs and training reports with regard to the Indonesianization process to the Government. From time to time Indonesian executives and managers may be replaced in the Company’s discretion with new Expatriates for various purposes, including further technology transfer, further organizational development, or otherwise. The Company shall also conduct a program to acquaint all Expatriate employees and registered subcontractors with the laws and customs of Indonesia.

6.	Equal Opportunity; Preference to Indonesians.

     The Company agrees that there shall at all times be equal treatment, facilities and opportunities among employees in the some job classification with respect to salaries, facilities and opportunities within the Mining industry regardless of nationality and the Company shall duly observe the manpower laws and regulations from time to time in effect in the Republic of Indonesia. Notwithstanding the foregoing, it shall not be a violation of the foregoing provision to give preference as to opportunity to Indonesians in light of the policy of the Government to increase the employment of Indonesians to the maximum extent possible, nor to continue to pay Expatriates brought into Indonesia pursuant to Paragraph (5) of this Article at a higher rate than local employees in situations where, with respect to a given job classification, there is a need to employ such Expatriates.

7.	Medical Care.

     To the extent that medical care shall not already be otherwise available, and without prejudice to the ability of the Company to operate on an economically feasible basis as determined by the Company, the Company shall furnish such medical care and attention to all its employees working in any Mining Area or in any Project Area related to such Mining Area as is reasonable and shall maintain or have available adequate medical services at least commensurate with such services provided in similar circumstances in Indonesia. With respect to a Company-established permanent settlement with respect to a Mining Area, the Company shall furnish such medical care and attention to all its employees and all Government officials requested by the Company to work in such Mining Area or in any Project Area related to such Mining Area as is reasonable and shall maintain a staff and a dispensary, clinic or hospital which shall be reasonably adequate under the circumstances according to the laws and regulations of the Republic of Indonesia from time to time in effect.

8.	Education Facilities.

     With respect to any Mining Area as to which the Company has established a permanent settlement for families of employees associated with the Enterprise, the Company shall, in the event no other education facilities are available, provide primary and secondary education facilities for the children of employees living in any Project Area related to such Mining Area and to other children living in such Project Area. The rules, regulations and standards of general application for comparable education facilities in Indonesia established by the Department of Education and Culture from time to time in effect shall be followed. The Government undertakes that, as soon as practicable under the then prevailing circumstances, it shall assume responsibility for the operation and financing of all education facilities provided by the Company.

9.	Trade Unions.

     The Company acknowledges that pursuant to Law No. 14 of 1969, employees of the Company have the right to form a trade union for purposes of collective bargaining with the Company. Certain of the Company’s employees are members of a trade union which has been recognized by the Company as well as by the Government, and a collective labor agreement with such union is in effect as of the Effective Date. The Company acknowledges that it may be required from time to time to enter into collective bargaining with such trade union.

ARTICLE 14

ENABLING PROVISIONS

1.	Additional Rights.

     The Government will grant the Company any and all necessary rights and will take such other action as may be desirable in the view of the Government and the Company to achieve the mutual objectives of this Agreement.

2.	Rights To Construct Facilities and Acquire Land Title.

     In carrying out its activities under this Agreement, the Company, subject to the laws and regulations from time to time in effect in the Republic of Indonesia, shall have the right to construct facilities and to acquire land titles as it deems necessary; provided that;

     a) in connection with the use of land by the Company for the construction of facilities as provided in this Agreement, the Company shall pay reasonable surveying and registration fees charged by the Land Registration Office. In acquiring titles to land outside the Contract Area, the Company shall comply with the laws and regulations of general application from time to time in effect; and

     b) in connection with the activities of the Company, but subject to the provisions of Article 9, the Company shall pay generally applicable fees and charges for services performed, facilities provided and special rights granted by the Government; provided that such services, facilities and rights shall have been requested by the Company.

3.	Additional Plans; Resettlements.

     Subject to the laws and regulations from time to time in effect in Indonesia, and subject also to the provisions of Paragraph (2) of Article 12 and Paragraph (2) of Article 21, the Company may at any time file with the Department a plan or plans, and may thereafter file additional or amended plans, covering;

     a) any new Mining Area or new Project Area in which the Company proposes to construct facilities related to production from the Contract Area;

     b) all other areas within the Contract Area in which the Company proposes to construct any other facilities necessary for the Enterprise, and the location of all such rights in and over land, including easements, rights of way and rights to lay or pass on, over and under land, roads, railways, pipes, pipelines, sewers, dams, hydroelectric power stations, generators, drains, wires, lines or similar facilities as may be necessary for the Enterprise; and

     c) all other areas in which the Company shall have the right to construct such additional facilities as the Company deems necessary or convenient for the Enterprise.

     Upon any such filing by the Company, the Government shall make arrangements for the Company to utilize and remain within all such areas and such land covered by such plans (or such comparable areas as may be agreed between the Government and the Company) and to exercise the other rights specified above with respect to each such area. The use and occupancy of any areas covered by such plans shall not be subject to payment by the Company of any charges or fees of any kind other than those specified elsewhere in this Agreement. The plans filed pursuant to this Paragraph shall, to the extent practicable, provide descriptions in sufficient detail to permit precise identification of the designated areas. The Government shall assist the Company in arrangements for any necessary resettlement of bona fide local inhabitants whose resettlement from any part of the Contract Area or any Project Area is necessary and the Company shall pay for such resettlement and provide reasonable compensation for any dwelling, privately owned lands (including such landownership based on any Indonesian customs or customary laws, generally or locally applicable) or other improvements in existence on any such parts which are taken or damaged by the Company in connection with its activities under this Agreement.

4.	Company Right To Use Natural Resources In Contract Area.

     Subject to the generally applicable laws and regulations of Indonesia from time to time in effect, and to the payments provided for in Article 9 of this Agreement but to no other payments to the Government, and with due recognition of the rights of private parties created prior to the Effective Date, and subject to payments of such reasonable compensation to any such private party with rights thereto created prior to the execution of this Agreement as may be customary in the Contract Area, the Company may take and use from the Contract Area or any Project Area such timber for construction purposes, soil, stone, sand, gravel, lime, water and other products and materials as are necessary for or are to be used by the Enterprise.

5.	Clearance of Obstructions.

     The Company shall also have the right, in compliance with the laws and regulations from time to time in effect in Indonesia, to clear away and remove such timber, overburden and other obstructions as may be necessary or desirable for the Mining, construction of facilities and any other operations of the Company under this Agreement, provided that the Company shall take into account other rights granted by the Government such as grazing, timber cutting and cultivation rights, and rights of way, by conducting its operations under this Agreement so as to interfere as little as possible with such rights.

6.	Company Right To Use Natural Resources Outside The Contract Area.

     The Company may, at its own expense, take and use any of such products and materials from other areas outside the Contract Area or any Project Area, including but not limited to products and materials necessary or appropriate in its view to the further development of the hydroelectric potential of the Larona River, subject to the rights of other parties, to the approval of the Government, and to the payment of such compensation as may be agreed between the Company and such other parties or the Government and in accordance with the laws and regulations of Indonesia from time to time in effect.

7.	Conflicting Rights.

     The Government recognizes that the Company shall have the prior and paramount right to develop any and all portions of the Contract Area or any Project Area as to which the Company shall have made the filings called for by Paragraph (3) of this Article. At the request of the Company, the Government shall cooperate in a joint endeavor to alleviate any interference which may arise from others operating under conflicting rights. The Government agrees promptly to consult with the Company in the event it shall contemplate legislation which has or could have consequences adverse to the Company’s continued use and enjoyment of any of the areas referred to in this Paragraph.

8.	Operations in Remote Areas.

     The Company and the Government recognize that certain of the existing and proposed operations of the Company hereunder are to be carried out in remote areas with difficult terrain and access and that, accordingly, the Company has been and may be required to develop special facilities and to carry out special functions in order to fulfill its obligations in such areas under this Agreement. In recognition of the added burdens and expenses to be borne by the Company, and of the additional services to be performed by it, as a result thereof, the Government acknowledges that appropriate arrangements shall be required in order to minimize the adverse economic and operational tests resulting from the administration of laws and regulations of the Government having effect in respect of such areas and the Company’s compliance obligations thereunder.

ARTICLE 15

FORCE MAJEURE

1.	Effect of Force Majeure.

     Any failure by the Government or by the Company to carry out any of its obligations under this Agreement shall not be deemed a breach of contract or default if such failure is caused by force majeure, that party having taken all appropriate precaution, due care and reasonable alternative measures with the objectives of avoiding such failure and of carrying out its obligations under this Agreement. If any activity is delayed, curtailed or prevented by force majeure, then anything in this Agreement to the contrary notwithstanding, the time for carrying out the activity thereby affected and the term of this Agreement specified in Article 26 shall each be extended for a period equal to the total of the periods during which such causes or their effects were operative, and for such further periods, if any, as shall be necessary to make good the time lost as a result of such force majeure. For the purposes of this Agreement, force majeure shall include among other things: war, insurrection, civil disturbance, blockade, sabotage, embargo, strike and other labor conflict, riot, epidemic, earthquake, storm, flood, or other adverse weather conditions, explosion, fire, lightning, adverse order or direction of any Government de jure or de facto or any instrumentality or subdivision thereof, act of God, the public enemy, breakdown of machinery having a major effect on the operation of the Enterprise and any cause (whether or not of the kind hereinbefore described) over which the affected party has no reasonable control and which is of such a nature as to delay, curtail or prevent timely action by the party affected.

2.	Notice of Force Majeure.

     The party whose ability to perform its obligations is affected by force majeure shall notify as soon as practicable the other party thereof in writing, stating the cause of such force majeure, and the parties shall endeavor to do all reasonable acts and things within their power to remove such cause; provided, however, that neither party shall be obligated to resolve or terminate any disagreement with third parties, including labor disputes, except under conditions acceptable to it or pursuant to the final decision of any arbitral, judicial or statutory agencies having jurisdiction to finally resolve such disagreement. As to labor disputes, the Company may request the Government to cooperate in a joint endeavor to alleviate any conflict which may arise.

ARTICLE 16

DEFAULT

1.	Notice and Cure of Default.

     Subject to the provisions of Article 15 of this Agreement, and except as otherwise set forth in Paragraph (4) of this Article, in the event that the Company is found to be in default in the performance of any provision of this Agreement, the Government, as its default remedy under this Agreement, shall give the Company written notice thereof (which notice must state that it is pursuant to this Article and must include the details giving rise to such notice) and the Company shall have a maximum of one hundred eighty (180) days after receipt of such notice to cure such default. The actual time within which to cure such default shall be stipulated in the said written notice in each individual case as may be reasonable under the circumstances considering the nature of the default. In the event the Company cures such default within such period, this Agreement shall remain in full force and effect without prejudice to any future right of the Government in respect of any future default. In the event the Company does not cure such default within the time stipulated in the notice, the Government shall have the right to terminate this Agreement in accordance with the provisions of Article 18 of this Agreement. Any failure by the Company to comply with any provisions of this Agreement relating to one or more Mining Areas, and not to all Mining Areas or to the Enterprise as a whole, shall not be considered to be a default under this Article. In the event of such failure, and in the event that, after prior consultation with and notice to the Company in accordance with this Paragraph, such failure has not ceased to exist or has not been cured, the Government shall have the right to close such Mining Areas or any part thereof and to require the Company to relinquish such Mining Areas or such parts.

2.	Monetary Default; Cure.

     Notwithstanding the cure period provided for in Paragraph (1) of this Article, in the event that, after the provision of notice to the Company as set forth in Paragraph (1), the Company shall be found to be in default in the making of any payment of money to the Government which the Company is required to make pursuant to Article 8 and Article 9 of this Agreement, the period within which the Company must cure such default shall be thirty (30) days after the receipt of such notice. The penalty for late payment shall be an interest charge on the amount in default from the date the payment was due to the date of such payment at the rate of the New York prime interest rate in effect on the date of default plus four percent (4%). This or other penalties provided for in this Article may not be taken as deductions in the calculation of taxable income.

3.	No Default Pending Settlement.

     The Company shall not be deemed to be in default in the performance of any provision of this Agreement concerning which there is any dispute between the parties until such time as all disputes concerning such provision, including any contention that the Company is in default in the performance thereof or any dispute as to whether the Company was provided a reasonable opportunity to cure a default, have been settled as provided in Article 17 of this Agreement.

4.	Default Remedies With Regard To Undertakings.

     Notwithstanding the general default remedy set forth in Paragraphs (1), (2) and (3) above, the sole remedies of the Government with regard to a default by the Company in respect of its undertakings in Article 3 of this Agreement shall be as follows:

a) In the case the Company fails to fulfill Article 3(1)(a).

     If, subject to the provisions of Article 15 of this Agreement, the procedures set forth in Article 3(1)(c) of this Agreement and the notice procedures set forth in Article 16(1) of this Agreement, the Company is determined to be in default with respect to Article 3(1)(a) of this Agreement, the Company shall have a period of one hundred eighty (180) days after receipt of such notice to cure such default. In the event the Company cures such default within such period, this Agreement shall remain in full force and effect without prejudice to any future right of the Government in respect of any future default. In the event the Company does not cure such default within such time, the Government, after prior consultation with the Company pursuant to Article 19(4) of this Agreement, as its sole remedy may elect to determine that, solely with respect to that portion of the Contract Area referred in Article 3(1)(a) of this Agreement, and subject to the provisions of Article 18(2) of this Agreement, the Termination Date shall be March 31, 2008, in which event the provisions of the 1968 COW shall remain in full force and effect until such time, without prejudice to the Company’s right to request a further extension thereof under Article 22 thereof. In such event, the Company shall also submit to the Government, within 180 days after such determination, its development plans for Pomalaa and Bahudopi. If, after consultation with the Company pursuant to Article 19(4) of this Agreement, the Government shall disapprove such plans, the Government shall have the further right, subject to Article 18(2) of this Agreement, to close either or both of the Mining Areas related to the Pomalaa and Bahudopi deposits and to require the Company to relinquish such Mining Areas and, upon the Government’s exercise of such right, the Company shall relinquish such Mining Areas.

b) In the case the Company fails to fulfill Article 3(1)(b).

     If, subject to the provisions of Article 15 of this Agreement, the procedures set forth in Article 3(1)(d) of this Agreement and the notice procedures set forth in Article 16(1) of this Agreement, the Company is determined to be in default with respect to either of the expansions set forth in Article 3(1)(b) of this Agreement, the Company shall have a period of one hundred eighty (180) days after receipt of such notice to cure such default. In the event the Company cures such default within such period, this Agreement shall remain in full force and effect without prejudice to any future right of the Government in respect of any future default. In the event the Company does not cure such default within such time, the Government, after prior consultation with the Company pursuant to Article 19(4) of this Agreement, shall have as its sole default remedy, subject to Article 18(2) of this Agreement, the right to close the Mining Areas related to the expansion concerned and to require the Company to relinquish such Mining Areas. No such default shall, however, either (i) affect any other part of the Contract Area; (ii) prejudice the Company’s right to undertake any other expansion contemplated by Article 3(1)(b) of this Agreement; or (iii) preclude the Company from seeking further extensions of this Agreement pursuant to Article 26 of this Agreement.

c) In the case the Company fails to fulfill Article 3(4).

     To the extent that the amounts referred to in Article 3(4) of this Agreement for expenditure in the Province of Southeast Sulawesi or in the Province of Central Sulawesi shall not have been expended by the Company by the time of completion of the Company’s undertaking applicable to the Province concerned, the Company shall be obligated to pay, as a default payment and as the sole remedy of the Government, that portion of such amount which shall not have been expended by such time to the Province concerned; provided that, in no event shall the total amount of payments made to either such Province under Article 3(4) of this Agreement and this Article 16(4)(c) exceed $3 million.

5.	Substitution of Undertakings.

     If the Company shall elect to substitute an undertaking of comparable scope, expenditure and beneficial impact upon Indonesia for one or more of the expansion undertakings set forth in Article 3(1)(a) or 3(1)(b) of this Agreement, upon receipt of the approval of the Government therefor, which approval shall not be unreasonably withheld, such undertaking shall be substituted for such prior undertaking or undertakings and the failure of the Company to complete such prior undertaking shall not constitute an event of default.

ARTICLE 17

SETTLEMENT OF DISPUTES

1.	Conciliation and Arbitration.

     The Government and the Company hereby consent to submit all disputes between the parties hereto arising before or after termination hereof, out of this Agreement or the application hereof or the operations hereunder, including contentions that a party is in default in the performance of its obligations hereunder, for final settlement, either by conciliation, if the parties wish to seek an amicable settlement by conciliation, or by arbitration. Where the parties seek an amicable settlement of a dispute by conciliation, such conciliation shall take place in accordance with the UNCITRAL Conciliation Rules contained in resolution 35/52 adopted by the United Nations General Assembly on 4 December, 1980 and entitled “Conciliation Rules of the United Nations Commission on International Trade Law”. Where the parties arbitrate, such dispute shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules contained in resolution 31/98 adopted by the United Nations General Assembly on 15 December, 1976 and entitled “Arbitration Rules of the United Nations Commission on International Trade Law.” The foregoing provisions of this Paragraph do not apply to tax matters which are subject to the jurisdiction of Majelis Pertimbangan Pajak (The Tax Appeals Board), or its successor. The language to be used in conciliation and arbitration proceedings shall be the English language, unless the parties otherwise agree.

2.	Remedies Prior to Arbitration.

     Before the Government or the Company institutes an arbitration proceeding under the UNCITRAL Arbitration Rules, they will use their best endeavors to resolve the dispute through consultation and use of administrative remedies; provided that the Company shall not be obligated to pursue any such remedies for more than ninety days after it has notified the Government of an impending dispute if such remedies involve a request or application to the Government.

3.	Place of Conciliation or Arbitration and Nature of Decisions.

     Conciliation or arbitration proceedings conducted pursuant to this Article shall, if appropriate arrangements can be made, be held in Jakarta, Indonesia, unless the parties agree upon another location or unless the aforesaid rules or the procedures thereunder otherwise require. The provisions of this Article shall continue in force notwithstanding the termination of this Agreement. An award pursuant to any such arbitration proceedings shall be enforceable against and binding upon the parties hereto, and shall be specifically enforceable in Indonesia, whether or not the proceedings have been held in Indonesia.

ARTICLE 18

TERMINATION

1.	Termination By Company.

     At any time during the term of this Agreement, after having used all reasonable diligence in its endeavor to conduct its activities under this Agreement, if in the Company’s opinion the Enterprise is not workable, the Company shall consult with the Department and may thereafter submit a written notice to terminate this Agreement and to be relieved of its obligations hereunder. At the time of the submission of such notice, the Company shall make available to the Department, to the extent requested by the Department, all relevant data and information related to the Company’s activities under this Agreement which have not theretofore been delivered to the Department. Such data and information shall include, but not be limited to, documents, maps, plans, work sheets and other technical data and information. Upon confirmation of termination by the Department or within a period of six months from the date of the giving of such written notice by the Company, whichever shall first occur, this Agreement shall automatically terminate and the Company shall be relieved of its obligations under this Agreement except as hereinafter specifically provided in this Article. In the event, however, that such data and information, to the extent requested by the Department, have not been provided by the Company, the Department will so notify the Company and such termination shall not come into effect until such time as such data and information have been provided.

2.	Sale of Contract Properties Upon Termination.

     Upon termination of this Agreement pursuant to this Article or termination of this Agreement by reason of the expiration of the term of this Agreement, all Contract Properties, movable and immovable, of the Company within the Project and Mining Areas shall be offered for sale to the Government, at cost or market value, whichever is the lower, but in no event lower than their then depreciated book value determined in accordance with Generally Accepted Accounting Principles. The Government shall have an option, valid for thirty days from the date of such offer, to buy, within ninety days after acceptance by the Government of such offer, all such property at the agreed value payable in United States Dollars and through a bank outside of Indonesia to be agreed upon by both parties. If the Government does not accept such offer within the said thirty day period, the Company may sell, remove or otherwise dispose of any or all of such property during a period of twelve months after the expiration of such offer. The Government will use its best efforts to facilitate the disposition by the Company of any of such Contract Properties that the Company desires to dispose of.

     Any of such Contract Properties not so sold, removed or otherwise disposed of shall become the property of the Government without any compensation to the Company.

3.	Certain Property to Become Government Property.

     It is agreed, however, that any Contract Properties, movable and immovable, which shall at time of any such termination be in use for a public purpose, such as roads, schools and hospitals, with the equipment therein, within Indonesia shall immediately become the property of the Government without any compensation to the Company; and the Company shall recognize the items referred to in (c) of sub-Paragraph 1 of Article 24 of Law No. 11 of 1967 relating to safety, and Paragraphs 3, 4 and 5 of Article 46 of Government Regulation No. 32 of 1969.

4.	Valuation.

     All sales, removals or disposal of the Company’s property pursuant to any such termination shall be effected according to laws and regulations in effect on the Effective Date and any gain or loss from sale or disposal as related to the written down book value shall be determined in accordance with Article 9 of this Agreement. All values shall be based on Generally Accepted Accounting Principles.

5.	Prior Rights and Obligations.

     Rights and obligations which have come into effect prior to any such termination and rights and obligations relating to transfer of currencies and properties which have not yet been completed at the time of such termination shall continue in effect for the time necessary or appropriate fully to exercise such rights and discharge such obligations. Additionally, the Company shall be granted the right to transfer abroad all or any proceeds of sale received under this Article, subject to the requirements of Article 11 of this Agreement.

ARTICLE 19

COOPERATION OF THE PARTIES

1.	Parties to Use Best Efforts.

     The parties to this Agreement agree that they will at all times use their best efforts to carry out the provisions of this Agreement to the end that the Enterprise may at all times be conducted in accordance with internationally accepted Mining standards.

2.	Indonesian National Interest.

     The Company agrees to plan and conduct all operations under this Agreement in accordance with the standards and requirements imposed elsewhere in this Agreement for the sound and progressive development of the Mining industry in Indonesia, to give at all times full consideration to the aspirations and welfare of the people of the Republic of Indonesia and to the development of the nation, and to co-operate with the Government in promoting the growth and development of Indonesian economic and social structure, and subject to the provisions of this Agreement, at all times to comply with the laws and regulations of Indonesia.

3.	Action By Government.

     The Department on behalf of the Government agrees that during the term of this Agreement the Government, consistent with Law No. 1 of 1967, as amended by Law No. 11 of 1970, on Foreign Capital Investment, (i) it will take no action which is inconsistent with the provisions of this Agreement so as to adversely affect the conduct of the Enterprise hereunder, including, without limitation, any action of condemnation or nationalization of the Enterprise or any part thereof, and (ii) will at all times co-operate with the Company in handling all administrative actions and determinations relating to the Enterprise in the most expeditious manner consistent with orderly procedures.

4.	Consultations.

     All consultations between the Company and the Government shall be carried out in a spirit of cooperation with due regard to the intent and objectives of the Company and the Government. Each of the Company and the Government desires to realize the success of the Enterprise for the benefit of the people of the Republic of Indonesia, the development of the Nation, the growth and development of its economic and social structure, the continued operation of the Company and the development of the mineral resources of the Republic of Indonesia.

ARTICLE 20

PROMOTION OF NATIONAL INTEREST

1.	Preference to Indonesians.

     In the conduct of its activities under the Agreement, the Company shall utilize Indonesian manpower, services and raw materials produced from Indonesian sources and products manufactured in Indonesia to the extent such services and products are available on a competitive time, cost (including credit terms), quantity and quality basis.

2.	Board of Commissioners.

     The Company shall continue to seek to include such number of Indonesian citizens as members of its Board of Commissioners (Dewan Komisaris) as shall be proportionate to the percentage of the Company’s equity owned by Indonesian citizens .

3.	Indonesian Share Ownership.

     All shares in the capital stock of the Company may be freely sold, pledged or otherwise transferred by the owners thereof except that, without the written consent of the Government, no such transfer may be made of shares owned directly or indirectly by Inco Limited if such transfer shall have the effect of removing Control of the Company from Inco Limited. The Company and the Government recognize the significant investment made by Inco Limited to develop the Company’s currently existing facilities in the Contract Area and the importance of the continued sponsorship of Inco Limited to the operations of the Company. Based upon this recognition, the Government hereby confirms that, over the term of the Company’s Contract of Work as extended hereby, Inco Limited shall continue to exercise Control and that nothing in this Agreement or the 1968 COW shall require the Company or Inco Limited to offer or to sell to Indonesians any shares in the Company in addition to an aggregate of 49,681,694 shares sold to the public pursuant to BAPEPAM License No. SI-097/SHM/MK.10/1990 dated April 6, 1990.

ARTICLE 21

REGIONAL COOPERATION IN REGARD TO ADDITIONAL INFRASTRUCTURE

1.	Coordination Between The Government and The Company.

     The Company will at all times co-operate with the Government in utilizing its best efforts to plan and coordinate its activities and proposed future projects in the Contract Area or the Project Areas. Living accommodations and facilities and working conditions provided by the Company for its operations shall be of a Government standard commensurate with those of good employers operating in Indonesia.

2.	Maximizing Regional Benefit.

     In relation to the region, the Company will endeavor to cooperate with each Government having jurisdiction over it in maximizing the economic and social benefits generated by the Enterprise in the Contract Area in respect to:

     a) coordinating such benefits with local and regional infrastructure studies undertaken by the Government together with benefits generated by other interested local, foreign and international public and private entities; and

     b) assisting and advising the Government, when requested, in its planning of the infrastructure and regional development which the Company may deem useful to the Enterprise and to existing and future industries and activities in the area of the Enterprise.

3.	Public Use of Company Facilities.

     Subject to the Company’s ability to obtain insurance in respect thereof at reasonable cost, the Company shall allow the public and the Government to use any wharf and harbor installations, air strips or roads which have been constructed by the Company pursuant to this Agreement and which are located outside the Company’s Mining Areas and the related Project Areas provided that:

     a) any such use shall be subject to such regulations and limitations as the Company shall reasonably impose, and shall in no event adversely affect or interfere with the Company’s operations hereunder; and

     b) the Company shall be entitled to impose such charges therefor as shall be appropriate to reflect the cost of maintaining such facilities and, with respect to any commercial use of such facilities, the capital cost thereof.

4.	Company Maintenance of Roads.

     The Company shall maintain and be responsible for the maintenance of all roads of the Enterprise in the Contract Area and in each Project Area.

5.	Roads Available for Public Use.

     Subject to the Company’s absolute priority right to utilize such roads, all roads constructed by the Company outside the Contract Area, to the extent used by the public, shall be public roads for the purposes of the provisions of the traffic laws and regulations from time to time in effect in Indonesia. To the extent that the plans and designs for the Enterprise as approved by the Government so provide and thereafter from time to time, the Government shall make such special regulations under the traffic laws as it considers necessary or desirable for the proper safety of the users of the said roads.

6.	Road Damage; User Charges.

     If the Company’s use of the existing public roads results in or is likely to result in significant damage thereto or deterioration thereof, the Company shall pay to the Government or other authority having control over the roads the cost (or an equitable proportion thereof having regard to the use of such roads by others) of preventing or making good such damages or deterioration or of upgrading to a standard necessary having regard to such increased traffic. In addition, the Government or other authority having control over any such road may require the Company to pay a maintenance user charge based upon what is fair and reasonable having regard to the continuing cost (excluding any profit to the Government or such other authority) of operation and maintenance of such road and the use of such road by others; provided that, in lieu of making any such payments, the Company shall have the right to elect to maintain at its own expense any such road needed by it for its operations hereunder.

7.	Telecommunications Facilities.

     In the event that the Government is unable to provide adequate telecommunications facilities within the Contract Area or any Project Area, the Company may, in accordance with rules and regulations from time to time in effect in Indonesia, install and operate such telecommunications facilities as it may require; provided that it shall allow the Government and the public to use such facilities on the following terms; (i) any such use shall be subject to such regulations and limitations as the Company shall reasonably impose, and shall in no event adversely affect or interfere with the Company’s operations hereunder and (ii) the Company shall be entitled to impose such charges therefor as shall be appropriate to reflect the cost of maintaining and operating such facilities and, with respect to any commercial use of such facilities, the capital cost thereof. In the event that, prior to any such installation by the Company, adequate telecommunications facilities of the type needed by the Enterprise can be provided by the Government, the Company shall be obliged to use the Government’s network and pay reasonable standard charges for telecommunications services.

8.	Camps and Permanent Facilities.

     The Company may, at its own cost, in accordance with the laws and regulations from time to time in effect in Indonesia, construct and establish and develop camps or permanent facilities sufficient to service the needs of the Enterprise.

ARTICLE 22

ENVIRONMENTAL MANAGEMENT AND PROTECTION

1.	Best Efforts to Minimize Environmental Harm.

     The Company shall, in accordance with prevailing laws and regulations of Indonesia governing the Environment and natural preservation from time to time in effect, use its best efforts to conduct its operations under this Agreement, consistent with economic and technical feasibility, so as to minimize material harm to the Environment through the use of recognized modern Mining industry practices to protect natural resources against unnecessary damage, to minimize Pollution and harmful emissions into the Environment, to dispose of Waste in a manner consistent with good Waste disposal practices, and in general to provide for the health and safety of its employees and the local community. The Company shall not take any acts which may unnecessarily and unreasonably block or limit the further development of the Mineral resources of the Mining Areas in which it operates.

2.	Safety Precautions.

     The Company shall install and utilize such internationally recognized modern safety devices and shall observe such internationally recognized modern safety precautions as are provided and observed under conditions and operations comparable to those undertaken by the Company under this Agreement, including measures designed to prevent and control fires.

3.	Environmental Impact Studies.

     The Company shall include in any feasibility study for a new Mining Area or new Project Area an environmental impact study which analyzes the potential impact of its operations on land, water, air, biological resources and human settlements. The environmental study will also outline measures which the Company intends to use to mitigate materially adverse impacts. Copies of such studies shall be forwarded to each of the local Governments concerned.

ARTICLE 23

LOCAL BUSINESS DEVELOPMENT

1.	Support To Indonesian Nationals.

     The Company shall, to the extent reasonably and economically practicable, having regard to the nature of particular goods and services, promote, support, encourage and lend assistance to Indonesian nationals desirous of establishing enterprises and businesses providing goods and services for the Enterprise and for any permanent settlements constructed by the Company and the residents thereof, and shall generally promote, support, encourage and assist the establishment and operation of local enterprises outside its Mining Areas and any related Project Areas for the benefit of the Enterprise.

2.	Local Sub-contractors.

     The Company shall make maximum use of local registered sub-contractors where such sub-contractors’ services are available at competitive prices and of comparable standards with those obtainable from other third party suppliers, whether inside or outside Indonesia.

3.	Preference to Local Landowners.

     Insofar as it is practicable, the Company shall give first preference in its assistance hereunder to landowners in and other people originating from the area of the Enterprise.

4.	Business and Community Development Program.

     The Company will, directly or indirectly so far as it is economically feasible in the Company’s judgment for it to do so, continue to assist in the development of a Business (including cooperatives) and Community Development Program designed to assist Indonesian nationals in the area in which the Enterprise is located in lines of business which are related to the business carried on by the Company. The Company and the Government shall cooperate closely in carrying out such program.

5.	Annual Review of Business and Community Development Program.

     Except as otherwise agreed by the Government, the Company’s Business and Community Development program shall be reviewed annually by the Company, in consultation with the Government, and may be altered by mutual consent between the Company and the Government with a view to securing maximum benefit to Indonesian nationals and local enterprises from the operations of the Company and the carrying out of the Enterprise.

6.	Consultation With Government; Annual Report.

     Except as otherwise agreed by the Government, the Company shall consult from time to time with representatives of the Government and furnish the Government annually with a report concerning the following:

     (a) the implementation of the training and manpower aspects of the Business and Community Development Program;

     (b) the implementation of provisions relating to local purchasing of supplies, and

     (c) the implementation of provisions relating to local business development.

ARTICLE 24

ASSIGNMENT

(1)	Consent to Assignment.

     This Agreement may not be transferred or assigned (including for the purpose of financing) in whole or in part, without the prior written approval of the Minister; provided, that, in the event of any such transfer or assignment, the Company shall not be relieved from any of its obligations hereunder except to the extent that the transferee or assignee shall assume such obligations.

(2)	Transfer of Shares.

     The Shareholders of the Company shall not transfer shares of the Company without the prior written consent of the Department which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Department shall not be required in the case of;

     (a) a transfer of shares of the Company listed on the Jakarta Stock Exchanges in Indonesia;

     (b) a transfer by a shareholder of all or some of its shares of the Company to any Affiliate of such shareholder.

ARTICLE 25

FINANCING

1.	Company Responsibility; Debt/Equity Ratio.

     The Company shall have sole responsibility for financing the Enterprise and shall maintain sufficient capital to carry out its obligations under this Agreement. The Company may determine the extent to which the financing shall be accomplished through issuance of shares of the Company or through long-term or short-term borrowings by the Company, including borrowings from and loans to its Affiliates; provided that, the Company shall at all times maintain a ratio of shareholders capital to indebtedness which is sufficient to reasonably assure its solvency for the benefit of the Government and the Company’s creditors and shareholders.

2.	Long Term Borrowings.

     Any long term borrowing by the Company pursuant to the terms of this Agreement shall be on such repayment terms and at such effective rates of interest (including discounts, compensating balances and other costs of obtaining such borrowings) as are reasonable and appropriate for Mining companies in circumstances then prevailing in the international capital markets, after complying with existing procedures for obtaining foreign loans.

3.	Encumbrances.

     For the purpose of securing financing, the Company may mortgage, pledge or otherwise encumber its assets, subject to Paragraph (1) of Article 24 of this Agreement.

ARTICLE 26

TERM

1.	Transition.

     The effective dates of the 1968 COW and this Agreement shall be as follows;

     a) Between the Effective Date and March 31, 2008.

     The 1968 COW shall continue to remain in full force and effect from and after the Effective Date to and including March 31, 2008 except for Article 16 (“Default By Company”), Article 17 (“Termination by the Company”), Article 18 (“Force Majeure”), Article 19 (“Settlement of Disputes”) and Article 22 (“Term”) thereof, which Articles, except as otherwise specifically set forth herein, will be superseded and replaced on the Effective Date by the corresponding provisions (i.e, Articles 15 (“Force Majeure”), 16 (“Default”), 17 (“Settlement of Disputes”), 18 (“Termination”), and 26 (“Term”), respectively) of this Agreement, including the definitions related thereto as set forth in Article 1 of this Agreement. In addition, Article 2 (“Continuation of the Company As Sole Contractor of the Government in the Contract Area”); Article 3 (“Undertakings By the Company”), specifically designated portions of Article 9 (“Taxes and Other Financial Obligations of the Company”) and Annex “F” (“Rules for the Computation of Income Tax”); Article 19 (“Cooperation of the Parties”); Article 27 (“Governing Law”) and Article 28 (“Miscellaneous Provisions”) of this Agreement, and the definitions related thereto as set forth in Article 1 of this Agreement, shall become effective on the Effective Date.

     b) On and After April 1, 2008.

     Effective April 1, 2008 and subject to the Memorandum of Understanding, the entirety of the 1968 COW shall be superseded and replaced by this Agreement.

     c) Term

     This Agreement shall remain in effect from and after the Effective Date to and including December 28, 2025 or such subsequent date to which this Agreement may be extended or renewed pursuant to Article 26 (2) (the “Termination Date”).

2.	Extension or Renewal of Agreement.

     This Agreement may be extended or renewed upon the following terms:

     a) Long-Term Planning and Additional Financing

     If at any time the Company shall (i) propose a substantial new investment in the Enterprise or (ii) require an extension or renewal of this Agreement in order (x) to facilitate additional financing, long term sales contracts, its obligations as a public company, or otherwise or (y) to render economically feasible, in the Company’s opinion, any expansion contemplated by Article 3(1)(b), and shall so request an extension or renewal of this Agreement, the Government will give sympathetic consideration to any such request, taking into account, among other factors deemed relevant by the Government, the progress the Company shall have achieved at the time of such request, in respect of its undertakings set forth in Article 3, to permit continuation of the Enterprise on the basis of longterm planning and sound mining and operating practices and to assure continued employment of those devoting their time and effort to the Enterprise for such extended or renewed term or terms as the Company and the Government shall mutually agree.

     b) Demonstration of Benefits to Indonesia.

     If at any time the Company shall request an extension or renewal of this Agreement and demonstrate to the Department that the Enterprise has provided positive benefit to the economy of the Republic of Indonesia, including, but not limited to, the provision of employment opportunities within the Company’s Contract Area or any related Project Area; the generation of tax, export and other revenues to the Government; and the responsible stewardship of the Environment, the Government will give sympathetic consideration to an extension or renewal of this Agreement for such extended or renewed term or terms as the Company and the Government shall mutually agree.

ARTICLE 27

GOVERNING LAW

1.	Governing Law.

     Except as otherwise expressly provided for herein, this Agreement, its implementation and operation shall be governed and construed and interpreted in accordance with the laws of the Republic of Indonesia. This Agreement has been drawn up in both the Indonesian and English languages and both texts are valid. In the event of any divergence between the two texts, however, the English text shall prevail and shall be considered the official text.

2.	Agreement To Have Effect of Law.

     This Agreement shall have the force and effect of law. The Government and the Company have also entered into the Memorandum of Understanding which sets forth their mutual understandings concerning certain technical and transitional tax matters concerning this Agreement and the 1968 COW. By their approval of this Agreement, the Government and the Company acknowledge their responsibility for this Agreement and the Memorandum of Understanding.

3.	Variance With Other Laws.

     By reason of authorization contained in the Foreign Capital Investment Law (No. 1 of 1967), as amended by Law No. 11 of 1970, this Agreement shall be enforceable in accordance with its terms, including any cases where the provisions of this Agreement may be at variance from time to time with foreign exchange, customs, taxation and other laws and regulations of the Republic of Indonesia, in which event the provisions of this Agreement shall govern.

ARTICLE 28

MISCELLANEOUS PROVISIONS

1.	Further Instruments.

     Each of the parties agrees to execute and deliver all such further instruments, and to do and perform all such further acts and things, as shall be necessary or convenient to carry out the provisions of this Agreement.

2.	Notices.

     Any notice, request, waiver, consent, approval and other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or made when it shall be delivered by hand or by mail, telegram, cable, or facsimile, with postage or transmission charges fully prepaid, to the party to which it is required or permitted to be given or made at such party’s address hereinafter specified, or at such other addresses as such party shall have designated by notice to the party giving such notice or making such request:

     If to the Government, addressed to:

     The Minister of Mines and Energy of the Republic of Indonesia
     c/o The Director General of Mines
     Jl. Jenderal Gatot Subroto Kav. 49
     Jakarta Selatan, Indonesia
     Facsimile Number; 62 21 525 5863 or 62 21 525 1494

     If to the Company, addressed to:

     President Director
     P.T. International Nickel Indonesia
     Wisma Antara, 18th Floor
     Jl. Medan Merdeka Selatan No. 17
     Jakarta 10110, Indonesia
     Facsimile Number; 62 21 381 0804

     With a copy addressed to:

     Inco Limited
     145 King Street West
     Suite 1500
     Toronto, Ontario, Canada M5H 4B7
     Facsimile Number; 416-361-7788
     Attention; Office of the General Counsel

3. Consent By Government

     The Minister or his designee may take any action or give any consent on behalf of the Government which may be necessary or convenient under or in connection with this Agreement for its better implementation and any action so taken or consent so given shall be binding upon the Government and any instrumentality or sub-division thereof.

4. Singular and Plural Terms; Headings

     When required by the context of this Agreement, each number (singular or plural) shall include all numbers and each gender shall include all genders. The headings appearing in this Agreement are not to be construed as interpretations of the text or provisions hereof, but are intended only for convenience of reference.

5. Entire Agreement

     The terms of this Agreement (including the Annexes hereto and the Memorandum of Understanding) constitute the entire agreement between the parties hereto and, except as specifically set forth herein with regard to the 1968 COW, and in such Memorandum of Understanding, no previous communications, representations, or agreements, either oral or written, between the parties hereto with respect to the subject matter hereof shall vary the terms of this Agreement.

6. Consent Or Approval Not To Be Delayed

     Where an approval or consent or concurrence of a Ministry or the Government of Indonesia or any subdivision or instrumentality thereof is required, and where an application is made by the Company to the Government of Indonesia under this Agreement, such approval or consent will not be unreasonably withheld or delayed.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date appearing at the beginning of this Agreement.

FOR THE GOVERNMENT OF THE REPUBLIC OF INDONESIA
/s/ I.B. Sudjana
I.B. Sudjana
Minister of Mines and Energy

P.T. INTERNATIONAL NICKEL INDONESIA
/s/ Scott M. Hand
Scott M. Hand
President Commissioner

/s/ Rumengan Musu
Rumengan Musu
President Director

ANNEX “A”

CONTRACT AREA

     The description of the Company’s contract area set forth below reflects all relinquishments undertaken by the Company from the original contract area of the Company provided for in Article 2(h) of the 1968 COW. As used in this Agreement, the term “Contract Area” refers to such original contract area as reduced by all such relinquishments.

		Number of
Block Name	Block Number*	Hectares
Lakes Area	1	108,377.25
Bahudopi	1B	32,123.01
Matano	1E	6,176.48
Lingke	1G	1,548.39
Bulubalang	1H	2,249.33
Latao	4	3,148.11
Suasua	5	10,372.68
Paopao	6	6,785.75
Pomalaa	8	20,286.19
Torobulu	10	13,817.05
Malapulu	12	3,329.66
Kolonodale	25	4,512.35
Matarape	29	1,679.87
Lasolo	29A	4,086.87
TOTAL		218,528.99

*)	The longitude and latitude of each Block and a schematic layout of each such Block are set forth on the following pages of this Annex “A”.

     The above coordinate numbers on each blocks were constituted with the theoretical calculation method and will be surveyed in its field in accordance with the effective procedures.

[Longitude and latitude descriptions not included]

ANNEX “B”

MAP OF CONTRACT AREA

[Complete map included in originally-executed version]

ANNEX “C”

DEADRENT FOR VARIOUS STAGES OF PRODUCTION

(Deadrent is expressed in United States Dollars
Per Hectare Per Annum)

General	Exploration	Feasibility Study	Construction	Operating
Survey Period	Period	Period	Period	Period
No Longer Applicable to Company	No Longer Applicable to Company	No Longer Applicable to Company	No Longer Applicable to Company	$1.50

ANNEX “D”

ROYALTY ON MINERAL PRODUCTION

(Mine and Energy Ministerial Decree No 1166.K/844/M.PE/1992 dated September 1992)

Total
		Production per		Royalty/Tariff
No.	Mineral	Calendar Year	Unit	(US$/Unit)	Explanation
1	2	3	4	5	6
1	Nikel ore	≤1250	Tonne	70.00/tonne	Metal
	(Garnierite)	>1250		78.00/tonne
2	Nickel ore	≤750	Tonne	62.00/tonne	Metal
	(Limonite)	>750		63.00/tonne
3	Cobalt	≤500	Tonne	140.00/tonne	Metal
		>500		156.00/tonne
4	Tin	≤50000	Tonne	59.00/tonne	Metal
		>50000		64.00/tonne
5	Copper	≤80000	Tonne	45.00/tonne	Metal
		>80000		55.00/tonne
6	Lead	≤6000	Tonne	17.50/tonne	Metal
		>6000		18.00/tonne
7	Zinc	≤4000	Tonne	12.00/tonne	Metal
		>4000		12.50/tonne
8	Iron	≤100000	Tonne	2.70/tonne	Metal
		>100000		2.90/tonne
9	Gold	≤2000	Kg	225.00/Kg	Metal
		>2000		235.00/Kg
10	Silver	≤25000	Kg	1.90/Kg	Metal
		>25000		2.00/Kg
11	Platinum	≤100	Kg	35.50/Kg	Metal
		>100		38.50/Kg
12	Mercury	≤500000	Kg	0.16/Kg	Metal
		>500000		0.17/Kg
13	Antimony	≤100000	Kg	0.55/Kg	Metal
		>100000		0.60/Kg
14	Bismuth	≤1000	Kg	45.00/Kg	Metal
		>1000		50.00/Kg
15	Wolframite	≤12.5	Tonne	0.30/Tonne	Metal
		>12.5		0.40/Tonne
16	Vanadium	≤12.5	Tonne	0.10/Tonne	Metal
		>12.5		0.15/Tonne
17	Molybdenum	≤500	Tonne	612.00/Tonne	Metal
		>500		624.00/Tonne
18	Titanium	≤20000	Tonne	41.00/Tonne	Metal
		>20000		42.00/Tonne

Total
		Production per		Royalty/Tariff
No.	Mineral	Calendar Year	Unit	(US$/Unit)	Explanation
1	2	3	4	5	6
19	Chromite	≤15000	Tonne	0.35/Tonne	Concentrate
		>15000		0.45/Tonne
20	Monazite	≤10000	Tonne	60.00/Tonne	Concentrate
		>10000		65.00/Tonne
21	Xenotim	≤100000	Tonne	80.00/Tonne	Concentrate
		>100000		85.00/Tonne
22	Ilmenite	≤12.5	Tonne	0.60/Tonne	Concentrate
		>12.5		0.90/Tonne
23	Zicron	≤12.5	Tonne	17.50/Tonne	Concentrate
		>12.5		18.50/Tonne
24	Rutile	≤12.5	Tonne	4.75/Tonne	Concentrate
		>12.5		5.50/Tonne
25	Iron Sand	≤100000	Tonne	0.60/Tonne	Concentrate
		>100000		0.70/Tonne
26	Sulfur	≤5000	Tonne	2.10/Tonne	Concentrate
		>5000		2.20/Tonne
27	Bauxite	≤200000	Tonne	0.40/Tonne	Ore
		>200000		0.50/Tonne
28	Manganese	≤10000	Tonne	0.25/Tonne	Ore
		>10000		0.35/Tonne
29	Natural/Rock	≤200000	Tonne	0.17/Tonne
	Asphalt	>200000		0.20/Tonne
30	Barite	≤10000	Tonne	0.15/Tonne
		>10000		0.25/Tonne
31	Iodine	≤500	Tonne	83.00/Tonne
		>500		88.00/Tonne
32	Beach Sand	≤100000	Tonne	0.29/Tonne
		>100000		0.30/Tonne
33	Crystal	≤10000	Tonne	0.70/Tonne
	Quartz	>10000		0.75/Tonne
34	Pyrite	≤10000	Tonne	0.15/Tonne
		>10000		0.20/Tonne
35	Diamond	≤500	Carat	—	Carat
		>500		—
36	Nitrate	≤500000	Tonne	0.88/Tonne
		>500000		0.90/Tonne
37	Phosphates	≤500000	Tonne	1.05/Tonne
		>500000		1.08/Tonne
38	Salite	≤500000	Tonne	0.88/Tonne
		>500000		0.90/Tonne
39	Asbestos	≤500000	Tonne	1.05/Tonne
		>500000		1.08/Tonne

Total
		Production per		Royalty/Tariff
No.	Mineral	Calendar Year	Unit	(US$/Unit)	Explanation
1	2	3	4	5	6
40	Talc	≤500000	Tonne	1.05/Tonne
		>500000		1.08/Tonne
41	Mica	≤500000	Tonne	1.05/Tonne
		>500000		1.08/Tonne
42	Magnesite	≤500000	Tonne	1.05/Tonne
		>500000		1.08/Tonne
43	Graphite	≤500000	Tonne	1.05/Tonne
		>500000		1.08/Tonne
44	Yarosite	≤500000	Tonne	1.05/Tonne
		>500000		1.08/Tonne
45	Alum	≤500000	Tonne	0.88/Tonne
		>500000		0.90/Tonne
46	Lensite	≤500000	Tonne	1.05/Tonne
		>500000		1.08/Tonne
47	Ocher	≤500000	Tonne	0.70/Tonne
		>500000		0.72/Tonne
48	Quartz	≤500000	Tonne	0.70/Tonne
	Sand	>500000		0.72/Tonne
49	Kaolin	≤500000	Tonne	0.70/Tonne
		>500000		0.72/Tonne
50	Feldspar	≤500000	Tonne	0.70/Tonne
		>500000		0.72/Tonne
51	Gips	≤500000	Tonne	0.70/Tonne
		>500000		0.72/Tonne
52	Bentonite	≤500000	Tonne	0.70/Tonne
		>500000		0.72/Tonne
53	Pumice	≤500000	Tonne	0.70/Tonne
		>500000		0.72/Tonne
54	Trass	≤500000	Tonne	0.14/Tonne
		>500000		0.16/Tonne
55	Obsidian	≤500000	Tonne	0.41/Tonne
		>500000		0.42/Tonne
56	Perlite	≤500000	Tonne	0.41/Tonne
		>500000		0.42/Tonne
57	Diatomite	≤500000	Tonne	0.70/Tonne
	Earth	>500000		0.72/Tonne
58	Fuller’s Earth	≤500000	Tonne	0.70/Tonne
		>500000		0.72/Tonne
59	Marbles	≤500000	Tonne	0.70/Tonne
		>500000		0.72/Tonne
60	Flint	≤500000	Tonne	0.14/Tonne
		>500000		0.16/Tonne

Total
		Production per		Royalty/Tariff
No.	Mineral	Calendar Year	Unit	(US$/Unit)	Explanation
1	2	3	4	5	6
61	Limestone	≤500000	Tonne	0.14/Tonne
		>500000		0.16/Tonne
62	Dolomite	≤500000	Tonne	0.26/Tonne
		>500000		0.28/Tonne
63	Calsite	≤500000	Tonne	0.26/Tonne
		>500000		0.28/Tonne
64	Granite:
	a. Break/	≤500000	Tonne	0.24/Tonne
	Crush	>500000	Tonne	0.26/Tonne
	b. Block	≤500000	Tonne	1.03/Tonne
		>500000	Tonne	1.05/Tonne
65	Granite, Andesite, Basalt, Trachite (Building Material)	≤500000 >500000	Tonne Tonne	0.26/Tonne 0.28/Tonne
66	Clay:
	a. Fire Clay/Ball clay	≤500000 >500000	Tonne Tonne	0.47/Tonne 0.48/Tonne
	b. Clay Building Material	≤500000 >500000	Tonne Tonne	0.235/Tonne 0.240/Tonne
67	Sand	≤500000 >500000	Tonne Tonne	0.14/Tonne 0.16/Tonne
68	Quartz,	≤500000	Tonne	0.25/Tonne
	Gravel	>500000	Tonne	0.30/Tonne
69	Zeolite	≤500000	Tonne	0.70/Tonne
		>500000	Tonne	0.72/Tonne
70	Gemstone	—	—	10%
71	Semi Precious Stone	—	—	10%

ANNEX “E”

THE METHODS OF ROYALTY CALCULATION

Based on Directorate General of Mines Decree
No. 514.K/844/DDJP/1992 Dated December 28, 1992

     In interpreting and implementing the Royalty of Mineral Production (Mines and Energy Ministerial Decree No. 1166.K/844/M.PE/1992 dated September, 1992), the following explanations of the column headings of ANNEX “D” hereof are provided:

Column 1: “No.”

The reference number for each of the various Minerals that may be subject to the payment of royalties pursuant to the above-reference Decree on Royalty on Mineral Production.

Column 2: “Mineral”

The elemental constituent in the final mined and/or processed product to be sold by the Company, whether in the form of ore, mill concentrate, smelter matte or refined metal.

Column 3: “Total Production Per Calendar Year”

The total amount of production in any one calendar year of the relevant Product sold by the Company. There is excluded from such total production deleterious or poorly recoverable by-products, as determined from the Company’s production, shipping and sales records, for which value is not paid to the Company by a buyer.

Column 4: “Unit”

The unit of production for each Mineral subject to royalty for the purposes of the calculation of such royalty. All units are in metric form (e.g., the term “Ton” in Column 4 refers to a metric ton or tonne.)

Column 5: “Royalty Tariff”

The rate, expressed in United States Dollars per unit of production, applicable to those contained metals, concentrates or ores (as specified in Column 6) for which value is paid to the Company by a buyer, but excluding deleterious or poorly recoverable by-products of relatively low value, as determined from the Company’s production, shipping and sales records.

Column 6: “Explanation”

This column explains whether the Royalty Tariff specified in column 5 is to be applied to the metal content of the product or to the total concentrate or ore weight thereof.

     Reference is made to Article 9 of the Agreement for additional information regarding the Company’s payment obligations in respect of royalties to be paid pursuant to the above-referenced Decree.

ANNEX “F”

RULES FOR THE COMPUTATION OF INCOME TAX

     1.        “Year” means each full calendar year, whether commencing before or after the Effective Date, except that (a) for the calendar year ended December 31, 2008, the term “Year” shall mean (i) the period commencing January 1, 2008 and ending March 31, 2008 and (ii) the period commencing April 1, 2008 and ending December 31, 2008; and (b) in the calendar year in which this Agreement shall be terminated, the term “Year” shall mean the period from January 1 to the date of termination.

     2.        “Products” has the meaning set forth in Article 1 of this Agreement.

     3.        “Operating Expenses” shall be deductible by the Company in determining its Net Taxable Income in respect of any Year and shall mean all paid or accrued expenses attributable to the Company in such Year. Operating Expenses shall include, among other things, the following amounts:

     a)        Amounts in respect of materials, supplies, non-depreciable equipment and utilities.

     b)        Wages, salaries and other compensation, including employee remuneration, to the extent not otherwise classified as Operating Expenses, of personnel employed or engaged by the Company or any of the Affiliates of the Company who are assigned to the Company on a temporary, part-time or permanent basis.

     c)        Benefits in kind provided by the Company in the Contract Area or any Project Area in the form of:

     (i)        Accommodations and housing, including those for families.

     (ii)        Compensation or remuneration in the form of food or drink at the job location and supplies of foodstuffs in order to meet basic daily necessities, including food, drink and supplies of foodstuffs for families.

     (iii)        Medical services inside Indonesia, including medical examinations to meet the medical requirements of the job assignment and medical or hospital treatment.

     (iv)        Educational facilities with regard to a general Elementary, Junior High or Senior High (or comparable level) School education for families.

     (v)        Sports facilities in the Contract Area or any Project Area, including such facilities for families but excluding bowling, golf, hunting, horse racing, and gliding facilities.

     (vi)        Vocation allowance or travel leave facilities for Company employees, including their families and including Expatriate Individuals.

     (vii)        Transportation allowance facilities for Company employees and their families, including Expatriate Individuals, at the time of the termination of employment of such employees or Expatriate Individuals, from the Contract Area to their points of hire.

     d)        Amounts for contracted services provided to the Company by third parties.

     e)        Amounts for premiums for insurance (foreign and domestic) on plant, inventory, machinery, equipment, stores, supplies and for premiums for insurance against business, operational, earthquake and other interruptions and for premiums for insurance against public liability claims; provided that, where such premiums are paid directly or indirectly to Affiliates, such premiums shall not exceed those which would be payable in an arms-length transaction to a party not related to the Company.

     f)        Amounts for royalties, interest and related costs, and payments for patents, design, technical and management information and services, including those to Affiliates; provided that such amounts and payments to Affiliates shall not exceed those which would be payable in an arms-length transaction to a party not related to the Company.

     g)        Amounts in respect of losses resulting from obsolescence, writedowns, shortages, allowed damage claims, theft, or destruction of inventory to the extent not fully compensated for by insurance or otherwise. The amount to be deducted shall be equal to the decrease in the tax basis of such inventory brought about by such losses.

     h)        Amounts for rental payments in respect of tangible assets, such as amounts charged for equipment, plant, and buildings.

     i)        Amounts for deadrent, land and building tax, royalties, uncredited value added tax, sales tax on luxury goods, stamp duty, transfer of ownership tax, import duties, if any, and any other taxes or levies paid pursuant to this Agreement, except corporate income tax and withholding tax.

     j)        Amounts for treating, smelting, refining and other Processing expenses.

     k)        Amounts for handling, loading, storing, transporting and shipping, and other delivery costs (including insurance).

     l)        Amounts for repairs and maintenance.

     m)        Amounts for commissions, discounts, price allowances and sales returns.

     n)        Mining expenses.

     o)        Environmental Management Costs.

     p)        Qualifying business entertainment expenses.

     q)        Commitment, agency, advisory and other financial management expenses incurred by the Company in respect of financing undertaken by the Company.

     r)        All other ordinary and necessary trade or business expenses qualifying under Income Tax Law 1994.

     4.        “Depreciation” in respect of Depreciable Assets shall be deductible by the Company in determining its Net Taxable Income in respect of any Year and shall be calculated as follows:

     a)        Depreciable Assets placed in service by the Company from and after the Effective Date in connection with the Company’s expansion undertakings set forth in Article 3(1)(a) or 3(1)(b) of this Agreement shall be eligible to be depreciated in accordance with the asset classifications and the rates set forth in Government Regulation 34 Year 1994, as such Regulation shall be in effect on the Effective Date.

     b)        Depreciable Assets placed in service by the Company prior to April 1, 2008, other than those referred to in subparagraph 4(a), shall be eligible to be depreciated in accordance with the terms of the 1968 COW until March 31, 2008. Depreciable Assets placed in service on and after April 1, 2008, other than those referred to in subparagraph 4(a), shall be eligible to be depreciated in accordance with the asset classifications and the rates set forth in the Decree of the Minister of Finance Number 82/KMK.04/1995 Dated February 7, 1995, as such Decree shall be in effect on the Effective Date.

     c)        In determining its Net Taxable Income in any Year prior to the Year commencing April 1, 2008, the Company (i) shall be required to recognize gain or loss resulting from any sale or other disposition by it of Depreciable Assets, other than real property, placed in service by or in connection with the Company’s undertakings set forth in Article 3(1)(a) and 3(1)(b) of this Agreement and (ii) shall not be required to recognize gain or loss resulting from any sale or other disposition by it of any other Depreciable Assets, other than real property. The amount of such gain or loss in respect of such other assets shall instead be transferred to the Company’s accumulated reserve for depreciation. The Company shall recognize gain or loss resulting from any sale or other disposition by it of Depreciable Assets on or after the Year commencing April 1, 2008.

     “Depreciable Assets” means tangible assets owned and used by the Company, or owned to obtain, claim, or maintain income, with a useful life of more than one year, including, without limitation, aircraft, buildings, machinery, equipment, dredges, vessels, vehicles, railways, rolling stock, bridges, piers, roads, docks, shipyards, construction in progress and other tangible assets depreciable under Generally Accepted Accounting Principles, including qualifying facilities made available by the Company for its employees and/or for public purposes, including roads, schools and hospitals and their respective equipment, in each case within the Contract Area or any Project Area. Depreciable Assets located outside the Contract Area or any Project Area shall be governed by the provisions of Article 11, Paragraphs (1) — (11) of Income Tax Law 1994.

     5.        “Amortization” in respect of Amortizable Assets shall be deductible by the Company in determining its Net Taxable Income in respect of any Year and shall be determined upon the same basis as set forth in Paragraph 4 of this Annex “F” in respect of Depreciation.

     “Amortizable Assets” means intangible assets owned and used by the Company, including but not limited to:

     (i)        patents, rights, franchises, concessions, licenses, leasehold interests and other intangible assets amortizable under Generally Accepted Accounting Principles and

     (ii)        all expenses incurred prior to commencement of any operations with respect to any Mining Area, including costs of acquisition of Mining or prospecting rights or Mining or prospecting information, Pre-Production Expenses, organizational costs, employee training costs, education grants, and all other deductions allowed under this Agreement or permitted under Income Tax Law 1994.

     6.        “Selling, General and Administrative Expenses” shall be deductible by the Company in determining its Net Taxable Income in respect of any Year and shall include, but not be limited to, management expenses, compensation fees for services rendered abroad, employee, management and executive salaries, communication and shareholder relations expenses, dues and subscriptions, advertising and other selling expenses, public relations expenses, office expenses, marketing expenses (excluding unrelated product research), legal and auditing expenses and general overhead expenses, including reasonable charges of Affiliates allocated to the Company’s operations in Indonesia to the extent that these charges represent the fair value of costs of services provided by such Affiliates in such Year.

     The following items shall also be included in Selling, General and Administrative Expenses of the Company:

     a)        Wages, salaries, benefits and other compensation, of personnel employed or engaged by the Company or any Affiliate of the Company who are assigned to the Company on a temporary, part-time or permanent basis.

     b)        General administrative overhead expenses for product research, market development and technical services of personnel employed or engaged by any Affiliate of the Company who render such services for the benefit of the Company and charges for laboratory and technical services rendered to the Company by any of its Affiliates or sub-contractors. Such charges shall consist of the cost of such services and shall be limited to the amount which a non-Affiliated party would charge for such services.

     c)        All necessary travel expenses incurred in connection with the Company’s business in. Indonesia and to and from Indonesia and other countries. In the case of personnel assigned to the Company, such travel expenses shall include their and their dependents’ reasonable relocation expenses to and from Indonesia and their country of residence.

     d)        “Environmental Management Costs” shall be deductible by the Company in determining its Net Taxable Income in respect of any Year and shall mean any and all costs incurred by the Company with regard to:

     (i)        compliance with the laws and regulations of the Republic of Indonesia relating to the Environment, including but not limited to laws and regulations governing emissions by the Company’s operations into the Environment and employee health and safety;

     (ii)        the generation, storage, treatment, transportation or other management of Waste;

     (iii)        groundwater or surface water monitoring and operational costs in respect of surface impoundments, slurry walls and caps, lagoons and other facilities to monitor, reduce, eliminate or contain Waste so as to minimize its impact upon the Environment;

     (iv)        revegetation and reclamation; and

     (v)        the closure of mining, processing or other facilities of the Company following the cessation of operations by the Company in respect thereof.

     e)        Amounts in respect of damage or Losses, to the extent not fully compensated for by insurance or otherwise.

     7.        “Interest Expenses”, including payments in respect of loan guarantees, shall be deductible by the Company in determining its Net Taxable Income in respect of any Year, provided that the ratio of the Company’s loan capital to its total equity capital in any such Year does not exceed 5:1 for capital expenditures up to $200,000,000 (two hundred million) or 8:1 for capital expenditures of more than $200,000,000 (two hundred million), and shall mean all interest paid or accrued in any Year on long-term or short-term loan capital, except that interest paid or incurred (i) in respect of indebtedness related to the Company’s expansion undertakings set forth in Article 3 of this Agreement and (ii) prior to the completion of construction of each expansion project referred to in such undertakings shall not be so deductible and shall instead be capitalized and amortized over the remaining life of such indebtedness. The completion of construction of each such project shall be deemed to occur upon the earlier of the date of completion of construction thereof as certified by a third party or on the date such expansion project is placed in service by the Company.

     8.        “Losses” shall mean the excess of all allowable deductions over Gross Income in such Year and shall be deductible by the Company in determining its Net Taxable Income in respect of any Year. In the event a Loss is incurred in any Year, such Loss may be carried forward and deducted from Net Taxable Income accruing in the eight taxable Years next succeeding the Year in which such Loss was incurred. Those Losses first occurring shall be deducted first from Net Taxable Income earned in the next eight succeeding taxable Years.

     9.        “Development Expenses” shall be deductible by the Company in determining its Net Taxable income in respect of any Year and shall mean all expenses incurred in accessing or opening up new areas within the Contract Area for the purpose of advancing the commercial development of a new operating facility, including expenses relating to the Company’s undertakings set forth in Article 3 of this Agreement.

     10.        “Pre-Production Expenses” shall be treated as deferred expenditures and shall be deductible in the form of amortization by the Company in determining its Net Taxable Income in respect of any Year and shall mean all expenses incurred in respect of the preparation and the bringing into production of new operating facilities or assets within the Contract Area, including but not limited to expenses for access roads and site preparation.

     11.        “Gross Income” means all income, other than exempt income as defined under Income Tax Law 1994, paid to or accrued by the Company, including:

     a)        the gross proceeds received or accrued by the Company from the sale of the Products F.O.B. point of shipment in Indonesia on the basis described in Article 7 of this Agreement;

     b)        income from the sale or transfer of capital assets, treated in accordance with subparagraph 1(d) of Article 4 of Income Tax Law 1994; and

     c)        other income of the Company actually received or accrued and not referred to above.

     12.        “Net Taxable Income” in any Year means Gross Income in such Year after deducting therefrom all amounts in respect of expenses, costs and allowances (including the items defined in Paragraphs 3 through 10 of this Annex “F”) as permitted by the laws and regulations of Income Tax Law 1994.

     13.        “Income Tax Law 1994” shall mean Law No. 7 of 1983, as last amended by Law No. 10 of 1994, including the regulations promulgated thereunder, in each case as in effect on the Effective Date.

     14.        “Value Added Tax Law 1994” shall mean Law No. 8 of 1983 as amended by Law No. 11 of 1994, including the regulations promulgated thereunder, in case as in effect on the Effective Date.

     15.        “PBB Law 1994” shall mean Law No. 12 of 1985 as amended by Law No. 12 of 1994, including the regulations promulgated thereunder, in each case as in effect on the Effective Date.

     16.        “LTCB Credit Agreement” means the Credit Agreement dated as of June 22, 1990 among the Company, the Banks named therein (including their successors and assigns), The Long-Term Credit Bank of Japan, Limited, as Agent and LTCB Trust Company, as Collateral Agent, as such agreement may be amended from time to time.

[Conformed Copy]

CONTRACT OF WORK

BETWEEN

REPUBLIC OF INDONESIA

AND

P.T. INTERNATIONAL NICKEL

INDONESIA

27 JULY 1968

DIREKTORAT PEMBINAAN PERUSAHAAN PERTAMBANGAN

DIREKTORAT JENDERAL PERTAMBANGAN

JAKARTA

1974

[54]

CONTRACT OF WORK

     THIS AGREEMENT made and entered into in Djakarta, Indonesia as of the 27th day of July, 1968 by and between

     THE REPUBLIC OF INDONESIA represented by the Ministry of Mines of the Government of the Republic of Indonesia,

     and

     P.T. INTERNATIONAL NICKEL INDONESIA (hereinafter referred to as “the Company”),

     WITNESSETH that:

     WHEREAS, all minerals found in the territory of the Republic of Indonesia in the form of natural deposits are part of the national wealth of the Indonesian people and are controlled through law by the Government for the maximum welfare of the people; and

     WHEREAS, the Republic of Indonesia is desirous of advancing the economic development of the people of Indonesia and to that end desires to encourage and promote the further exploration and development of the mineral resources of the Republic of Indonesia and, if ore deposits of commercial grade and quality are proved, to take all appropriate measures consistent with the needs of the people and the requirements of the Republic of Indonesia to facilitate the development of such ore deposits and the operation of mining enterprises in connection therewith; and

     WHEREAS, the Government, in its desire to encourage the orderly development of the nickel deposits in the island of Sulawesi issued invitations for bids in respect of such deposits on May 6, 1967; and

     WHEREAS, following the evaluation of the bids received, The International Nickel Company of Canada, Limited was designated the successful bidder on the basis of its proposal dated October 20, 1967, and has in turn designated the Company to carry out this Contract of Work; and

     WHEREAS, the Company, through The International Nickel Company of Canada, Limited and other affiliated companies, has or has access to extensive experience and proven technical and financial capability in the mining and processing of nickel ores and in the marketing of nickel and related minerals and contemplates a program of investigation, and, if feasible, development and operation of the Sulawesi nickel deposits; and

     WHEREAS, the Government in its desire to facilitate orderly mineral resource development has passed laws providing for private foreign investment in mining and the Company is acting in reliance upon those and other applicable laws and also upon the Government’s expressed desire to work, in the spirit of cooperation and mutual respect, with private enterprises for the greater benefit of the Indonesian people; and

1

     WHEREAS, Article 16, Paragraph 2, of the Foreign Capital Investment Law (No. 1 of 1967) provides that additional privileges may be granted by Government Regulation to any foreign capital enterprise which is extremely important for economic development and the Government has among other things determined that the Company is entitled to additional tax concessions on the basis of the amount and size of the capital to be invested, the technological pioneering involved in the project to be undertaken in Indonesia and the pioneering to be undertaken by the Company in regional development in connection with the construction of infrastructure, all as hereinafter provided;

     NOW THEREFORE,

     In consideration of the mutual promises, covenants and conditions hereafter set out to be performed and kept by the parties hereto, it is stipulated and agreed between the parties hereto as follows:

ARTICLE 1

APPOINTMENT AND RESPONSIBILITY OF CONTRACTOR

     (a) Appointment. The Company is hereby appointed sole contractor to the Government to conduct all the operations hereinafter described for the term hereof in and in relation to the Contract Area, including the search for and discovery of nickel and associated minerals by all appropriate means, and the exploration, evaluation, development, mining, processing, storage and transportation thereof by all means in and outside Indonesia, and the marketing of such minerals in and outside Indonesia, and to perform all related activities appropriate to further such operations, and all other operations and activities specified in this Agreement or appropriate for the discharge of the Company’s obligations hereunder; provided, however, that the Company shall not deal with radio-active minerals in any way without first consulting the Ministry.

     (b) Responsibility. The Company accepts the rights and obligations to conduct operations in accordance with the terms of this Agreement and to conduct all such operations in a good technical manner in accordance with good international mining engineering standards. The Company will have control and management of all of its activities under this Agreement and will have full responsibility therefor and assume all risks thereof in accordance with the terms and conditions of this Agreement. Without in any way detracting from the Company’s responsibilities and obligations hereunder the Company may engage sub-contractors, whether or not affiliates of the Company, for the execution of such phases of its operations as the Company deems appropriate.

     (c) Cooperation. The Government and all its agencies will cooperate fully with the Company and will grant it all necessary rights and will take such other action as may be desirable to achieve the mutual objectives of this Agreement. Subject to the provisions of this Agreement, the Government hereby assigns to the Company all rights, powers, authorizations and privileges which are necessary or convenient in order to enable the Company to carry out its operations hereunder, which rights, powers, authorizations and privileges are more fully described in Annex A attached to and constituting an integral part of this Agreement.

2

ARTICLE 2

DEFINITIONS

     The entire program in all its phases is sometimes herein called the “Project.” Throughout this Agreement the following additional terms shall have the indicated meanings:

(a) “Government”	—	The Government of the Republic of Indonesia.

(b) “Company”	—	P.T. International Nickel Indonesia, a company organized under the laws of Indonesia and controlled by The International Nickel Company of Canada, Limited.

(c) “Date of the Invitation to Bid”	—	May 6, 1967.

(d) “Date of Contract Approval”	—	the date set out at the beginning of this Agreement, following consultation with the People’s Representatives Assembly and compliance with all other necessary procedures, as of which both the Company and the Government have executed this Agreement.

(e) “Control”	—	direct or indirect ownership of more than 50% of all the issued voting shares in the capital stock of a company.

(f) “Affiliate”	—	an affiliate of the Company shall mean any company controlled by, controlling or under common control with the Company.

(g) “Agreement”	—	this Contract of Work.

(h) “Contract Area”	—	that portion of the island of Sulawesi and its off-shore islands bounded by 120° 45’ East Longitude, 30’ South Latitude, 123° 30’ East Longitude, and 5° 30’ South Latitude, excluding the Pomalaa Area (defined below), the off-shore island of Muna and the Peleng and Banggai groups of islands (subject to reduction as provided in Paragraph (c) of Article 4).

(i) “Pomalaa Area”	—	the area an the island of Sulawesi bounded on the south by the Oko-Oko River from its mouth on the Gulf of Bone up to a point 14.8 kilometers due east of such mouth; thence by a line of 12 kilometers length with an astronomical azimuth of north 20° 45’east; bounded on the north by a line proceeding thence westwards on an astronomical azimuth of north 265° 10’east for a distance of 5.38 kilometers and bounded on the west by the shoreline on the Gulf of Bone; plus the islands of Maniang and Lemo.

(j) “Project Facilities”	—	the facilities provided for in Paragraph (e) of Article 4.

3

(k) “Commercial Plant”	—	a plant in Indonesia for the metallurgical transformation on a commercial scale of ore into a nickel product or products.

(l) “Rupiahs”	—	Indonesian rupiahs or such other basic unit of currency as shall constitute legal tender in Djakarta for public and private debts.

(m) “Ministry of Mines”	—	the “Departemen Pertambangan” or any Government agency which is a successor in function thereto.

ARTICLE 3

ADVANCE PAYMENTS

     Within 30 days following the Date of Contract Approval the Company will pay to the Government a sum in Canadian dollars equivalent to U.S. $500,000 and within 30 days following the commencement of initial production the Company will pay to the Government an additional sum in Canadian dollars equivalent to U.S. $500,000. Such payments shall be made to the Ministry of Finance in Djakarta and credited against the landrents, royalties and corporation taxes first due to the Government from the Company, provided that the credit to be allowed in any one year shall not exceed 75% of such amounts due the Government during such year.

ARTICLE 4

THE PROJECT

     (a) Program. The Company contemplates a program to commence as soon as possible following the Date of Contract Approval to consist of an investigation of the Contract Area, followed by construction of facilities for the Project and by operation of the Project.

     (b) Investigation. The investigation shall include a general survey and exploration of the Contract Area and evaluation, all as set forth in Annex B attached to and constituting an integral part of this Agreement. The Company shall be allowed a period of five years from the Date of Contract Approval for investigation; in accordance with Government regulations, there shall be allowed 12 months for general surveys, 36 months for exploration and 12 months for evaluation. When the Company shall have incurred expenditures for equipping, operating and implementing the field work in connection with the investigation program in an amount equivalent to U.S. $1,500,000, exclusive of landrent and advance payments to the Government made in accordance with Article 3, said five-year period shall be automatically extended an additional three years, to expire on the eighth anniversary of the Date of Contract Approval unless further extended by reason of force majeure as provided in Article 18.

     (c) Relinquishment. The Company may by written notice to the Government relinquish all or any parts of the Contract Area at any time and from time to time during the term of this Agreement. The Company shall, through relinquishments, reduce the Contract Area (i) prior to the first anniversary of the Date of Contract Approval to not more than 75% of the initial Contract Area, (ii) prior to the second anniversary of the Date of Contract Approval to not more than 50% of the initial Contract Area, and (iii) prior to the fifth anniversary of the Date of

4

Contract Approval to not more than 25% of the initial Contract Area. To the extent that the program of investigation is delayed by reason of force majeure as provided in Article 18, the foregoing periods of time shall be extended accordingly. For all purposes of this Agreement, the initial Contract Area shall be deemed to contain 6,600,000 hectares.

     (d) Development and Construction. Prior to the end of the period allowed for investigation (as extended in accordance with paragraph (b) above and by reason of force majeure as provided in Article 18) the Company shall give notice to the Government whether or not the Company desires to proceed with development of nickel deposits within the Contract Area. In the event the Company decides to proceed with such development, it shall have the time remaining within the period allowed for investigation as provided in paragraph (b), plus 36 months following the conclusion of said period, for planning, arranging of financing and construction of the facilities which it deems necessary for such development (referred to in this Agreement as the “Project Facilities”). If the Company should give notice to the Government that it does not wish to proceed with development, this Agreement shall thereupon terminate in the same manner and with the same results as if the Company had surrendered its rights pursuant to paragraph (b) of Article 17 and the Company shall turn over to the Indonesian Geological Survey (i) maps indicating all places in the Contract Area in which the Company shall have drilled holes or sunk pits, (ii) copies of logs of such drill holes and pits and of assay results with respect to any analyzed samples recovered from them and (iii) copies of any geological or geophysical maps of the Contract Area which shall have been prepared by the Company.

     (e) Project Facilities. The ultimate objective of the Project will be the operation on a continuing economic basis of a Commercial Plant in Indonesia for the metallurgical transformation on a commercial scale of ore into a nickel product or products for sale. The exact nature of the plant and of the product or products it will produce will depend on the results of the program of investigation, and, in particular, on the types and grades of ore delineated, their quantity, physical and chemical composition and location and the economics of their processing including the relative costs of alternative energy sources and other local requirements. It is presently anticipated that the Project Facilities will have the capacity to add between 11,500,000 and 23,000,000 kilograms per year to the world supply of nickel. Operations on this scale would, depending upon the average grade of ore available, involve mining between 1,400,000 and 2,800,000 metric tons of ore annually. It is anticipated that an operation of this nature would involve processing ores approaching an average (on a dry basis) of 1.5% nickel which could permit mining of ore down to a cutoff grade of 0.85% nickel. The Project Facilities shall include the mines, Commercial Plant, port facilities, aircraft landing facilities and transportation, communication, water supply and other necessarily related facilities as set forth below, for which the Company is hereby granted all necessary licenses and permits to construct and operate in accordance with such reasonable safety regulations relating to design, construction and operation as may be in force and of general applicability in Indonesia:

(i) development of the mines and other operating facilities; this development will require opening of roads, bridges and storage areas, and may entail construction of aerial tramways, conveyor belts, pipelines and other transportation facilities;

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(ii) the port facilities; these facilities will require docks and storage areas and, possibly, in addition piers, jetties, harbors, breakwaters; terminal facilities, loading and unloading equipment and warehouses;

(iii) additional roads; these will include roads to provide access to housing for Company personnel and to port and aircraft landing facilities;

(iv) a communications system; communications between points in the Contract Area may include radio, telephone and telegraph systems;

(v) water supply; provision for water; supply may require pumping stations, purification systems and distribution lines;

(vi) in addition, the Project may require other buildings, workshops, warehouses, storage areas, sewage treatment Systems, Systems for tailings, plant waste and sewage disposal, foundries, machine shops, repair shops and all such additional or other facilities, plant and equipment as the Company shall consider necessary for its operations or to provide services or to carry on activities ancillary or incidental to such operations.

     The cost of the Project Facilities and the facilities referred to in Article 5, estimated at not less than the equivalent of U.S. $75,000,000 including all planning, engineering and design costs, together with the costs of additions to and improvements, modifications and replacements of such facilities which are paid for and owned by the Company, shall be subject to depreciation or amortization by the Company. All Project Facilities shall be the property of the Company and may be mortgaged, pledged or otherwise encumbered by it.

     (f) Stages. To bring the deposits most quickly into production, development may proceed in stages and production may be initiated during the periods allowed for investigation and construction. These production stages may in the Company’s discretion include exportation of ore which has been subjected to beneficiation in Indonesia by drying, sorting, screening, crushing, pelletizing or other means and intermediate production in Indonesia of nickel-containing materials before achieving production from the Commercial Plant of the nickel product or products finally decided upon. Earlier stages of production may continue concurrently with later stages of the operations. It is recognized that the stage of production which might be most quickly achieved is that of exporting ore as mined and the Company may in its discretion export ore in this form until, but not except with the Government’s consent after, the end of the time period provided in Paragraph (d) of Article 4 for the planning, arranging of financing and construction of the Project Facilities.

     (g) Reports. The Company will keep the Government advised through the Ministry of Mines concerning the Project through submission of quarterly progress reports of its activities in connection with the Project. Within one year from the time of filing the notice provided for in Paragraph (d) of this Article 4, the Company will also file with the Ministry of Mines a summary of its geological and metallurgical investigations together with a sample representative of each principal type of nickel bearing mineralization encountered in its investigations. It is understood

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that the Company will not be required to disclose any trade secrets or unpublished proprietary process information.

     (h) Operations. The Company shall have full and effective control and management of all matters relating to operation of the Project including the production and marketing of its products in accordance with sound, long term policies. The Company may make expansions, modifications, improvements and replacements of the Project Facilities, and may add new facilities, as the Company shall consider necessary for the operation of the Project or to provide services or to carry on activities ancillary or incidental to the Project. All such expansions, modifications, improvements, replacements and additions shall be considered part of the Project Facilities.

     (i) Services and Supplies. The Government will cooperate with the Company to the end that the Company may freely select the vessels and other transportation facilities, including stevedoring services, to be used in connection with imports and exports of articles under this Agreement. In addition, the Company shall have the right at all times to purchase from vendors of its choice all equipment, materials and supplies necessary for the Project. In any case where the Republic of Indonesia or any of its governmental instrumentalities or subdivisions is the sole economic source of supply for any article or commodity necessary for the Project, adequate supplies of such article or commodity shall be made available for sale to the Company at prices not greater than the fair market value thereof.

     (j) Pomalaa Ore. In addition to processing ores mined from the Contract Area, the Company will be prepared to include as supplemental to the regular feed to the Commercial Plant ore of similar grade and type from the Pomalaa Area in amounts and on terms to be agreed between the Company and the Government.

ARTICLE 5

ADDITIONAL INFRASTRUCTURE

     (a) Cooperation. The Company and the Government will cooperate, together with others, in planning, and obtaining financing for such facilities as may be useful to both the Project and to existing and future industries and activities in the region. For example, up-to-date living accommodations for the Company’s personnel will require provision for adequate housing, food supplies, medical facilities, water, sewage facilities, pest and disease control and educational, religious and recreation facilities. Similarly, the Project’s power needs will require construction of a power plant or plants, by the Company or by others, which may be hydroelectric, thermal or nuclear in design and may further entail pipelines, power lines, canals, dams, raceways and pumping stations. To the extent part or all of such requisite living accommodations and power facilities are not financed in whole or in part by others, it will be the Company’s responsibility to ensure that such needs of the Project and its employees will be adequately met.

     (b) Hydroelectric Power. As part of its evaluation, the Company will undertake to secure and finance, as part of the Project’s costs, a feasibility study of the hydroelectric power potential of the Larona River in relation to the needs of the Project. Should such a facility prove

7

economically feasible, the Company will be prepared as a possible aid in its financing, to enter into long term contracts on terms to be agreed with the Government, or other entity designated by the Government, to take its electric power requirements from a hydroelectric power facility on the Larona River.

     (c) Regional Benefits. To maximize the regional economic and social benefits which the Project can generate, the Company will also:

(i) Endeavor to coordinate all of its studies of the Project’s infrastructure requirements with local and regional infrastructure studies undertaken by the Government and interested local, foreign and international public and private entities; and

(ii) Endeavor to assist and advise the Government in its planning of the infrastructure and regional development which the Company may deem useful to the Project and to existing and future industries and activities in the region of the Project.

ARTICLE 6

MARKETING

     (a) Domestic and Export Sales. The Company will produce and sell its products in amounts, at prices and upon terms compatible with world market conditions. The Company will endeavor at all times to fulfill the requirements of Indonesian consumers for its products. Prices determined in accordance with long or short term agreements entered into in good faith by the Company, and notified to the Government as provided below, shall govern for all purposes of this Agreement, subject to the provisions of this Paragraph (a). This Agreement shall constitute a license for the Company freely to export its products and neither the Company nor the purchasers shall be required to obtain any further license or other authorization in respect thereof. In advance of every export the Company will file with an appropriate governmental agency, to be designated in writing by the Government, the date of shipment, the weight, class or kind of product, unit and total prices, terms of sale, discounts and commission, if any, destination, consignee and name of vessel. This information will be entered on report forms to be prescribed by the Government but in no event shall the filing of such reports be prerequisite to the right to export nor shall any disagreement as to the accuracy of the information in any way delay exports by the Company. The Company and the purchasers may freely determine whether and with whom and to what extent insurance shall be obtained with respect to such products and the vessels (and their crews) transporting such products. The Company may sell its products to affiliates at prices based on or equivalent to arm’s-length sales of products most nearly comparable in quantity, grade and utility in any market selected by the Company, with due allowances for normal marketing discounts or commissions and for differences in processing, freight, analyses, packing and other appropriate items. Such discounts and commissions must also be properly allocable to the sale and be no greater than the usual prevailing rate in such market so that discounts and commissions allowed the affiliates will not reduce the net proceeds of sale to the Company below those which it would have received if the affiliate had not been introduced. No marketing discounts shall be allowed an affiliate in respect of a sale for consumption by it and no commission shall be allowed any purchaser in respect of a sale for consumption by such purchaser.

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     (b) Committee. If the Government believes that any figure used in computing the price of the Company’s product is not in accordance with the provisions of Paragraph (a) of this Article, the Government may within 12 months after the calendar quarter in which such product was exported, so advise the Company in writing. The Company may submit evidence of the correctness of the figure within 45 days after receipt of such advice. Within 45 days after receipt of such evidence, the Government may give notice to the Company in writing that it is still not satisfied with the correctness of the figure, and within ten days after receipt of such notice by the Company a Committee, consisting of one representative of and appointed by the Government and one representative of and appointed by the Company, shall be constituted to review the issue. The Committee shall meet as soon as convenient at a mutually agreeable place in Indonesia and if the members of the Committee do not reach agreement within 20 days after their appointment or such longer period as the Government and the Company may mutually agree, the representatives shall appoint a third member of the Committee, who shall be a person of international standing in jurisprudence and if possible shall be familiar with the international nickel industry. The Committee, after reviewing all the evidence, shall determine whether the figure used by the Company, or another figure, is in accordance with Paragraph (a) of this Article. The decision of two members of the Committee shall be binding upon the parties. Failure of the two representatives to appoint a third member of the Committee shall require the issue to be submitted to arbitration pursuant to Article 19. Within 90 days after the issue is finally decided pursuant to this Paragraph (b), appropriate retroactive adjustments shall be made in conformity with the Committee’s decision. The Company and the Government shall each pay the expenses of its own member on the Committee and one-half of all other expenses of the Committee’s proceedings.

ARTICLE 7

PROMOTION OF NATIONAL INTEREST

     In the conduct of its activities under this Agreement the Company and its sub-contractors shall endeavor in good faith to utilize Indonesian services, raw materials produced from Indonesian sources and products manufactured in Indonesia to the extent such services, materials and products are available on a competitive time, cost, quantity and quality basis.

ARTICLE 8

EMPLOYMENT AND TRAINING OF INDONESIAN NATIONALS

     (a) Management. The Company will seek to provide direct Indonesian participation in the Project through the inclusion of Indonesian nationals in the management and among the members of its board of directors. To this end at least one seat on the board of directors will be continuously reserved for an Indonesian national prior to the operation of Article 10(c). The Company will also train Indonesian nationals to occupy other responsible positions in the Company.

     (b) Training. The Company shall prepare a comprehensive program for training personnel, shall review that program with the Government and shall carry out such program for training for the various classifications of full time employment for its operations in Indonesia

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within the shortest practicable period of time after having given notice to the Government in accordance with Article 4 of its decision to proceed with development of the deposits. Training shall be on the job, in educational or professional institutions in Indonesia or abroad, or in operations in foreign countries.

     (c) Educational Grants. In the event the Company shall give notice to the Government of its decision to proceed with development of the deposits, the Company will establish a program of grants to educational institutions in Indonesia involving, when fully operative, a minimum expenditure equivalent to U.S.$50,000 annually. The costs of training and educational programs shall be an allowable expense of the Project.

     (d) Indonesian Manpower. The Company shall employ Indonesian personnel, if available with qualifications and upon terms which are acceptable to the Company, in all classifications of full time employment, for its operations in Indonesia so that 75% of all positions in each employment classification are held by Indonesian nationals within five years of the completion of the Commercial Plant. The classifications of employment for the purposes of this Article shall include the following: managerial, technical, professional, administrative, clerical, skilled labor and unskilled labor. The Company’s obligation to achieve said percentage is dependent upon the availability of Indonesian nationals having qualifications acceptable to the Company, and the Company’s judgment as to availability and qualifications shall be conclusive unless exercised unreasonably. It is further understood that the Company shall not be restricted in its employment, selection, assignment or discharge of personnel; provided, however, that subject to the foregoing requirements the employment and the terms and conditions of such employment and the discharge or disciplining of Indonesian personnel shall be carried out in compliance with laws and regulations of Indonesia which at the time are of general application.

     (e) Other Personnel. Subject to the provisions of Paragraph (a) of this Article, the Company and its subcontractors may bring into Indonesia such non-Indonesian personnel as in the Company’s judgment are required to carry out the operations efficiently and successfully, and at the Company’s request (which shall be accompanied by information concerning the education, experience, and other qualifications of the personnel concerned), the Government shall cause all necessary permits (including entry and exit permits, work permits, visas and such other permits as may be required) to be issued without delay and without hampering the continuous and efficient performance of the Company under this Agreement. In this connection the Company shall have the right periodically to submit manpower requirement plans and the Government will thereupon issue the necessary permits for all personnel covered by any such plan subject only to completion of the required security checks.

     (f) Equal Treatment. There shall at all times be equal treatment, facilities and opportunities for all employees in the some job classification regardless of nationality.

     (g) Income Tax. Non-Indonesian individuals employed or engaged by the Company or its subcontractors (including those employed by corporations affiliated with the Company) will not be subject to income tax by the Republic of Indonesia, or by any territory, province, municipality, authority, instrumentality, agency or subdivision thereof, on remuneration earned for services performed in the Republic of Indonesia provided that such individuals do not remain in Indonesia for more than 90 days within any calendar year and also provided that such

10

individuals are subject to taxation in their home country. Furthermore, pursuant to Article 16, paragraph 2, of the Foreign Capital Investment Law (No. 1 of 1967), it is understood and agreed that until the tenth anniversary of the commencement of production from the Commercial Plant the aggregate of income taxes which may be levied by the Republic of Indonesia, or by any province, municipality, authority, agency or instrumentality thereof, on remuneration earned for services performed in the Republic of Indonesia by each non-Indonesian individual employed or engaged by the Company shall not exceed the amount of income tax that such individual would have been required to pay to the country in which he ordinarily resides or of which he is a citizen, had such remuneration been earned by him in that country. It is understood that any such individual will at the request of the Ministry of Finance furnish appropriate supporting documentation with respect to such amount of income tax that would have been so payable to his country of ordinary residence.

ARTICLE 9

FINANCING

     The Company shall have sole responsibility for financing the Project and determining the terms on which said financing shall be obtained, including the extent to which the financing shall be accomplished through issuance of shares of the Company or through borrowing by the Company. It is contemplated that the funds required by the Company to conduct the investigation program will be obtained by it through the issuance of capital stock to its parent company or its affiliates or by advances or loans from said company or its affiliates. To finance the development stages it is recognized that it may be necessary or desirable, in addition to funds which may be obtained from the parent company or its affiliates, to obtain financing or financing guaranties, or both, from international and foreign national financing institutions, private financial institutions or other enterprises. The Government undertakes to cooperate with the Company to facilitate the financing of the Project particularly insofar as the terms of the financing arrangements require consent, approval or other participation of the sovereign, or the central bank, of the host country. In the event that guaranties should be sought from the United States Agency for International Development by any investor in the Project, this Agreement shall constitute the Government’s approval required for such guaranties under the provisions of the bilateral agreement dated January 7, 1967 between the Government of Indonesia and the Government of the United States of America.

ARTICLE 10

INDONESIAN PARTICIPATION IN OWNERSHIP

     (a) Offer of Shares. Indonesian participation in the ownership of the Project will be provided by offering shares in the capital stock of the Company for sale to Indonesians in rupiahs in each year following the end of the first full calendar year beginning after commencement of production of the Commercial Plant, subject to the last sentence of Paragraph (c) of this Article. The shares to be so offered will, at the election of the holders of a majority of the common shares held by non-Indonesian shareholders of the Company, be made available from shares held by such shareholders or by the issuance by the Company of new shares of capital stock. The initial offering of shares in the Company shall be of that number of shares which is equal to 2% of the

11

total number of common shares outstanding at the end of the year preceding the year in which the initial offer is made. In each subsequent year there shall be offered that number of shares which shall be equal to 2% of the total number of common shares outstanding at the end of the preceding year until the earliest date on which 20% of the total number of common shares of the Company outstanding shall have been sold pursuant to such offers. Thereafter 20% of each new issue of capital stock will be offered to Indonesians. The offer and sale of such shares may be made upon terms and conditions reasonably intended to assure that such shares are not thereafter transferred to non-Indonesian individuals or to companies or other entities controlled by non-Indonesians.

     (b) Price. The price at which shares shall be offered for sale to Indonesians shall be the higher of (i) the average cost to original shareholders of the Company of the shares held by them or (ii) the proportionate part represented by each share in the fair value of the Company as a going concern as determined by agreement between the Company and the Government or by independent valuers, all as determined as at the end of the year preceding that in which the particular offering is being made. Such independent valuers shall be appointed in the same manner as the third member of the Committee provided for in Paragraph (b) of Article 6, except that they shall be persons of standing in the private investment business and if possible familiar with the non-ferrous metal industry. Rupiahs received in respect of sales hereunder shall be convertible into U.S. dollars for repatriation.

     (c) Voting Rights. When 20% of the common shares of the Company outstanding have been transferred to Indonesian purchasers as provided in this Article, the holders of these shares as a group (so long as such holders shall be the Government, Indonesian individuals or companies or other entities controlled by the Government or by Indonesians) shall have the right to nominate one-fifth of the members of the board of directors of the Company and affiliates of the Company who are shareholders will vote in favor of such nominees. So long as each holder of voting common shares of the Company does not have the right, under the applicable laws of Indonesia, to cast one vote for each share held on all matters submitted to a vote of shareholders, the initial offer under Paragraph (a) of this Article shall be postponed.

ARTICLE 11

LANDRENT, ROYALTIES AND CORPORATION TAXES

     (a) General. The Company shall pay the Government as hereinafter provided:

(i) landrent in respect of the Contract Area,

(ii) royalties in respect of the Company’s production of minerals mined by it in Indonesia,

(iii) corporation taxes in respect of the annual profits of the Company,

(iv) sales taxes of general application on purchases and sales in Indonesia,

(v) documentary stamp duty of general application in Indonesia, and

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(vi) tax of general application upon transfer of ownership of motorized vehicles and ships.

     The Company shall not be subject to any other landrents, royalties, corporation or income taxes, contributions, fees, excise taxes, levies in kind, recordation, dockage or transfer fees, or any other charge or imposition of any kind, other than customs duties and other charges to the extent provided in Article 14, now or hereafter levied or imposed by the Republic of Indonesia, or any territory, province, municipality, authority, instrumentality, agency, officer or official or subdivision thereof and any levy made against the Company other than for the landrent, royalties corporation taxes, sales taxes, stamp duty, and transfer tax as provided herein shall be deducted from the landrent, royalties and corporation taxes, next due from the Company until recovered. During the term of this Agreement the Company shall not be required to make any payments to the Government on a basis less favorable to the Company than the payments required by this Article. Except as provided in Paragraph (c) of Annex C, no stockholder or creditor of the Company, not being a resident of or having a permanent establishment in the Republic of Indonesia, shall be subject to any taxes levied or imposed by the Republic of Indonesia or any taxing authority thereof or therein, by reason of being such stockholder or creditor; and the Company shall not be required to make any withholding for taxes in respect thereof.

     (b) Landrent. The Company shall pay an annual amount as landrent to be measured by the number of hectares included in the Contract Area such payment to be made within 30 days after the end of each calendar month during the term of this Agreement, in accordance with the laws and regulations in force on the Date of Contract Approval, under which landrents are payable as follows:

(i) Prior to the time that the Company shall be obligated to reduce the Contract Area to not more than 75°% of the initial Contract Area, as provided in Paragraph (c) of Article 4, the landrent shall be $U.S. 0.005 per hectare per annum;

(ii) Thereafter and until commencement of initial production, the landrent shall be $U.S. 0.10 per hectare per annum; and

(iii) Thereafter, the landrent shall be $U.S. 1.00 per hectare per annum.

The annual landrent payable for each twelve-month period referred to above shall be computed by applying to the number of hectares included in the Contract Area, as the case may be, as of the first day of each calendar month which commences within such period at a rate equal to one-twelfth of the applicable rate per annum specified above.

     (c) Royalties. The Company shall pay quarterly production royalties in respect of the Company’s production of nickel ore from the Contract Area. The rates of royalties to be paid shall be those set forth in the laws and regulations in force on the Date of Contract Approval, under which royalties are payable as follows:

(i) For ores with nickel content less than 2.5% the royalty shall be $U.S. 0.015 per kilogram of nickel contained in the ore;

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(ii) For ores with nickel content 2.5% and higher, the royalty shall be $U.S. 0.03 per kilogram of nickel contained in the ore;

(iii) To the extent cobalt shall constitute at any time an element for which value is paid to the Company by a buyer, then the cobalt content of the ore shall be deemed to constitute nickel in calculating the royalty payable at the above rates on the ore mined and sold, or mined and processed into the product sold, to such buyer.

(iv) The royalty rates specified in paragraphs (i) and (ii) above are based on a market price of $U.S. 0.94 per pound for electrolytic nickel f.o.b. refinery at Port Colborne, Ontario. The royalty rates used in any quarter yearly period shall be increased (or decreased) from such specified rates in the same proportion that the weighted average market price per pound in U.S. funds for electrolytic nickel cathodes in carload lots, f.o.b. Port Colborne, Ontario, prevailing during such quarter yearly period, exclusive of any U.S. import duties or taxes included therein, shall be different from such market price per pound of $U.S. 0.94. In absence of evidence to the contrary the said prevailing market price shall be considered the f.o.b. Port Colborne price published in the Engineering and Mining Journal; less any U.S. import duty or taxes included therein.

(v) The Company shall pay the above royalties to the Government on or before the last days of April, July, October and January, beginning with the first of such dates on which royalties are due in accordance with this paragraph. In the case of ore beneficiated or processed in Indonesia, the royalty shall be paid on the monthly average grade (on a dry basis) and on the quantity fed into the beneficiation or processing facility during the three calendar months preceding the month in which such payment is made. In case of ore which is shipped from Indonesia without beneficiation or processing, the royalty shall be paid upon the monthly average grade (on a dry basis) and on the quantity placed on board an ocean-going vessel during the three calendar months preceding the month in which such payment is made. Each such payment shall be accompanied by a statement in reasonable detail showing the basis on which the payment has been calculated.

     (d) Corporation Tax. Subject to the provisions of this Agreement, the Company shall pay corporation taxes in accordance with the generally applicable principles of taxation pertaining in Indonesia on the Date of Contract Approval, under which the rates of tax, before credits, to be applied to the Net Taxable Income derived by the Company from its operations under this Agreement shall be 45% of Net Taxable Income, provided that during the first ten Years after the start of initial production such rate shall be 37 1/2% of Net Taxable income. For the purpose of determining the taxes payable by the Company to the Government, the following special rules shall apply:

(i) In addition to Depreciation to be allowed as provided in this Agreement as an additional investment incentive there shall be allowed a tax credit equal to 8% of the investment by the Company in any asset included in the Project in the Year in which the asset is placed in service, provided that (A) such credit shall not exceed in any Year 50% of income taxes payable before provision for such credit and (B) If the amount of the

14

credit for any taxable Year exceeds such 50% limitation, then the excess shall be carried forward to the amount allowable as a credit in succeeding Years until exhausted;

(ii) In other respects, the corporation taxes payable by the Company shall be determined and paid in accordance with the rules set out in Annex C attached to and constituting an integral part of this Agreement.

     (e) Adjustments. The net rates of corporation tax, the landrent and the royalties applicable to the Company shall each be no greater than the lowest such rate applicable at any time in the future in the nickel mining industry in Indonesia; and the Depreciation and Amortization rates and tax credits applicable to the Company shall be no less than the highest such rates or credit applicable at any time in the future in the nickel mining industry in Indonesia.

ARTICLE 12

RECORDS AND AUDIT

     (a) Records. The Company shall maintain in Indonesia books of account in accordance with Generally Accepted Accounting Principles stated in United States dollars. All landrents, royalties, corporation taxes and other payments to the Government shall be calculated in United States dollars and paid in United States dollars or in such other currencies as may be mutually acceptable to the Company and the Ministry of Finance or any Government agency which is a successor in function thereto. The Company shall furnish to the Government annually financial statements consisting of a balance sheet and statement of income prepared in accordance with Generally Accepted Accounting Principles together with production statistics in reasonable detail.

     (b) Audits. The Government may, at its own expense, review the performance of the Company under this Agreement. The Company shall render necessary assistance to enable the Government’s representatives to conduct technical and financial inspections with respect to the operations under this Agreement at any time during normal working hours, and said representatives shall conduct such inspections at their own risk and shall avoid interference with normal operations of the Company. As part of any such review, audits of financial statements may be made by the Government within five years after submission by the Company of its financial statements. Any such audit shall be conducted expeditiously and in any event shall be completed within one year after commencement. The failure of the Government to make a claim for additional payments on account of landrent royalties, corporation taxes or other payments to the Government within 90 days following completion of any such audit shall preclude any such claim thereafter.

     (c) Disclosure. All documents and other technical data and information, as well as all data and information concerning financial and commercial matters, which may be furnished to the Government, shall be treated as strictly confidential by the Government and its officials, employees and agents, and shall not be disclosed to other parties (or to officials or employees who are not properly concerned therewith), without the express written consent of the Company.

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ARTICLE 13

FOREIGN EXCHANGE

     (a) General. It is contemplated that the foreign exchange requirements to establish and operate the Project will require little or no need to transfer rupiahs into foreign currency and that virtually all of the domestic costs of the Project will be met through conversion into rupiahs of hard foreign currency obtained by the Company from sources outside of Indonesia. Foreign exchange generated or obtained by the Company from sales or otherwise which is in excess of amounts remitted on a current basis for rupiah expenditures in Indonesia, may be received and held abroad by the Company in United States or Canadian dollars or in other hard currency accounts on a reporting basis. Foreign exchange so generated may be used by the Company at anytime to meet directly foreign currency requirements of the Company, including repayment of capital investments, both debt and equity, payment of interest and dividend, payment of contractors and management costs and fees, including reasonable overhead; payment of salaries, wages and other expenses of foreign and domestic personnel of the Company, affiliated companies and contractors; and any other foreign currency expenditures of the Company, or may be placed on deposit to the account of the Company.

     (b) Rupiahs. The Company shall remit to Indonesia Canadian dollars or other hard foreign currency for conversion into rupiahs to cover rupiah expenditures arising from or related to activities in Indonesia under this Agreement. In particular, by the end of each month the Company shall remit such foreign currency to Indonesia (for deposit in a foreign currency account maintained by the Company) in an amount not less than that calculated by the Company for payment of its estimated corporation tax then due for the previous month as well as for its other estimated expenses in Indonesia for the ensuing month. The Government through its designated foreign exchange authority shall promptly make rupiahs available to the Company for its free use in its activities when requested. Any rupiahs generated by the Company in its activities in Indonesia under this Agreement shall also be available for its free use in Indonesia. Expenditures made with rupiahs received in exchange for another currency may be treated by the Company as costs incurred in the other currency so exchanged at the applicable rate of exchange on the date the expenditure is accrued. Notwithstanding the provisions of this Paragraph (b), the Company shall be free to use the Debt Investment Conversion Scheme to meet its rupiah requirements.

     (c) Reports. To keep the Government advised of the Company’s projected foreign currency revenues and expenditures, the Company will submit to the foreign exchange authority designated by the Government, before each November 15 during the term of this Agreement, an estimate of foreign currency and rupiah revenues and expenditures for the coming calendar year. Before each April 30 following the year to which any such estimate applies, the Company shall submit a summary of its foreign exchange transactions with respect to such year.

     (d) Exchange Rate. All payments and conversions by the Company of foreign currencies into rupiahs pursuant to any provisions of this Agreement shall be at a realistic exchange rate representing a fair approximation of equivalent purchasing power of the respective currencies involved in such payments and conversions; provided, however, that if there is only one legally recognized rate prevailing for exchange transactions at the time the payment or

16

conversion is made, the applicable rate of exchange shall be not less favorable to the Company than such legally recognized rate; and if there should be more than one legally recognized rate of exchange prevailing at such time, the applicable exchange rate shall be not less favorable than that most favorable to the Company unless such most favorable exchange rate (i) is applicable only to special, limited exchange transactions different from those in which the Company is engaged and (ii) is not of general applicability to substantial exchange transactions or to investors in Indonesia in positions similar to or competitive with the Company. The Company and the foreign exchange authority designated by the Government shall consult at the request of either party in order to consider the efficient implementation of this paragraph.

     (e) Payments to Personnel. The Company may pay salaries, wages and other expenses of any personnel it may employ or engage in rupiahs or foreign currencies or in both, as the Company may determine, and may pay the same by crediting the accounts of such personnel maintained in any country. All non-Indonesian personnel employed or engaged by the Company in any capacity shall have the right to freely retain or dispose of any of their funds or assets outside Indonesia and shall be entitled to import into Indonesia such foreign currencies as may be required for their needs.

     (f) Credit terms. The Company may export on such credit terms as it deems appropriate for marketing its products, and neither the Company nor any of the purchasers of such products shall be required to obtain letters of credit or other credit documents at any bank or other institution in Indonesia or elsewhere in connection with marketing such products, or otherwise; provided however that if such credit terms allow more than 90 days following the month of delivery to customer’s place of business for payment, then the Company and the Government shall consult as to whether such terms should in reality give rise to interest in a reasonable amount being deemed accrued to the Company in respect of amounts unpaid for more than such 90 days unless the granting of such longer term is based on meeting the competition for sales of similar products in the same market, in which case no such interest will be deemed to accrue.

     (g) Termination. Upon termination of this Agreement, the Company shall have the right to remit abroad and to pay to its shareholders Canadian dollars or other foreign currency in exchange for all rupiahs which are in excess of the requirements hereunder after satisfying all of its obligations under this Agreement. It is expressly understood and agreed that the foreign exchange authority shall not have any binding commitment to make available such foreign currency but said authority will give sympathetic consideration to the request by the Company for such currencies taking into account the amount of foreign currency remitted by the Company into Indonesia.

ARTICLE 14

IMPORTS AND EXPORTS

     (a) Imports. This Agreement shall constitute a license for the Company and its subcontractors to import free from all import and other customs duties, charges, taxes, payments and levies, by any route and any means of transport, into and use in Indonesia all equipment and materials, such as machinery, supplies and equipment, needed for the operation of the Project.

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Without limitation, the foregoing shall also include all machines, machine-units, tools or appliances, and their parts, vehicles (except sedan cars), aircraft, vessels and other means of transport, raw materials (for export production), ancillary supplies, office equipment, building material for plants, office buildings, employee housing, schools and hospitals, and other machinery, supplies and equipment needed for the operation of the Project. This license shall extend on the same terms to personal effects (including household and living equipment and goods) belonging to foreign personnel (and their dependents) employed in the Project and especially provided from abroad, to the extent that such personal effects have been in use prior to importation; it shall also extend to food stuffs, wearing apparel and other necessities which may be imported (either individually or on a group basis) by the Company’s foreign personnel, for their personal needs up to $U.S. 50.00 for each person and $U.S. 100.00 per family at f.o.b. prices per month. Items, other than those covered by any of the foregoing exemptions, which the Company may desire to import, including tobacco articles, sugar and alcoholic drinks, may be freely imported in conformity with laws and regulations which shall at the time of import be in effect and of general application throughout Indonesia.

     (b) Re-exports. Any items imported by the Company or its subcontractors for use in connection with the Project and no longer needed for such use may be sold outside Indonesia and re-exported free of all customs duties, charges, taxes, payments and levies. No imported items shall be sold domestically except after compliance with customs and import laws and regulations which shall at the time of such sale be in effect and of general application throughout Indonesia.

     (c) Exports. The Company shall have the right to export and sell free of customs duties all products obtained from the operations under this Agreement without any restriction or limitation and its customers may take such products out of the country.

     (d) Cooperation. All imports and exports of articles under this Agreement shall be handled simply and expeditiously and the Government will, at the Company’s request, cooperate with the Company in making appropriate arrangements between the Company and the customs authorities to this end.

ARTICLE 15

SUSPENSION OF OPERATIONS

     At any time and from time to time after the commencement of initial production, the Company may notify the Government that the Company is suspending, in whole or in major part, its operations because in the Company’s judgment economic or other conditions make it necessary to do so. The Company may then suspend operations and may continue such total or partial suspension of operations until, in the Company’s judgment, such conditions no longer exist, provided, however, if the Company continues a total suspension of operations for longer than a period of twelve months, which is not made necessary by world market conditions or force majeure, the Government may treat such suspension as a default to be governed by the provisions of Article 16, below. In any event, the Company will consult with the Government and keep it fully informed regarding any suspension of operations under this Article.

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ARTICLE 16

DEFAULT BY COMPANY

     (a) General. In the event the Company should be in default in the performance of any provision binding upon the Company, the Government, as its exclusive remedy under this Agreement, may give the Company written notice thereof (which notice must state that it is pursuant to this Article 16 and be delivered by hand to a legal representative of the Company) and the Company shall then have a period of 180 days after receipt of such notice to cure such default, or such longer period of time as may be reasonable under the circumstances considering the nature of the default, the action required to cure such default and the action being taken by the Company to cure such default. In the event the Company cures such default within such period, this Agreement shall remain in full force and effect without prejudice to any future right of the Government in respect of any future default. In the event the Company does not cure such default within such period, the Government shall have the right to replace the Company as a party to this Agreement by acquiring all the assets of the Company upon payment to the Company in United States dollars in New York an amount equal to the book value of such assets (computed in accordance with Generally Accepted Accounting Principles) less the amount of all money payments determined to be due and payable by the Company to the Government pursuant to Article 3 or Article 11, or to obtain another party who will make such payment to the Company to replace the Company under this Agreement.

     (b) Payments. Notwithstanding the provisions of Paragraph (a) of this Article, in the event the Company shall be in default in the making of any payment of money to the Government which the Company is required to make pursuant to Article 3 or Article 11, the period within which the Company must cure such default shall be 30 days after the receipt of notice thereof.

     (c) Disputes. For all purposes of this Agreement, the Company shall not be deemed to be in default in the performance of any provision of this Agreement concerning which there is any dispute between the parties until such time as all disputes concerning such provision, including any contention that the Company is in default in the performance thereof, have been settled as provided in Article 19.

ARTICLE 17

TERMINATION BY THE COMPANY

     (a) Notice. At any time after the Company has actually commenced exploration, or, after having used all reasonable diligence in its endeavors to commence exploration, has nevertheless been unable to do so, the Company may give to the Government notice of the Company’s election to surrender its rights and to be relieved of its obligations under this Agreement. Upon giving such notice, this Agreement shall automatically terminate at the end of six months without any further action of the parties or upon confirmation of termination by the Minister, whichever is sooner, and thereafter the Company and the Government shall have no further rights, obligations or liabilities hereunder except as hereinafter specifically provided in this Article.

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     (b) Investigation Period. If termination occurs during the period specified in Paragraph (b) of Article 4, the Company shall have a period of six months within which to sell, remove or otherwise dispose of drilling equipment, supplies and other property of the Company in Indonesia and to furnish the Government the information to be turned over to it under the provisions of Paragraph (d) of Article 4. Any property not so removed or otherwise disposed of shall become the property of the Government without compensation to the Company.

     (c) Pre-Production Period. If termination occurs after the period specified in Paragraph (b) of Article 4, but before commencement of production from the Commercial Plant, all facilities, buildings, equipment, supplies, machinery, vehicles and other property of the Company, both movable and immovable, located in the Project Area shall be offered for sale to the Government, which shall have on option, valid for thirty days from the date of such offer, to buy all such property at a price equal to the total original cost to the Company payable in United States dollars in New York within ninety days after acceptance by the Government of such offer. If the Government shall not accept such offer within said thirty-day period, the Company may sell, remove or otherwise dispose of any or all of such property during a period of twelve months after the expiration of such offer provided that all such sales by the Company in Indonesia shall incur the original duty payable to the extent not paid upon entry. All property not so sold, removed or otherwise disposed of shall become the property of the Government without compensation to the Company.

     (d) Operating Period. If termination occurs after the period referred to in Paragraph (c) of this Article 17, or by reason of the expiration of the term of this Agreement, all facilities, buildings, equipment and other property of the Company, both movable and immovable, which are then employed by the Company in Indonesia shall in the first instance be offered for sale to the Government at cost or market value, whichever is the lower. The Government shall then have an option, valid for thirty days from the date of such offer, to buy the same at the agreed value payable in United States dollars in New York within ninety days. All such property not acquired by the Government may be sold or otherwise disposed of by the Company provided that all such sales by the Company in Indonesia shall incur the original duty payable to the extent not paid upon entry. Any property not so sold or otherwise disposed of within twelve months shall become the property of the Government without any compensation to the Company. Any gain or loss from sale or disposition or relating to the written down book value shall be included in the determination of Other Income in accordance with Annex C. All values shall be based on Generally Accepted Accounting Principles.

     (e) Continuation. Rights and obligations which have come into effect prior to the termination of this Agreement and rights and obligations relating to transfer of currencies and properties which have not yet been completed at the time of such termination, shall continue in effect for the time necessary or appropriate fully to exercise such rights and discharge such obligations.

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ARTICLE 18

FORCE MAJEURE

     (a) General. Any failure by the Government or any of its instrumentalities or subdivisions, or by the Company, to carry out any of its obligations under this Agreement shall not be deemed a breach of contract or default if such failure is caused by force majeure. If any activity is delayed, curtailed or prevented by force majeure, then, anything in this Agreement to the contrary notwithstanding, the time for carrying out the activity thereby affected and the term of this Agreement specified in Article 22 shall each be extended for a period equal to the total of the periods during which such causes or their effects were operative. For purposes of this Agreement, force majeure shall include wars, insurrections, civil disturbances, blockades, embargoes, strikes and other labor conflicts, riots, epidemics, earthquakes, storms, floods, or other adverse weather conditions, explosions, fires, lightning, orders or directions of any government de jure or de facto or instrumentality or subdivision thereof, acts of God or the public enemy, breakdown of facilities or machinery, wherever occurring, and any cause (whether or not the kind hereinabove described) over which the affected party has no reasonable control and which must be of such a nature as to delay, curtail or prevent timely action by the party affected. It is understood that in no event may the Government, or any of its instrumentalities or subdivisions, invoke as force majeure any act (or failure to act) on its part.

     (b) Notice. The party whose ability to perform its obligations is affected by force majeure shall notify the other party thereof in writing, stating the cause, and the parties shall endeavor to do all reasonably within their power to remove such cause; provided, however, that neither party shall be obligated to resolve or terminate any disagreement with third parties, including labor disputes, except under conditions acceptable to it or pursuant to the final decision of any arbitral, judicial or statutory agencies having jurisdiction to finally resolve the disagreement. As to labor disputes, the Government and the Company will cooperate in a joint endeavor to alleviate any conflict which may arise.

     (c) Disputes. Any differences regarding interpretation or application of this Article, including differences concerning the period by which the term of this Agreement and of rights and obligations thereunder should be extended, shall, if not otherwise amicably resolved, be determined through arbitration pursuant to Article 19.

ARTICLE 19

SETTLEMENT OF DISPUTES

     (a) Arbitration. Any dispute between the parties hereto arising before or after termination concerning anything related to this Agreement or the operations hereunder, including contentions that a party is in default in performance of its obligations, shall, unless settled by mutual agreement or by conciliation, be referred for settlement by arbitration to The International Centre for Settlement of Investment Disputes pursuant to the convention thereon which entered into force on October 14, 1966. For the purposes of such convention, the parties to this Agreement hereby agree that the Company shall be treated as a national of the United States of America. If the services of the Centre are unavailable to the parties to this Agreement, then such

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unsettled dispute shall be referred for settlement to a Board of Arbitration of three members, consisting of two arbitrators and an umpire. Each of the parties hereto shall appoint one arbitrator and the arbitrators so appointed shall appoint an umpire. If the arbitrators appointed by the parties shall be unable to agree upon the umpire within thirty days after appointment of the second arbitrator, the umpire shall, upon request of either party hereto, be designated by the President of the International Court of Justice (or, if said President shall be a national of either Indonesia, Canada or the United States or for any reason fails or is unable to act, by the next most senior Judge of said International Court who is not a national of either Indonesia, Canada or the United States and is willing and able to act). If for any reason an arbitrator or umpire shall fail or be unable to act, his successor shall be appointed in the same manner as the arbitrator or umpire whom he succeeds. The umpire shall not be closely connected with, or have been in the public service of, or be a national of, either Indonesia, Canada or the United States, and he shall be a person of recognized standing in international jurisprudence.

     (b) Sole Arbitrator. If within two months after institution of a Board of Arbitration proceeding hereunder by either party, the other party shall fail to appoint an arbitrator by written notice to the instituting party, such instituting party shall have the right to apply to the judge of said International Court having the designating power as provided in Paragraph (a) of this Article 19, for the appointment of a sole arbitrator having the same qualifications as those required in the case of an umpire. The sole arbitrator shall constitute the Board of Arbitration hereunder with respect to such proceeding.

     (c) Procedures. The Board of Arbitration shall determine its own rules of procedure and the place of arbitration, and, in the case of a Board of Arbitration constituted pursuant to Paragraph (a) of this Article 19, the decision of the Board shall be made by majority vote of the members. The decision of the Board of Arbitration shall be final and binding on the parties hereto, and the parties shall comply in good faith with the decision and award of the Board. The parties hereto shall extend to the Board of Arbitration all facilities (including access to the Project) for obtaining any information required for the Proper determination of the dispute. The absence or default of any party to an arbitration proceeding hereunder shall not be permitted to prevent or hinder the arbitration proceeding in any or all of its stages. Pending the making of a decision or award, the operations or activities which have given rise to the arbitration proceeding need not be discontinued. In case the decision or award recognizes that the complaint was justified, provision may be made in such decision or award for such reparation as may appropriately be made in favor of the complainant. Wherever appropriate, decisions and awards in arbitration proceedings hereunder shall specify the time for compliance therewith. If the Board of Arbitration shall decide that any party hereto is in default, such party shall have a reasonable period of time, to be specified by the Board of Arbitration, in which to remedy the default. Each party hereto shall pay the expenses of its own arbitrator and one-half of the other expenses of the arbitration proceeding. The provisions of this Article shall continue in force notwithstanding the termination of this Agreement.

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ARTICLE 20

CORPORATE STATUS

     The Company shall be domiciled in Djakarta and subject to the jurisdiction of courts in Djakarta which normally have jurisdiction over corporations. The Company shall maintain in Djakarta an office or agent for receipt of service of process, or notification or other official or legal communication. The Company shall, if requested, file with the Minister of Justice information indicating the location in Djakarta of the office or agent maintained for the above purpose. During the period of this Agreement, the Company shall enjoy the powers listed in Annex D attached to and constituting an integral part of this Agreement.

ARTICLE 21

ASSIGNMENT

     The terms, covenants and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns, provided that the rights of the Company under this Agreement may not be transferred or assigned, in whole or in part, without the prior written consent of the Government, except to a corporation of which more than 50% of the issued shares having power to vote is owned, directly or indirectly, by The International Nickel Company of Canada, Limited; provided, however, that any such transfer or assignment shall not relieve the Company of any of its obligations hereunder except to the extent that the assignee or transferee shall assume and in fact perform such obligations.

ARTICLE 22

TERM

     (a) Subject to the provisions herein contained, this Agreement shall continue in force until the expiration of thirty years following the commencement of production from the Commercial Plant, subject to renewal for such term or terms as shall be determined by mutual agreement of the Government and the Company. It is understood and agreed that at any time the Company shall propose a substantial new investment in the Project or shall require an extension of the term of this Agreement in order to facilitate additional financing, long-term sales contracts or otherwise and in any event at least fifteen years prior to such expiration date, the Government will give sympathetic consideration to a request by the Company to extend the term of this Agreement to permit continuation of the Project on the basis of long term planning and sound mining and operating practices and to assure continuing employment of those devoting their time and efforts to the success of the Project.

     (b) In addition to the provisions contained in (a), after the Commercial Plant has been operating for ten years, if at any time or from time to time the Company undertakes to make or makes additional investment connected with the Project, then the Company may apply to the Minister for an extension of the term of this Agreement. In such case, the Government will grant an extension of not less than ten years for each 10% of additional investment, providing that at no time will the unexpired term of this Agreement exceed 30 years from the date of any such

23

extension. In order to qualify for the purposes of extension such an additional investment must have been approved by the Government, which shall give sympathetic consideration to the Company’s request for approval, and the amount of the investment must be at least equal to the greater of (i) 10% of the original costs of the Company in depreciable and amortizable assets plus development costs incurred to the date of such additional investment or (ii) the equivalent of US $7,500,000.00.

ARTICLE 23

MISCELLANEOUS PROVISIONS

     (a) By reason of authorization contained in the Foreign Capital Investment Law (No. 1 of 1967) this Agreement shall be enforceable in accordance with its terms including any cases where the provisions of this Agreement may be at variance from time to time with foreign exchange, customs, taxation and other laws and regulations of the Republic of Indonesia.

     (b) Without in any way detracting from the Company’s responsibilities and obligations hereunder, the Company may engage subcontractors for the execution of such phases of its operations as the Company deems appropriate, consistent with good technical procedures and with good mining and commercial practice.

     (c) All shares in the capital stock of the Company may be freely sold, pledged or otherwise transferred by the owner thereof except that no such transfer may be made of shares owned directly or indirectly by The International Nickel Company of Canada, Limited (“Inco”) when such transfer shall have the effect of removing control of the Company from Inco without the written consent of the Government.

     (d) Each of the parties agrees to execute and deliver all such further instruments, and to do and perform all such further acts and things, as shall be necessary or convenient to carry out the provisions of this Agreement.

     (e) Notices and other communications given pursuant to the provisions of this Agreement shall, unless otherwise specifically provided be given by air mail, telegraph, cable, or messenger, with postage or transmission charges fully prepaid, to the parties, or addressed to the parties, respectively at the following addresses:

To	the Government in care of The Ministry of Mines of the Republic of Indonesia Djalan Menteng Raya 3 Djakarta, Indonesia

To	the Company at its principal office in Djakarta with a copy in care of The International Nickel Company of Canada, Limited P.O. Box 44 Toronto-Dominion Centre Toronto 1, Ontario, Canada

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Either party may change its address for the purposes of this Article by giving written notice thereof to the other party. Notices will be effective on date of receipt by the addressee. In addition to sending notices and other communications to the Company of the addresses specified above, the Government will, if so requested in writing by the Company, send copies of such notices and other communications to such addresses (not exceeding two in number) in Indonesia or elsewhere as may be specified by the Company in such request.

     (f) The Minister of Mines may take any action or give any consent on behalf of the Government and any instrumentality or subdivision thereof which may be necessary or convenient under or in connection with this Agreement for its better implementation and any action so taken or consent so given shall be binding upon the Government.

     (g) The article and paragraph headings appearing in this Agreement are not to be construed as interpretations of the text or provisions hereof, but are inserted only for convenience of reference.

     (h) The terms of this Agreement constitute the entire agreement between the parties hereto, and no previous communications, representations or agreements, either oral or written, between the parties hereto with respect to the subject matter hereof shall vary the terms of this Agreement.

     In witness whereof, the parties hereto have caused this Agreement to be duly executed as of the date appearing at the beginning of this Agreement.

THE REPUBLIC OF INDONESIA
By	/s/ Sumantri
Minister of Mines

P.T. INTERNATIONAL NICKEL INDONESIA
By	/s/ Henry S. Wingate
Managing Director

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ANNEX A

MINING AND OTHER RIGHTS

     (a) Specific Rights. Without limiting the generality of Paragraph (c) of Article 1 of this Agreement, the Company shall have exclusive rights

(i) To mine, process, store, transport and sell all nickel and nickel-containing mineralization in any form and all associated metallic and non-metallic minerals located in, on and beneath the surface of the Contract Area, except for hydrocarbons and radioactive minerals which shall remain subject to applicable laws and regulations;

(ii) To apply on a priority basis for the right to mine, process, store, transport and sell any and all other mineralization which the Company may encounter in the Contract Area in the course of its work under this Agreement, on terms to be agreed upon with the Government, except to the extent that valid and subsisting rights to such other mineralization, outstanding at the Date of the Invitation to Bid, are at the time held by others;

(iii) To enter the Contract Area for the purposes of this Agreement, to make drill holes, test pits and other excavations, and to take and remove, without royalty or other charge, samples for assays and for metallurgical, pilot plant and laboratory research purposes, including the bulk samples referred to in Annex B; and

(iv) To enter upon and take possession of and to occupy the areas (including portions of the air space and shore line and off shore areas) covered by the plans provided for below, with all rights and appurtenances thereunto belonging, and to conduct all operations of exploration, development, construction, mining, processing, storage and transportation as may be necessary or convenient to bring the Project into production and to continue production therefrom.

     (b) Construction. In carrying out its activities under this Agreement, the Company shall have the right to construct the Project Facilities described in Article 4 and such additional facilities as it deems necessary.

     (c) Plans. At any time and from time to time after the giving of the notice provided for in Paragraph (d) of Article 4, the Company may file with the Ministry of Mines a plan or plans, and may thereafter file additional or amended plans, covering

(i) the area or areas in which the Company shall have the right to construct facilities related to production, including the Commercial Plant;

(ii) all other areas in which the Company shall have the right to construct any other Project Facilities, and the location of all such rights in and over land (whether or not covered by coastal or other waters), including easements, rights of way, and rights to lay or pass on, over or under land any roads, railways, pipes, pipelines, sewers, drains, wires, lines or similar facilities, as may be necessary for the Project; and

26

(iii) all areas in which the Company shall have the right to construct such additional facilities as the Company deems necessary or convenient for the Project.

The Government shall thereupon promptly make arrangements, at the Government’s expense, for the Company to take possession of and occupy all such areas and such land covered by such plans (or such comparable areas as may be agreed between the Government and the Company) and to exercise the other rights specified above with respect to each such area. The use and occupancy of any areas covered by such plans shall not be subject to the payment by the Company of any landrentals or royalties other than those specified elsewhere in this Agreement, and shall be otherwise free of charge to the Company except as and to the extent hereinafter provided in this paragraph. The plans filed pursuant to this paragraph shall, to the extent practicable without the incurring by the Company of unreasonable expense, give descriptions in sufficient detail to permit precise identification of the designated areas. The Government shall arrange for any necessary resettlement of indigenous inhabitants whose resettlement from any part of the Contract Area is necessary and the Company shall pay reasonable compensation for any dwellings, private owned lands in cultivation or other permanent improvements in existence on any such part at the Date of Contract Approval which are taken or damaged by the Company in connection with its activities under this Agreement.

     (d) Materials and Use of Surface. The Company shall have the right to take and use from the Contract Area, subject to the payments provided for in Paragraph (e) of this Annex A but otherwise free from any royalty, tax or other charge, such timber, soil, stone, sand, gravel, lime, gypsum, sulphur, water and other products and materials as are necessary or convenient for the Project. The Company shall also have the right to clear away and remove such timber, overburden and other obstructions as may be necessary or desirable for the mining, construction of facilities and any other operations of the Project under this Agreement, provided only that the Company shall take into account rights granted by the Government prior to the Date of the Invitation to Bid, such as grazing, timber cutting and cultivation rights, and rights of way, by conducting its operations under this Agreement so as to interfere as little as possible with such rights. The Company may, at its own expense, also take and use any of such products and materials from other areas on the island of Sulawesi, subject to the rights of private parties and to the payment of such compensation as may be agreed between the Company and such private parties.

     (e) Royalties. To the extent the Company makes use of any of the materials from the Contract Area referred to in Paragraph (d) of this Annex (excluding water) in its own operations under this Agreement, or sells any of such materials to third parties, then the Company shall pay to the Government production royalties at the following rates:

Sulphur	$U.S. 0.002 per kg.
gravel, limestone, dolomite, clays	0.05 per metric ton
asphalt stone, coal, serpentine, quartz, perlite, cooline	0.10 " "
gypsum, flourspor	0.20 " "
graphite, ceramic feldspar, phosphate	0.25 " "
meranti timber	1.50 per cubic meter

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     The royalty rate for other materials shall be comparable in proportion to their respective sales value as the most similar material listed above. To the extent that the Company uses any of such materials for housing or for facilities available to the public, such as roads, bridges, community buildings, etc., then such use shall not be deemed to constitute a use in its own operations under this Paragraph and no royalty or other charge shall be due from the Company on account of such use.

     (f) Removal of Interference. The Government shall ensure that the Company will be free to exercise the several rights referred to in Paragraph (c) of Article 1 and in Paragraphs (a) through (e), above, of this Annex without interference from others operating under conflicting rights. To this end, immediately upon notice from the Company of any such interference, the Government at its expense will do all within its powers to remove such interference.

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ANNEX B

INVESTIGATION

     (a) The investigation of the Contract Area will include (i) a general survey in the field for the purpose of ascertaining the areas to be explored for nickel-bearing formations; (ii) exploration in the field for the purpose of locating nickel-bearing formations or verifying the location and the extent of known nickel-bearing formations; this work will include, among other things, drilling and pitting, taking of samples and establishing the grades and tonnages of nickel-bearing materials in such deposits; (iii) metallurgical and extractive research and development to select effective means for the treatment of nickel-bearing materials found in such deposits; (iv) field surveys and preliminary studies of locations and designs for operating facilities; (v) gathering of data with respect to potential power sources and other infrastructure planning, including fief surveys and discussions with private, public and international experts and bodies concerned with economic development; and (vi) other studies and investigations which the Company may require in order to determine its course for developing the deposits.

     (b) To implement the field work program the Company will establish a principal and secondary bases of operation. It is contemplated that the principal base camp may be located in the vicinity of Karebe or such other place as the Company may select and will require temporary living quarters, offices, and laboratories, a medical clinic, mess facilities, maintenance and repair shops, storage facilities for fuel and supplies, power generating equipment and an aircraft landing facility, as determined by the Company. For the preparation of samples, beneficiation tests and sample analysis, the base camp laboratories will be equipped with drying ovens, crushers, pulverizers, trammels, shaker screens, an atomic absorption unit and ancillary equipment. Other field camps with facilities to house personnel and to store, maintain and repair equipment may be established in the vicinities of Soroako and Larona or elsewhere. Transportation between base camps and to the working areas in the field will require opening or improvement of existing roads and bridges. To coordinate activities in the field, transportation and communication facilities will be established including radio communications and a docking facility to be located at Lampea or at such other place as the Company may select.

     (c) In connection with the field work program, the Company shall have the right to remove and export for noncommercial testing purposes one or more bulk samples of approximately 500 tons each of the mineralized material which may be mined from such place or places within the Contract Area as the Company may select.

     (d) The Company may lease or purchase existing structures, and shall be promptly granted all permits, licenses and other authorizations necessary to implement the field work program.

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ANNEX C

RULES FOR COMPUTATION OF CORPORATION TAX

     (a) Definitions. Unless the context otherwise indicates, for the purpose of computation of the corporation tax the following terms shall have the respective meanings specified below:

(i) “Year” means (A) the calendar year or part thereof after commencement of initial production during which the Company shall first become liable for corporation taxes as herein provided, (B) each subsequent full calendar year from January 1, to December 31, inclusive, during the term of this Agreement, and (C) the calendar year or part thereof in which this Agreement shall terminate.

(ii) “Products” means all ores, minerals, concentrates, and other products mined and produced for sale after deducting any quantities thereof which are lost, discarded, destroyed or consumed in mining, processing or transportation.

(iii) “Production Costs” means all costs which are incurred in producing Products up to and including the cost of placing Products on a transportation facility at completion of production. Production Costs shall include, but shall not be limited to, the following items:

(1) salaries and wages, and all costs of employee benefits including reasonable provision for termination benefits;

(2) materials, equipment, supplies and utilities;

(3) contract services on the basis of their cost to the Company;

(4) premiums for insurance on plant, machinery, equipment, stores, and supplies and all other investment and/or reasonable reserves for insurance to the extent that the Company determines that it should be a self-insurer;

(5) damages or losses not compensated for by insurance, self-insurance or otherwise;

(6) all reasonable payments by the Company paid to others, including affiliated companies for royalties for patents and technical Information and other fees for technical assistance;

(7) losses resulting from obsolescence and from the writedown of inventory in conformity with Generally Accepted Accounting Principles;

(8) equipment and other rentals;

(9) landrent and royalties paid pursuant to this Agreement.

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(iv) “Cost of Products Sold” in any Year means the Production Costs properly applicable to Products sold during such Year (determined in accordance with Generally Accepted Accounting Principles.)

(v) “Depreciation” in any Year means depreciation charges with respect to 100% of the cost of plant, buildings, machinery and equipment and of all other depreciable capital costs incurred by the Company computed in such a way that the aggregate of depreciation charges per Year does not exceed a rate of 12½% of the aggregate original cost. The Company shall be free to select for each Year the rate to be applied for such Year. The total accumulated depreciation shall not exceed 100% of the aggregate original cost.

(vi) “Amortization” in any Year means amortization charges with respect to all costs incurred prior to initial production including exploration, development, employee training costs, education grants, financing costs and expenses in connection with the obtaining of funds for the Project prior to commencement of initial production, items of cost of the kind described in Paragraph (b) of this Annex and which are incurred after the Date of Contract Approval and all other non-depreciable costs incurred prior to the commencement of initial production. Costs subject to amortization also include development and other costs incurred after the commencement of initial production which are of a capital nature and which are properly subject to being amortized in conformity with Generally Accepted Accounting Principles. Amortization shall be computed in such a way that the aggregate of amortization charges per Year does not exceed a rate of 12½% of the aggregate original cost. The Company shall be free to select for each Year the rate to be applied for such Year. The total accumulated amortization shall not exceed 100% of the aggregate original cost.

(vii) “Loading Costs” in any Year means all transportation and related costs properly applicable to Products sold during such Year, including but not limited to, those cost elements which are itemized under Production Costs in Clause (iii) of this Paragraph and which are incurred in handling, storing, loading and transporting Products after the Products have been placed on a transportation facility at completion of production and until they have been loaded an board oceangoing vessels.

(viii) “Selling, General and Administrative Expenses” in any Year means all selling, general and administrative expenses properly applicable to the Project during such Year (including, but not limited to, Loading Costs, commissions allowed to sales agents, dealers, brokers or affiliated companies, salaries, travel expenses, communication expenses, rents, dues and subscriptions, insurance, advertising, public relations, office expenses, costs incurred in connection with the keeping of records and the audits referred to in Article 12 and any other appropriate items of cost which have not been included in Clauses (iii) through (vi) of this Paragraph or deducted in determining Net Sales). Such costs shall include, subject to the limitations at the end of this Clause, interest paid or accrued on borrowed capital (including interest on capital borrowed from corporations affiliated with the Company), other financing costs, general overhead expenses, the cost of exploration within the areas covered by this Agreement incurred after commencement of initial production, and research and market development activities which are for the

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benefit of operations under this Agreement. Such costs shall also include those described in Paragraph (b) of this Annex which are properly applicable to the Project during such Year. The amount deductible in respect of loans from affiliated corporations shall not exceed the highest interest rate paid in respect of loans from unaffiliated lenders, or if there are none, such deduction shall not exceed the interest rate obtainable at the time of borrowing by a corporation of similar financial assets on like terms from commercial banks in Canada. The deduction for interest in any Year shall not exceed 70% of the weighted average of interest times the sum of the indebtedness and equity capital of the Company as of the end of such Year.

(ix) “Net Sales” in any Year means Products sold in such Year after deducting from gross sales the amount of return sales, damage and shortage claims allowed, discounts and price allowances granted. There shall also be deducted the amount of any freight, insurance, handling, storage or other costs incurred in delivering to customers Products after they have been loaded on board oceangoing vessels, and all other costs of any nature properly deductible from gross sales in determining net sales in accordance with Generally Accepted Accounting Principles.

(x) “Operating Costs” in any Year means the sum of the Cost of Products Sold, Depreciation, Amortization, and Selling, General and Administrative Expenses in such Year.

(xi) “Other Income” in any Year means revenue derived by the Company from other than the regular activities of its operations (principally dividends and interest from minor investments).

(xii) “Net Taxable Income” in any Year means the excess of Net Sales over Operating Costs plus Other Income in such Year less any deduction for Operating Losses in accordance with the next paragraph.

(xiii) “Operating Loss” in any Year means the excess of Operating Costs in such Year over Net Sales plus Other Income in such Year. In the event an Operating Loss is incurred in any Year commencing before the fifth anniversary of the commencement of initial production such Operating Loss shall become an “Indefinite Operating Loss Carryforward” and may be deducted from income accruing in any succeeding Year or Years. In the event an Operating Loss is incurred in any Year commencing on or after the fifth anniversary of the commencement of initial production such Operating Loss shall become a “Two Year Operating Loss Carryforward” and may be deducted from income accruing in the two Years next succeeding the Year in which such Operating Loss was incurred. In determining the Net Taxable Income for any Year there shall first be deducted any Two Year Operating Loss Carryforwards which arose in the two preceding years, the earliest such carryforward being the first deducted; then, if there be any income remaining, there shall be deducted, to the extent of such income, any Indefinite Operating Loss Carryforwards.

     (b) Additional Expenses. The following items shall also be included in Selling, General and Administrative Expenses of the Company:

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(i) Wages, salaries and other compensation, including employee benefits, of personnel employed or engaged by any of the Affiliates of the Company who are assigned to the Project on a temporary, part-time or permanent basis. “Employee benefits” include costs in respect of holidays, vacations, sickness, disability, termination, life insurance, pensions, thrift plans, incentive compensation and other employee benefits including reasonable provision for employee termination benefits.

(ii) Administrative overhead charges for selling, product research, market development and technical and other advisory services of personnel employed or engaged by any of the affiliates of the Company, who are not assigned to the Company but who render such services for the benefit of the Project. Such charges shall consist of the cost of such services, including wages, salaries and other compensation referred to above, and a reasonable amount for making such services available.

(iii) Travel expenses of the personnel referred to in the foregoing clauses (i) and (ii), including travel expenses to and from Indonesia and other countries. In the case of any of such personnel who are assigned to the Project, such travel expenses shall include their reasonable moving expenses and the reasonable travel expenses of their dependents in traveling to and from Indonesia and their country of residence.

(iv) Charges for laboratory and technical services rendered to the Company by any of its affiliated companies. Such charges shall consist of the cost of such services and a reasonable amount for making such services available.

(v) All costs to the Company for its education program provided for in Article 8 or otherwise to the extent such costs do not exceed 3% of Net Taxable Income computed before any deduction for such costs and before deduction of any Operating Loss Carryforwards. In the event costs are incurred by the Company with respect to such educational programs in excess of such 3%, such excess shall be available as a carryforward to succeeding Years when it may be combined with educational costs of such later Years, and included in the Selling, General and Administrative Expenses of such Years, subject to the 3% limitation set forth above.

(vi) Gifts, such as infrastructure facilities, made to the Republic of Indonesia or any subdivision thereof.

     (c) Other Taxes. The corporation taxes payable by the Company pursuant to this Annex shall be paid to the Ministry of Finance, or to any Government agency which is a successor in function thereto, as agent for the Government of Indonesia and shall be in lieu of all other taxes of the Republic of Indonesia, or any territory, province, municipality, authority, agency or instrumentality or subdivision thereof, now or hereafter imposed and, except as provided in Article 11, the Company shall be exempt from all such taxes, including, without limitation, payroll charges on the Company, import or export charges or duties except to the extent provided in Article 14, recordation, levies in kind, dockage or transfer fees, or any other charge, surcharge, fee or other imposition or exaction, now or hereafter levied or imposed by the Republic of Indonesia, or any territory, province, municipality, authority, agency or instrumentality thereof, or any other official or semi-official organization, whether national,

33

provincial, municipal or local in origin or nature, on the Project or on any facility or activity thereof, at any time during the term of this Agreement, it being understood that such exemption does not apply to (i) personal income taxes collected by the Company from employees; (ii) corporation tax collected from payments for services rendered in Indonesia to the Company by its subcontractors but only after the fifth anniversary of the commencement of initial production and then at a maximum rate of 1% of any such payment or at such other rate as may be mutually agreed between the Government and the Company; (iii) reasonable and generally applicable fees for services performed by the Government such as recording and filing fees and (iv) withholding taxes of general application on the payment of royalties to non-Indonesians for the use of patents in Indonesia. (By way of explanation of the extent of the application of this Paragraph, the Company will not be subject to any of the administrative provisions of any of the laws governing the imposition of such other taxes, charges and levies referred to in this Paragraph which are now in effect or which may hereafter be promulgated.)

     (d) Non-Residents. Persons, firms and corporations (including corporations affiliated with the Company) not being a resident of or having any permanent establishment in the Republic of Indonesia shall be exempt during the term of this Agreement from the corporation tax and all other taxes now or hereafter imposed on, or levied with respect to, or measured by, or otherwise related to, any amounts received by them from the Company, or otherwise derived by them from the Company, as interest, dividends, fees or other payments or distributions, including, without limitation, payments made in accordance with this Agreement; and the Company shall not be required to make any withholding for taxes in respect of such amounts except as provided in Paragraph (c) of this Annex. It is understood and agreed that the receipt from the Company of interest and dividends by persons, firms and corporations (including corporations affiliated with the Company) will not result in their being deemed to have a permanent establishment in the Republic of Indonesia. It is further understood and agreed that corporations affiliated with the Company will not have or be deemed to have a permanent establishment in the Republic of Indonesia solely by reason of performing services (and receiving payment therefor) for the Company, providing that such services are performed outside the Republic of Indonesia.

     (e) Payments. The corporation taxes payable by the Company pursuant to this Article shall be paid in United States dollars or in such other currencies as may be mutually acceptable to the Company and the Ministry of Finance or any Government agency which is a successor in function thereto. Such corporation taxes with respect to any Year shall become due and payable monthly on an estimated basis on the end of each calendar month for the preceding month of such Year. The balance of tax due (after reflecting such estimated payments) with respect to such Year shall become due and payable on March 31 on the next succeeding Year. Any excess estimated tax payments over the final liability as reflected in the records of the Company for such Year may be credited against subsequent monthly estimated tax payments in the order in which they become due and payable or may be the subject of a claim for refund as provided in the last sentence of this Paragraph (e). Tax payments made pursuant to this Paragraph (e) shall be paid in accordance with written instructions of said Ministry; provided, however, that unless other instructions are received by the Company at least 30 days prior to the due date of a tax payment, corporation tax payments then due and payable shall be paid to said Ministry, or any Government agency which is a successor in function thereto, at its principal office in Djakarta. The payment of the estimated tax for the first month in each Year shall be

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accompanied with a statement setting forth in reasonable detail the basis of the estimated payment. The final payment of corporation taxes with respect to each Year shall be accompanied by financial statements showing in reasonable detail the Company’s determination of the corporation taxes due for such Year. Such financial statements and such determination of corporation taxes shall be final and binding on the parties hereto after 5 years following the submission of such statements (or, if the Ministry of Finance shall have made an audit of such financial statements pursuant to Article 12, after 90 days following completion of such audit), unless and to the extent that the Ministry of Finance shall have theretofore delivered to the Company a statement setting forth written exception to such financial statements and such determinations of corporation taxes, together with all claims by the Ministry of Finance in respect of such exceptions. The failure by the Ministry of Finance to make such written exceptions and claims within the applicable period specified above shall establish the correctness of such financial statements and such determinations and shall preclude said Ministry from making any exceptions or claims in respect thereof. In the event that the Ministry of Finance shall make any such exceptions and claims, the parties hereto shall use their best efforts to settle any differences through negotiation. To the extent that any such differences are not settled through negotiation, the parties hereto may, in lieu of the procedures provided by Article 19, mutually agree to submit any accounting questions involved therein to a mutually acceptable firm of independent accountants of recognized international standing, on the understanding that, if so submitted, the determination by such firm shall be final and binding on the parties hereto. Unless the parties hereto shall otherwise mutually agree, the amount involved in any such claims shall become due and payable 90 days after the Company shall have received such written exceptions and claims (or, if such claims shall be submitted to a firm of independent accountants pursuant to the last preceding sentence or shall be referred for settlement by arbitration pursuant to Article 19, 90 days after the determination shall have been made by such firm or the decision shall have been made by the Centre or Board of Arbitration, as the case may be). The Company shall likewise have the right to claim a refund for corporation taxes paid with respect to a prior Year and shall have the right to pursue such claim in the manner and to the extent set forth in this Paragraph (e) with respect to claims made by the Ministry of Finance for additional corporation taxes due.

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ANNEX D

CORPORATE POWERS

     During the period of this Agreement, the powers of the Company shall include the power to do any of the following:

     1.   transact its affairs and keep its records in the English language;

     2.   have branches both in Indonesia and elsewhere;

     3.   from time to time, declare as its corporate purpose, any purposes which, although primarily the mining, production and marketing of nickel products, may extend to all other things which an Indonesian individual or corporation may lawfully do;

     4.   denominate and value the shares of its equity capital in United States dollars;

     5.   issue registered shares or bearer shares or both;

     6.   issue fractional shares; and permit fractional votes;

     7.   issue preferred and common shares of various classes and kinds, to any person or entity subject only to the other provisions of this Agreement;

     8.   issue bonds, notes or other obligations, secured or unsecured;

     9.   issue obligations convertible into shares and issue shares of one class or kind convertible into shares of any other class or kind;

     10. receive and hold foreign currency in payment for shares;

     11. after establishment, have as few as one stockholder as provided in Paragraph 22, below;

     12. count partially paid-up shares as subscribed shares;

     13. keep and maintain books and records in United States dollars;

     14. declare and pay dividends to shareholders in Indonesia or abroad in Canadian or United States dollars or other foreign currency;

     15. hold meetings of directors in Indonesia or abroad;

     16. elect, or appoint, as the case may be, non-Indonesians as Members of the Board of Directors, of a Managing Board or other supervisory bodies, and of any committees thereof as well as any of the principal officers of the Company;

     17. submit disputes to arbitration without approval of the shareholders;

     18. dispense with the necessity of creating reserves of any kind;

     19. provide indemnification to its directors for liabilities incurred by reason of their office as directors of the Company; and

     20. without limiting the foregoing, enjoy all other powers and freedoms normally enjoyed by an Indonesian corporation as the laws of Indonesia may from time to time permit.

     In addition:

     21. The Company will start on the day that its articles of incorporation are approved and legalized by the Government following due observance of the terms determined by the Government for the incorporation of a corporation. The Company is established for a period of 75 years with the understanding that only for the period of 30 years will the Foreign Capital

36

Investment law (No. 1 of 1967) be applicable unless the term of this Agreement is renewed, as provided in Article 22, in which case such law will continue to apply.

     22. The founders of the Company shall be The International Nickel Company of Canada, Limited (“Inco”) or an affiliate thereof, and, for the purpose of complying with the requirement of the Department of Justice that there be two founders, a non-Indonesian individual appointed by Inco who shall assign his interest to Inco or such affiliate immediately after the formation of the Company and the signing of this Agreement.

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[Translation of Presidential Notification]

PRESIDENT OF THE REPUBLIC OF INDONESIA

Djakarta, 24th July 1968.

No. : B.91/PRES/7/1968.

Character: Urgent

Enclosures:

Matter:	Agreement to the Draft Working Contract between the Department of Mining and P. T. International Nickel Indonesia

THE MINISTER FOR MINING,
Djakarta

_____________________

     With reference to the letter from the Minister for Mining No. 960/M.483/1968, dated 22nd July 1968, concerning the matter referred to above, we hereby inform you that we are able to endorse the Draft Working Contract between the Department of Mining and P.T. International Nickel Indonesia in the field of nickel mining, in the framework of executing the Foreign Investments Law.

     As to its further implementation, you are hereby instructed to act in the name of the Government in the signing of that Draft Working Contract.

     This letter is for the information of those concerned and for use as required.

PRESIDENT OF THE REPUBLIC OF INDONESIA
/s/ SOEHARTO
General, Indonesian National Army

COPIES SENT TO:

1. Head of the Foreign Investments Technical Team.

2. The archives.

_________________________

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P.T. INTERNATIONAL NICKEL INDONESIA

Djakarta, Indonesia

July 27, 1968

Prof. Dr. Ir Sumantri Brodjonegoro
Minister of Mines
Ministry of Mines
Djalan Menteng Raya 3
Djakarta

Dear Mr. Minister:

     In connection with the Contract of Work between the Republic of Indonesia and this Company, which has just been executed, we wish to confirm with you the following points:

     1. Wherever used in the Contract of Work, the phrase “Generally Accepted Accounting Principles” shall mean those principles of accounting generally accepted in the United States, especially as applied in the field of mining.

     2. In connection with the use of land by the Company for construction of facilities as provided in the Contract of Work, the Company will pay the usual surveying and registration fees charged by the land registration office.

     3. In acquiring titles to land outside the Contract Area, the Company will comply with existing laws and regulations of general application.

     If the foregoing expresses your understanding, would you please sign the copy of this letter provided for the purpose and return it to us, whereupon this shall constitute an agreement between the Republic of Indonesia and the undersigned Company as of the date set out above.

Sincerely yours, P.T. INTERNATIONAL NICKEL INDONESIA
/s/ HENRY S. WINGATE
Managing Director

Confirmed: THE REPUBLIC OF INDONESIA
/s/ SUMANTRI
Minister of Mines

MEMORANDUM OF UNDERSTANDING
(Relating to the Agreement on Modification and Extension of 1968 Contract of Work)

BETWEEN

THE GOVERNMENT OF THE
REPUBLIC OF INDONESIA

AND

P.T. INTERNATIONAL NICKEL INDONESIA

MEMORANDUM OF UNDERSTANDING

     THIS MEMORANDUM OF UNDERSTANDING, dated January 15th, 1996, between the Government of the Republic of Indonesia (the “Government”) and P.T. International Nickel Indonesia (“P.T. Inco” or the “Company”).

WITNESSES THAT:

     The Government and the Company have entered into an Agreement on Modification and Extension of the Contract of Work 1968 (the “Extension Agreement”) dated January 15, 1996 pursuant to which the Contract of Work dated July 27, 1968 between the Company and the Government (the “1968 COW”) has been extended.

     This Memorandum of Understanding has been entered into in order to address certain technical and transitional tax matters relating to the Extension Agreement and the 1968 COW.

     NOW THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set out to be performed and kept by the parties hereto, and intending to be legally bound hereby, it is stipulated and agreed among the parties hereto as follows:

1.	Rates of Income Tax

     From and after the Effective Date and prior to the Year commencing April 1, 2008, and in accordance with the terms of the 1968 COW, the Company shall pay income tax at the rates set forth below:

(a) In any Year in which the Company shall elect to utilize investment tax credits which shall then be available to it, at a rate of 45% reduced to a rate not lower than 22.5% by the application of such investment tax credits.

(b) In any Year in which the Company (i) shall elect not to utilize investment tax credits which shall then be available to it or (ii) shall have utilized all the investment tax credits available to it, at the rate of 30% or such lower rates as may be in effect from time to time during such period pursuant to Article 17 of Income Tax Law 1994, any amendments thereto, or under any legislation or regulation which may supersede or replace Income Tax law 1994.

2.	Withholding Tax on Interest Payments.

     With regard to Article 9(5)(b) of the Extension Agreement, payments of interest by the Company under the LTCB Credit Agreement to creditors of the Company who are neither residents of, nor have established permanent establishments in, Indonesia, will be treated as follows:

(a) Payments made from and after the Effective Date to and including March 31, 2008 under the LTCB Credit Agreement will continue to be exempt from withholding tax; and

(b) Payments made from and after the Effective Date to and including March 31, 2008 under any loan or credit agreement which succeeds, supersedes or refinances the LTCB Credit Agreement will be exempt from withholding tax to the extent that they relate to an amount of indebtedness under such subsequent loan or credit agreement equal to the principal amount of the LTCB Credit Agreement outstanding as of the date on which such subsequent loan or credit agreement becomes effective.

3.	Investment Tax Credits.

     With regard to the interpretation of Article 9(3) of the Extension Agreement, investment tax credits allowed in respect of investments made by the Company in assets placed in service prior to the Effective Date pursuant to the 1968 COW will be creditable in respect of any taxable Year commencing after the Effective Date to and including the Year ending March 31, 2008 up to 50% of the amount of corporate income tax payable before provision for such credit. If the amount of such credit in respect of any taxable Year exceeds such 50% limitation, then the excess may be carried forward as a credit in succeeding Years until such amount shall have been exhausted or until the Year ending March 31, 2008, whichever occurs first.

4.	Tax Returns For The Year 2008.

     With regard to the implementation of the definition of “Year” in Paragraph 1 of Annex “F” of the Extension Agreement, the Company will file two tax returns for calendar year 2008 as follows: (i) a return for the taxable year consisting of the three months from January 1, 2008 to March 31, 2008 and (ii) a return for the taxable year consisting of the nine months from April 1, 2008 to December 31, 2008. Each such return will be filed within ninety (90) days after the end of the applicable Year.

5.	Audits Of Company Tax Returns.

     Tax returns filed by the Company prior to April 1, 2008 shall be subject to the audit provisions of Article 12(b) of the 1968 COW. Tax returns filed on or after that date shall be subject to the audit provisions of Article 10(2) of the Extension Agreement.

6.	Definitions.

     Capitalized terms used in this Memorandum of Understanding shall have the definitions set forth in the Extension Agreement unless otherwise indicated in this Memorandum of Understanding.

     IN WITNESS WHEREOF the parties hereto have caused this Memorandum of Understanding to be duly executed on the date appearing at the beginning hereof.

FOR THE GOVERNMENT OF THE REPUBLIC OF INDONESIA
/s/ I.B. SUDJANA
I.B. Sudjana
Minister of Mines and Energy

P.T. INTERNATIONAL NICKEL INDONESIA
/s/ SCOTT M. HAND
Scott M. Hand
President Commissioner

/s/ RUMENGAN MUSU
Rumengan Musu
President Director